Exhibit 99.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 1, 2007, is entered into by and among:  (1) GENIUS PRODUCTS, LLC, a Delaware limited liability company (the “Borrower”); (2) each of the financial institutions party to this Agreement from time to time (each a “Lender” and collectively, the “Lenders”); (3) SOCIÉTÉ GÉNÉRALE (“Société Générale”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”); and (4) Société Générale as issuer of Letters of Credit (as defined below) under this Agreement (in such capacity, the “L/C Issuer”).  SG Americas Securities, LLC has been given the title of lead arranger and sole bookrunner in connection with this Agreement (in such capacity, the “Lead Arranger”) and Alliance & Leicester Commercial Finance plc has been given the title of managing lead arranger (in such capacity, the “Managing Lead Arranger”).

RECITALS

A.           The Borrower, the Administrative Agent, the Collateral Agent and the Lenders previously entered into that certain Credit Agreement dated as of August 10, 2007 (as it existed immediately prior to the Closing Date (as defined herein), the “Original Agreement”);

B.           The Borrower has requested the Lenders consent to an increase the Total Revolving Loan Commitment (as defined herein) and various other amendments to the Original Agreement;

C.           As a result of such request, the parties wish to amend and restate the Original Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree , effective as of the Closing Date, that this Agreement amends and restates the Original Agreement in its entirety as follows:

ARTICLE I.  INTERPRETATION.

1.01    Definitions.  Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“Account” shall mean an “account,” as such term is defined in Section 9-102(a)(2) of the UCC (or any other then applicable provision of the UCC).

“Account Debtor” shall mean any Person who is or may become obligated under, with respect to, or on account of an Account.

“Acquired Person” shall mean a Proposed Target that is the subject of a Permitted Acquisition after the Original Closing Date.

“Acquired Portion” shall have the meaning given to that term in Section 2.03(c)(v).

“Adjusted Borrowing Base Availability” shall mean, on each Monthly Release Date (and the Proposed Interim Release Date or any other date following such Monthly Release Date), an amount equal to:

(a)           the Borrowing Base Availability as of the end of the most recent calendar month prior to such Monthly Release Date (each a “BB Calculation Month”), minus

(b)           the amount of Cash allocated and applied to the Eligible Accounts (as contemplated by the Intercreditor Agreement) during the period beginning on the first day of the calendar month immediately following the applicable BB Calculation Month and ending on the day prior to such Monthly Release Date, plus

(c)           an amount equal to: (i) the amount of Genius Receivables that have arisen during the period beginning on the first day of the calendar month immediately following the applicable BB Calculation Month and ending on the day prior to such Monthly Release Date, minus (ii) an amount equal to the Return Reserve Percentage multiplied by the amount set forth in subsection (c)(i) above, multiplied by (iii) the Applicable Advance Rate (as of such Monthly Release Date or such Proposed Interim Release Date, as applicable) for Eligible Genius Receivables, multiplied by (iv) 90%, plus

(d)           an amount equal to: (i) the amount of Weinstein Receivables that have arisen during the period beginning on the first day of the calendar month immediately following the applicable BB Calculation Month and ending on the day prior to such Monthly Release Date, minus (ii) an amount equal to the Return Reserve Percentage multiplied by the amount set forth in subsection (d)(i) above, multiplied by (iii) the Applicable Advance Rate (as of such Monthly Release Date or such Proposed Interim Release Date, as applicable) for Eligible Weinstein Receivables, multiplied by (iv) 90%, minus

(e)           the amount of any Eligible Cash Amount that has been released from the Genius Control Account from and after the most recent Monthly Release Date.

“Administrative Agent” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.

“Administrative Agent’s Fee Letter” shall mean the letter agreement dated as of the Original Closing Date, between the Borrower and the Administrative Agent regarding certain fees payable by the Borrower to the Administrative Agent as expressly indicated therein.

“Affected Lender” shall have the meaning given to that term in Section 2.15.

“Affected L/C Issuer” shall have the meaning given to that term in Section 2.15.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, managers, joint venturers and partners; provided, however, that in no case shall the Administrative Agent, the Collateral Agent or any Lender be deemed to be an Affiliate of any Loan Party for purposes of this Agreement.  For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Credit Agreement.

“Agreement Currency” shall have the meaning given to that term in Section 8.18.

“Allocation Certificate” shall have the meaning given to that term in Section 5.01(a)(v).

“Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Governmental Rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

“Applicable Advance Rate”  shall mean (1) with respect to the Eligible Library Value, 0%, (2) with respect to the Eligible Weinstein Receivables, 0% and (3) with respect to Eligible Genius Receivables, 80%, in each case, subject to (i) reduction as set forth in Section 2.17 and (ii) increase upon the unanimous written approval of the Lenders in their sole discretion pursuant to Section 8.04(a).

“Applicable Concentration Percentage” shall mean (a) in the case of Wal-Mart, the percentage set forth below in the column headed “Wal-Mart Concentration Limit” and (b) in the case of each other Account Debtor, the percentage set forth in the column headed “General Concentration Limit”, in each case, based on the ratings set forth below and determined from time to time as set forth herein:

S&P’s Short Term Debt Rating for such Account Debtor	S&P’s Long Term Debt Implied Rating for such Account Debtor	Wal-Mart Concentration Limit	General Concentration Limit
A-1+	> AA-	55.0%	38.0%
A-1	> A- < AA-	45.0%	33.0%
A-2	> BBB < AA-	33.0%	28.0%
A-3	BBB-	18.0%	18.0%
< A-3 or unrated	< BBB- or unrated	7.0%	7.0%

If S&P’s short term debt rating for an Account Debtor and S&P’s long term debt implied rating for such Account Debtor are in different rows in the chart above, then the level applicable to the lower rating shall apply.

For the period from the Original Closing Date to the date immediately prior to the Closing Date, the ratings above for each Account Debtor (and therefore the Applicable Concentration Percentage for such Account Debtor) shall be determined as set forth in the Original Agreement.  As of the Closing Date, the ratings above for each Account Debtor (and therefore the Applicable Concentration Percentage for such Account Debtor) shall be determined from a certificate delivered by the Borrower on the Closing Date.  Thereafter, the ratings above for each Account Debtor (and therefore the Applicable Concentration Percentage for such Account Debtor) shall be determined from the information provided by the Borrower pursuant to Section 5.01(a)(iv)(A) (or, if the Borrower fails to provide such information, as determined by the Administrative Agent (if requested by the Required Lenders)).  Any change in the Applicable Concentration Percentage shall become effective on the Business Day after the Administrative Agent receives (or obtains) such information.

“Applicable Creditor” shall have the meaning given to that term in Section 8.18.

“Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans, its Domestic Lending Office, and (b) in the case of its LIBOR Loans, its Euro-Dollar Lending Office.

“Applicable Margin” shall mean, with respect to each Loan (and with respect to the calculation of Letter of Credit fees pursuant to Section 2.02(i)), the per annum margin which is determined pursuant to the Pricing Grid.  The Applicable Margin shall be determined as provided in the Pricing Grid and may change as set forth in the definition of Pricing Grid.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).

“Assignment” shall have the meaning given to that term in Section 8.05(c).

“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).

“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.

“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).

“Base Rate” shall mean, on any day, the greater of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate for such day plus one-half percent (0.50%).

“Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (i) of Section 2.01(c).

“BB Calculation Month” shall have meaning given to that term in the definition of Adjusted Borrowing Base Availability.

“Borrower” shall have the meaning given to such terms in clause (1) of the introductory paragraph hereof.

“Borrowing Base Availability” shall mean, as of any date, based on a review of the then applicable Borrowing Base Certificate, the most recent Library Value Report and other documents and information the Administrative Agent may reasonably request or be in possession of from time to time, an amount equal to the sum of, without duplication, the following: (1) the Eligible Library Value on such date multiplied by the Applicable Advance Rate on such date, plus (2) the Eligible Weinstein Receivables on such date multiplied by the Applicable Advance Rate on such date, plus (3) the Eligible Genius Receivables on such date multiplied by the Applicable Advance Rate on such date, plus (4) the Eligible Cash Amount on such date.

“Borrowing Base Certificate” shall have the meaning given to that term in Section 5.01(a)(iv).

“Borrowing Base Percentage” shall mean, as of each date of determination, an amount (expressed as a percentage) equal to (a) the sum of (i) the Eligible Genius Receivables on such date, (ii) the Eligible Weinstein Receivables on such date, which amount shall be deemed to be $0 if the Applicable Advance Rate with respect to Eligible Weinstein Receivables is not greater than 0% on such date and (iii) the Eligible Library Value on such date, which amount shall be deemed to be $0 if the Applicable Advance Rate with respect to the Eligible Library Value is not greater than 0% on such date divided by (b) the sum of (i) the aggregate amount of Revolving Loans outstanding on such date and (ii) the aggregate amount of L/C Obligations outstanding on such date.

“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in New York, New York or London, England and (b) if such Business Day is related to a LIBOR Loan, dealings in Dollar deposits are carried out in the London interbank market.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.11(d).

“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person’s balance sheet.

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent or the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the Obligations, cash or deposit account balances in an amount equal to the L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term shall have a corresponding meaning.

“Cash Collection Ratio” shall mean, as of the last day of each calendar quarter, the percentage equal to the ratio of (a) Cash Collections for such fiscal quarter to (b) the lesser of (i) the Borrowing Base Availability as at the first day of such fiscal quarter and (ii) the Total Revolving Loan Commitment as at the first day of such fiscal quarter.

“Cash Collections” shall mean, with respect to any period, the amount of immediately available funds attributable to payments on the Weinstein Receivables and the Genius Receivables allocated and deposited into the Genius Control Account from the Central Lockbox Account pursuant to the Intercreditor Agreement during such period.

“Cash Equivalents” shall mean:

(a)           Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b)           Certificates of deposit maturing within one year from the date of acquisition thereof issued by, or normal business bank accounts with, a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;

(c)           Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof; provided such commercial paper is rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;

(d)           Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations; and

(e)           Shares of any money market, mutual or similar fund that has all or at least 90% of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above.

“Central Lockbox Account” shall mean the “Central Lockbox Account” as defined in the Intercreditor Agreement.

“Change of Control” shall mean the occurrence of any one or more of the following:

(a)           (i) The Weinstein Company shall cease to beneficially own and control, directly or indirectly, at least 50.1% of the Equity Securities of the Borrower or (ii) The Weinstein Company’s level of representation on an actual or percentage basis on the board of directors of the Borrower or any other governing body of the Borrower as of the Original Closing Date is reduced below 28%; or

(b)           (i) GPI shall cease to beneficially own and control, directly or indirectly, at least 30% of the Equity Securities of the Borrower, (ii) GPI shall cease to be the managing member of the Borrower or (iii) Trevor Drinkwater or Stephen Bannon (or any successor of Trevor Drinkwater or Stephen Bannon satisfactory to the Administrative Agent in its sole discretion) shall cease to be a member of the board of directors of the Borrower; or

(c)           Harvey Weinstein or Robert Weinstein shall cease to be employed by The Weinstein Company; or

(d)           An acquisition of ownership, directly or indirectly, beneficially or of record, in a transaction or series of transactions of Equity Securities in GPI representing more than 35% of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding Equity Securities in GPI, whether pursuant to a merger, consolidation, reorganization (including the Bankruptcy Code of the United States of America), issuances by GPI of Equity Securities or otherwise, by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended); or

(e)           A sale, assignment, transfer, contribution or other disposition, directly or indirectly, of all or substantially all of the property, business or assets of GPI to any Person or group of Persons; or

(f)           A confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code of the United States of America, any out-of-pocket recapitalization or reorganization transaction or exchange offer, in any case in which more than 35% of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding Equity Securities in GPI is issued to a Person or group of Persons in exchange for all or a significant portion of GPI’s outstanding debt or other securities, or a deed in lieu of a foreclosure or any other remedy or right at law or contract by which 35% or more of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in GPI or substantially all of GPI’s assets is/are surrendered, assigned or otherwise transferred to any Person or group of Persons; or

(g)           The dissolution or liquidation of GPI; or

(h)           The Borrower shall cease to (i) beneficially own and control, directly or indirectly, one hundred percent (100%) of the Equity Securities of a Subsidiary of the Borrower or (ii) control the board of directors of such Subsidiary or any other governing body of such Subsidiary.

For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Change of Law” shall have the meaning given to that term in Section 2.11(b).

“Closing Date” shall mean the time and Business Day on which all conditions precedent in Section 3.01 have been satisfied or waived.

“Collateral” shall mean all property in which the Collateral Agent, the Administrative Agent or any Lender has a Lien to secure the Obligations or the Guaranty.

“Collateral Agent” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.

“Collateral Audit” shall mean an audit, review and inspection of all or a part of the collateral of the Borrower and the Guarantors in form and substance reasonably satisfactory to the Administrative Agent, conducted by Ernst & Young, KPMG or another similarly qualified third-party auditor reasonably satisfactory to the Administrative Agent and, if required by the Administrative Agent from time to time, directly engaged by the Administrative Agent to perform such audit, review and inspection, the scope of which is satisfactory to the Administrative Agent and in any event includes a review and confirmation that: (1) the Eligible Account criteria have been applied correctly in determining the Adjusted Borrowing Base Availability and the Borrowing Base Availability in connection with the delivery of Borrowing Base Certificates pursuant to Section 5.01(a)(iv) and Compliance Certificates pursuant to Section 5.01(a)(iii) or such times as provided in this Agreement; (2) all Accounts of the Borrower and the Guarantors that are identified as Eligible Accounts satisfy all applicable criteria for Eligible Accounts; and (3) the Accounts the Borrower represents as existing and owned by the Borrower or a Guarantor do in fact exist and are in fact owned by the Borrower or such Guarantor.

“Commercial Letter of Credit” shall mean any documentary letter of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Commitment Fee” shall have the meaning given to that term in Section 2.04(b).

“Communications” shall have the meaning set forth in Section 8.01(b).

“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii).

“Confidential Information” shall mean information delivered to any Lender or the Administrative Agent by or on behalf of any Loan Party pursuant to the Credit Documents that is proprietary in nature and that is clearly marked or labeled as being confidential information of such Loan Party; provided; however, that such term does not include information that (a) was publicly known or otherwise known to the receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf, (c) otherwise becomes known to the receiving party other than through disclosure by any Loan Party or (d) constitutes financial statements delivered to the Lenders and the Administrative Agent under Section 5.01(a) that are otherwise publicly available.

“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or joint venture, (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person.  The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iv) of this definition be marked to market on a current basis.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Control Agreement” shall mean a control agreement or blocked account agreement among the Borrower or a Guarantor, a depository bank or securities intermediary, as the case may be, and the Collateral Agent, substantially in the form of Exhibit J or in such other form as shall be reasonably acceptable to the Administrative Agent and the Collateral Agent.

“Credit Documents” shall mean and include this Agreement, the Notes, the Guaranty, the Security Documents, each Letter of Credit Application, each Notice of Loan Borrowing, each Notice of Interest Period Selection, each Notice of Conversion, all Lender Rate Contracts, the Perfection Certificate, the Intercreditor Agreement, the Administrative Agent’s Fee Letter, all other documents, instruments and agreements delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant to Section 3.01 and all other documents, instruments and agreements delivered by any Loan Party to the Administrative Agent, the Collateral Agent or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement, including, without limitation, any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time.

“Credit Event” shall mean the making of any Loan; or the making of an L/C Credit Extension.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Decreasing Lender” shall have the meaning given to that term in Section 2.03(c)(v).

“Default” shall mean any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall have the meaning given to that term in Section 2.07(c).

“Defaulting Lender” shall mean a Lender that (a) has failed to fund its portion of any Revolving Loan Borrowing or any participations in Letters of Credit required to be funded by it under this Agreement and has continued in such failure for three Business Days after written notice from the Administrative Agent, (b) has otherwise failed to pay over to the Administrative Agent, the Collateral Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding.

“Designated Person” shall mean any Person who (i) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (ii) (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (iii)(X) is an agency of the government of a country, (Y) an organization controlled by a country, or (Z) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

“Distributions” shall mean the declaration or (without duplication) payment of any distributions or dividends (in cash, property or obligations) on, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any membership interests or shares of any class of Equity Securities of any Loan Party or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom membership” or “phantom stock” payments, where the amount is calculated with reference to the fair market or equity value of any Loan Party), but excluding distributions or dividends payable solely in membership interests or shares of common stock of any Loan Party.

“Dollars” and “$” shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.

“Dollar Equivalent” shall mean, as of any date of determination, (a) as to any amount denominated in Dollars, such amount on such date, and (b) as to any relevant amount denominated in a currency other than Dollars, the amount of Dollars which could be purchased with the amount of such alternate currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 a.m. (New York time) on the date two Business Days prior to the date of any determination therefor for purchase on such date.

“Domestic Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.03(c) or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable documentation executed pursuant to those Sections, as applicable) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Base Rate Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans will thereafter be made.

“Domestic Subsidiary” shall mean each direct or indirect Subsidiary of GPI or the Borrower which is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Due Inquiry” shall mean any and all inquiry, investigation and analysis which a prudent Person would commercially reasonably undertake and complete with diligence with the intent of coming to as complete an understanding as reasonably possible of material facts or circumstances, and shall include, but shall not be limited to, a review of relevant records in such Person’s possession and inquiry of appropriate employees, officers and directors.

“Effective Amount” shall mean (i) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” shall mean (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (b) a Person that is (i) a commercial finance company, commercial finance lender, commercial bank, savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (iii) a Person that is primarily engaged in the business of commercial banking or commercial lending and that is (x) a Subsidiary of a Lender, (y) a Subsidiary of a Person of which a Lender is a Subsidiary, or (z) a Person of which a Lender is a Subsidiary or (iv) any other Person that is primarily engaged in the business of commercial banking or commercial lending that is acceptable to the Borrower and the Administrative Agent in each of their sole discretion; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party or any Affiliate of a Loan Party.

“Eligible Accounts” shall mean, as of any date of determination, those Accounts owed to the Borrower or any Guarantor that (1) arise out of the Borrower’s or such Guarantor’s sale of goods or rendition of services, (2) are created by the Borrower or such Guarantor in the ordinary course of business, (3) comply with each and all of the representations and warranties with respect to Accounts made by the Borrower and the Guarantors to the Administrative Agent, the Collateral Agent or the Lenders in this Agreement and in the other Credit Documents and (4) are contractually obligated to be paid pursuant to a binding agreement to the Borrower or such Guarantor and which are reasonably expected by the Borrower or such Guarantor to be paid and collected from the relevant obligor (and in any event net of actual returns in excess of applicable return reserves).  Eligible Accounts shall not include:

(a)           Any Account that is payable more than 90 days after shipment of the underlying goods or the rendition of the underlying service under standard terms or 120 days after shipment of the underlying goods or the rendition of the underlying service under extended promotional terms;

(b)           Any Account that has not been paid 90 days after the invoice due date for such Account (exclusive of amounts that are being disputed or contested in good faith);

(c)           Any Account with respect to an Account Debtor if more than 10% of the total outstanding amounts of such Account Debtor have not been paid within 90 days after the invoice due date of each Account of such Account Debtor (exclusive of amounts that are being disputed or contested in good faith);

(d)           Any Account with respect to an Account Debtor if (i) such Account Debtor has one or more Accounts that is between 61 and 90 days past the due date on the applicable invoice (exclusive of amounts that are being disputed or contested in good faith) and (ii) such past-due Account or Accounts, if characterized as an Eligible Account or Eligible Accounts, would comprise more than 10% of all Eligible Accounts of all Account Debtors as of the date of the determination thereof, but only to the extent of such Eligible Accounts comprising more than 10% of all Eligible Accounts of all Account Debtors as of the date of the determination thereof;

(e)           That portion of an Account or the Accounts from an Account Debtor which represents the amount by which the Borrower’s and the Guarantor’s total Accounts from such Account Debtor (other than any Account for which no portion thereof has an Applicable Advance Rate applicable to it that is greater than zero) exceed such Account Debtor’s Applicable Concentration Percentage of the Borrower’s and the Guarantor’s total Eligible Accounts; The amount of any Account attributable to Borrower’s or the applicable Guarantor’s Return Reserve;

(f)           Any Account which is to be paid in a currency other than Dollars or Canadian Dollars (Accounts denominated in Canadian Dollars shall be calculated as set forth in Section 1.12(b));

(g)           Any Account with respect to which goods are placed on consignment, guaranteed sale, sale or return (other than VMI Accounts), sale on approval, or bill and hold, are C.O.D. or subject to conditional sale contracts, or other terms by reason of which the payment by the Account Debtor may be conditional (including any Account which, in the reasonable discretion of the Administrative Agent, is subject to material conditions precedent to payment other than the passage of time);

(h)           Any Account for which there is a bona fide request for a credit, adjustment, compromise, offset, counterclaim, dispute or liability; provided, however, that only the portion subject to such bona fide request shall be excluded from such Accounts, provided, however, further that upon resolution of such request, adjustment, compromise, offset, counterclaim, dispute or liability, the amount, if any, determined to be owed to Borrower or the applicable Guarantor shall again be included as an Eligible Account to the extent such Account otherwise satisfies the requirements of this definition;

(i)           Any Account with respect to any item of product (e.g. an item of inventory with its own unique SKU number) for which the Borrower or the applicable Guarantor cannot warrant sufficient title to the underlying rights or has sold or otherwise disposed of the underlying rights; provided, that all Accounts accruing prior to such sale or disposition that are excluded from the assets sold, shall be included;

(j)           Any Account in which the Collateral Agent (for the benefit of itself, the Administrative Agent and the Lenders) does not have a first priority perfected security interest under the UCC and applicable copyright law (where appropriate); provided, however, that Accounts with respect to the Weinstein Receivables shall be excluded under this clause (k) only if (i) the Collateral Agent (for the benefit of itself, the Administrative Agent and the Lenders) does not have at least a second priority perfected security interest or (ii) the Administrative Agent has not received a waiver of set-off agreement from The Weinstein Company, LLC in form and substance satisfactory to the Administrative Agent or any such agreement is not in full force and effect;

(k)           Any Account with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor or the services giving rise to such Account have not been performed by the Borrower or the applicable Guarantor or accepted by such Account Debtor, any Account that represents progress payments or other advance billings that are due prior to the completion of performance by the Borrower or the applicable Guarantor of the subject contract for goods and services or any Account that otherwise does not represent a final sale by the Borrower or the applicable Guarantor; Any Account with respect to the Weinstein Receivables, except if (i) the Borrower has obtained and delivered to the Administrative Agent a waiver of set-off agreement from The Weinstein Company, LLC in form and substance satisfactory to the Administrative Agent with respect to an Account and such agreement is in full force and effect, those amounts from such Account representing the Borrower’s or the applicable Guarantor’s interests in its distribution fee, reimbursable manufacturing costs, reimbursable distribution expenses and reimbursable marketing expenses under the Weinstein Distribution Agreement and (ii) such amounts are required to be transferred from the Central Lockbox Account to the Genius Control Account pursuant to the Intercreditor Agreement;

(l)           Any Account with respect to an Account Debtor that is an Affiliate of the Borrower or any other Loan Party (other than The Weinstein Company);

(m)           Any Account with respect to an Account Debtor that is not located in the United States of America or Canada, unless the Account is supported by a letter of credit or other form of guaranty or security, in any case, in form and substance reasonably satisfactory to the Administrative Agent;

(n)           Any Account with respect to an Account Debtor that is the United States of America or any department, agency or instrumentality thereof or any state, city or municipality of the United States of America;

(o)           Any Account from an Account Debtor with respect to which the Borrower or any other Loan Party is or may become liable to such Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower or any other Loan Party;

(p)           Any Account with respect to an Account Debtor that is subject to any insolvency or bankruptcy proceeding, or that becomes insolvent, fails or shuts down a material portion of its business;

(q)           The amount of any Account that represents a chargeback, finance charges, collection costs or accrued advertising; or

(r)           Any Account the collection of which the Borrower does not reasonably expect to be repaid.

“Eligible Cash Amount” shall mean, as of any date of determination, the Dollar amount of funds actually in the Genius Control Account that are properly designated as an “Eligible Cash Amount” as of such date pursuant to Section 2.05(a)(i)(B) or Section 2.05(b)(i)(B)(1)(II) (as applicable).

“Eligible Genius Receivables” shall mean, as of any date of determination, that portion of Genius Receivables that are Eligible Accounts.

“Eligible Library Value” shall mean, as of any date of determination, that portion of the Library Value on such date for which the Borrower or a Guarantor is (i) the copyright owner or (ii) a licensee under an Inbound Distribution Agreement to the extent the terms of the Inbound Distribution Agreement transfer an interest in the asset licensed under the Inbound Distribution Agreement to the Borrower or a Guarantor for a period of time that is reasonably satisfactory to the Administrative Agent that survives or is assumable in bankruptcy, in each case, to the extent the Administrative Agent  receives a legal opinion from time to time in form and substance reasonably satisfactory to it from legal counsel to the Borrower and Guarantors (acceptable to the Administrative Agent) confirming the foregoing criteria has been satisfied.

“Eligible Weinstein Receivables” shall mean, as of any date of determination, that portion of the Weinstein Receivables that are Eligible Accounts.

“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and consultants’ fees, that are incurred at any time (a) as a result of the existence of any Hazardous Material upon, about or beneath any real property owned by the Loan Parties or migrating or threatening to migrate to or from any such real property, (b) arising from any investigation, proceeding or remediation of any location at which the Loan Parties or any predecessors are alleged to have directly or indirectly disposed of Hazardous Materials or (c) arising in any manner whatsoever out of any violation of Environmental Laws by any Loan Party or with respect to any real property owned or used by any Loan Party.

“Environmental Laws” shall mean the Clean Air Act, 42 U.S.C. Section 7401 etseq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 etseq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 etseq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 etseq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 etseq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 etseq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 etseq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f etseq.; and all other Governmental Rules relating to the preservation or protection of human health and safety and the environment, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, land, surface water, groundwater, or any other water, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person that is treated as a single employer with any Loan Party under Sections 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of the provisions relating to Section 412 of the IRC).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.03(c) or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable documentation executed pursuant to those Sections, as applicable) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans will thereafter be made.

“Event of Default” shall have the meaning given to that term in Section 6.01.

“Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.02(b)(iii).

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Société Générale on such day on such transactions as reasonably determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income and cash flows (and, in the case of financial statements in respect of a fiscal year, statements of retained earnings, or stockholders’ equity or members’ equity or partners’ capital) of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audited financial statements and, in each case, corresponding figures from the comparable budgeted and projected figures for such period, all prepared in reasonable detail and in accordance with GAAP.

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Loan Party or any ERISA Affiliate which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.

“Foreign Guarantor Subsidiary” shall mean each Foreign Subsidiary that is not a Foreign Non-Guarantor Subsidiary.

“Foreign Non-Guarantor Subsidiary” shall mean a Foreign Subsidiary that the Borrower reasonably anticipates in good faith would have material earnings and profits which would not be taxable under Subpart F of the Internal Revenue Code absent being party to the Guaranty and the Borrower has provided a certificate concerning such determination to the Administrative Agent.  The Borrower shall provide a certificate confirming such determination to the Administrative Agent upon request from the Administrative Agent from time to time.

“Foreign Subsidiary” shall mean each direct or indirect Subsidiary of the Borrower or a Guarantor which is organized in a jurisdiction other than the United States of America or any state thereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

“Genius Control Account” shall mean an account controlled by the Collateral Agent pursuant to a blocked account agreement or other agreement reasonably satisfactory to the Collateral Agent and the Administrative Agent into which funds are deposited from time to time (including funds from the Central Lockbox Account in the manner set forth in the Intercreditor Agreement).

“Genius Receivables” shall mean, as of any date of determination, the Accounts of the Borrower or any Guarantor arising from sales and other dispositions of merchandise that are not governed by the Weinstein Distribution Agreement.

“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority (including any tax authority) or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory, tax or administrative functions of or pertaining to government, including, without limitation, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority.

“GPI” shall mean Genius Products, Inc., a Delaware corporation.

“Guarantor” shall mean GPI and each now existing or hereafter acquired or created direct or indirect Domestic Subsidiary and Foreign Guarantor Subsidiary which becomes a party to the Guaranty.

“Guaranty” shall mean the Guaranty Agreement, dated as of the Original Closing Date, executed by GPI and each direct or indirect Domestic Subsidiary and Foreign Guarantor Subsidiary party thereto.

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.

“Honor Date” shall have the meaning given to that term in Section 2.02(c)(i).

“ICC” shall have the meaning given to that term in Section 2.02(h).

“Impairment Proceeds” shall mean any amount paid to any Loan Party under any insurance policy set forth in Section 5.01(d) or as a result of any casualty, condemnation or taking with respect to any inventory of the Loan Parties or the Collateral the proceeds of which are not required to be applied to the “Weinstein Secured Obligations” under and as defined in the Intercreditor Agreement prior to the Obligations.

“Inbound Distribution Agreement” shall mean any binding agreement between a Loan Party and another Person (other than a Loan Party) that grants such Loan Party a right to distribute or market the merchandise of such other Person.

“Increase Effective Date” shall have the meaning given to that term in Section 2.03(c)(iv).

“Increasing Lenders” shall have the meaning given to that term in Section 2.03(c)(i).

“Indebtedness” of any Person shall mean, without duplication:

(a)           All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

(b)           All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), except for trade accounts payable; provided that (i) such trade accounts payable arise in the ordinary course of business and (ii) no material part of any such account is more than sixty (60) days past due;

(c)           All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement are limited solely to repossession or sale of such property);

(d)           All obligations of such Person as lessee under or with respect to Capital Leases;

(e)           All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments; All obligations of such Person, contingent or otherwise, under or with respect to Rate Contracts on a marked to market basis;

(f)           All Unfunded Pension Liabilities of such Person;

(g)           All obligations of such Person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise;

(h)           All obligations of such Person with respect to off-balance sheet liabilities, including synthetic leases;

(i)           All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (i) above and all other Contingent Obligations of such Person; and

(j)           All obligations of other Persons of the types described in clauses (a) - (j) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations, but only to the extent of the fair market value of such property;

provided, however, that Indebtedness shall not include agreements to make advance payments permitted by Section 5.02(q) or agreements to make payments in respect of Qualified Co-Productions permitted by Section 5.02(e)(viii).

“Indemnitees” shall have the meaning given to that term in Section 8.03.

“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement, dated as of the Original Closing Date, among the Borrower, each Guarantor party thereto and the Collateral Agent.

“Intercreditor Agreement” shall mean the Allocation of Accounts Receivable and Intercreditor Agreement, dated as of the Original Closing Date, executed by and among the Administrative Agent, the Collateral Agent, the Borrower and The Weinstein Company, as may be amended from time to time.

“Interest Period” shall mean, with respect to any LIBOR Loan, the time periods selected by the Borrower pursuant to Section 2.01(b) or Section 2.01(d) which commences on the first day of such Loan or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(e) that commences on the last day of the immediately preceding time period and ends on the last day of that time period.

“Interim Prepayment Amount” shall have the meaning given to that term in Section 2.05(b)(i)(B)(1)(II).

“Interim Release of Funds Certificate” shall have the meaning given to that term in Section 2.05(b)(i)(B)(1).

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person and any Guaranty Obligations of such Person with respect to obligations of such other Person and any indebtedness of such Person of the type described in clause (k) of the definition of “Indebtedness” on behalf of any other Person; provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person (other than the Borrower or any Subsidiary) that are current assets and arose from sales of inventory or services in the ordinary course of such Person’s business, or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.

“IRC” shall mean the Internal Revenue Code of 1986.

“Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership or other entity (other than a Subsidiary) in which a Loan Party and one or more other Persons who are not Loan Parties have ownership interests.  “Joint Venture” shall include any direct or indirect Subsidiary of GPI or the Borrower which Subsidiary is not wholly owned, either directly or indirectly, by GPI or the Borrower.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Revolving Proportionate Share.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” shall have the meaning given to that term in clause (4) of the introductory paragraph hereof.

“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lead Arranger” shall have the meaning given to that term in the introductory paragraph hereof.

“Lender” and “Lenders” shall have the meaning given to such terms in clause (2) of the introductory paragraph hereof and includes the L/C Issuer (unless the context otherwise requires).

“Lender Rate Contract(s)” shall mean one or more Rate Contracts with respect to the Indebtedness evidenced by this Agreement between the Borrower and one or more of the Lenders (or an Affiliate of a Lender, whether or not such Lender subsequently ceases to be a “Lender” hereunder for any reason), on terms acceptable to the Borrower and that Lender or Lenders (or Affiliate(s)).  Each Lender Rate Contract shall be a Credit Document and shall be secured by the Liens created by the Security Documents to the extent set forth in Section 2.14(a).

“Letter of Credit” shall mean any letter of credit issued hereunder.  A Letter of Credit may be a Commercial Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Application” shall mean an application and agreement (including any master letter of credit agreement) for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” shall mean the day that is twenty-five days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” shall mean, as of any date of determination, an amount equal to 50% of the Total Revolving Loan Commitment as in effect on such date.  The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

“LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (ii) of Section 2.01(c).

“LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the rate per annum appearing on the Reuters Screen LIBOR01 Page (or other display screen as may replace Reuters Screen LIBOR01 Page, or any successor publication) on the second Business Day prior to the first day of such Interest Period at or about 11:00 a.m. (London time) (or as soon thereafter as practicable) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans in effect from time to time.  If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s reasonable discretion (in each case, rounded upward if necessary to the nearest 1/16 of one percent), (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 10:00 a.m. (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Administrative Agent as part of such Revolving Loan Borrowing.  The LIBOR Rate shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the Reserve Requirement.

“Library Value” shall mean, as of any date of determination, an amount equal to (i) the value as determined by a third party appraiser acceptable to the Administrative Agent (The Salter Group being deemed acceptable) of the intellectual property library owned by the Borrower and the Guarantors and set forth in the most recent Library Value Report prepared by such third party appraiser and received by the Administrative Agent, based on discounted cash flow criteria and taking into account royalty payments in respect of such intellectual property, plus (ii) on the occurrence of an acquisition that does not result in a Material Library Value Event, the amount set forth in the second proviso of Section 5.01(a)(viii)minus (iii) the value attributable to any assets previously included in the calculation of Library Value that are sold or otherwise disposed of.

“Library Value Report” shall mean a third-party appraisal setting forth the applicable Library Value as of a recent date in form and substance reasonably acceptable to the Administrative Agent.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction.

“Loan” shall mean a Revolving Loan.

“Loan Account” shall have the meaning given to that term in Section 2.08(a).

“Loan Parties” shall mean, collectively, GPI, the Borrower and each now existing or hereafter acquired or created direct or indirect Subsidiary of the Borrower or any Guarantor.

“Managing Lead Arranger” shall have the meaning given to that term in the introductory paragraph hereof.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Effect” shall mean any event or circumstance that has or could have a material adverse effect on (a) the assets, liabilities, condition (financial or otherwise), prospects, businesses or operations of the Borrower individually or the Loan Parties (taken as a whole); (b) the ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents or the ability of the Guarantors, collectively, to pay or perform any portion of their obligations in accordance with the terms of the Guaranty; (c) the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement; (d) the value of the Collateral, the Administrative Agent’s, the Collateral Agent’s or any Lender’s security interest in the Collateral or the perfection or priority of such security interests; or (e) the validity or enforceability of any of the Credit Documents.

“Material Documents” shall mean the Weinstein Distribution Agreement, the articles of incorporation, certificate of incorporation, certificate of organization, limited liability company agreement, by-laws and other organizational documents of the Loan Parties.

“Material Library Value Event” shall mean (a) an acquisition made by the Borrower which (i) the Borrower reasonably believes increases the Library Value by an amount that is greater than or equal to 50% and (ii) increases the Library Value by an amount that is greater than or equal to $10,000,000, as determined by an appraisal from an independent third party in connection with such acquisition, (b) a sale or other disposition of the collateral underlying the Library Value which decreases Library Value by an amount that is greater than or equal to 25% or (c) an increase to the Applicable Advance Rate with respect to the Eligible Library Value by an amount that is greater than or equal to 20% (such as, for example, the Applicable Advance Rate with respect to the Eligible Library Value increasing from 0% to 20% or from 20% to 40%).

“Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” shall mean June 30, 2010; provided that if prior to six months before June 30, 2010 the Borrower provides the Administrative Agent with written evidence that the term of the Weinstein Distribution Agreement expires on or after March 31, 2011 in form and substance satisfactory to the Administrative Agent, then the “Maturity Date” shall be automatically extended to September 30, 2010.  The Administrative Agent shall notify the Borrower and the Lenders in writing if the “Maturity Date” is extended pursuant to the proviso in this definition.

“Monthly Prepayment Amount” shall have the meaning given to that term in Section 2.05(a)(i)(B).

“Monthly Release Date” shall mean the earlier of (a) during any period beginning on the first day of each calendar month and ending on the fourteenth day of such calendar month, the date the Borrower delivers a Borrowing Base Certificate required to be delivered during such month pursuant to Section 5.01(a)(iv)(A) and (b) the fifteenth day of each calendar month after the Closing Date.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by a Loan Party or any ERISA Affiliate.

“Negative Pledge” shall mean a Contractual Obligation which contains a covenant binding on GPI, the Borrower or any of their respective Subsidiaries that prohibits Liens on any of its Property, otherthan (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Permitted Lien which affects only the Property that is the subject of such Permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations or any guaranty thereof.

“Net Proceeds” shall mean:

(a)           With respect to any sale or other disposition of any asset or property by any Person, the aggregate consideration received by such Person from such sale or other disposition (including any termination, transfer, assignment or other fee payable to such Person) less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person; and

(b)           With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate consideration received by such Person from such issuance or incurrence less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person; and

(c)           With respect to any issuance of Equity Securities by any Person, the aggregate consideration received by such Person from such issuance less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance that are to be paid by such Person.

“New Lender” shall have the meaning given to that term in Section 2.03(c)(ii).

“Non-Consenting Lender” shall have the meaning given to that term in Section 8.04.

“Nonrenewal Notice Date” shall have the meaning given to that term in Section 2.02(b)(iii).

“Note” shall mean a Revolving Loan Note.

“Notice” shall have the meaning set forth in Section 8.01(b).

“Notice of Conversion” shall have the meaning given to that term in Section 2.01(d).

“Notice of Interest Period Selection” shall have the meaning given to that term in Section 2.01(e)(ii).

“Notice of Loan Borrowing” shall have the meaning given to that term in Section 2.01(b).

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Borrower to the Administrative Agent, the Collateral Agent or any Lender (or in the case of any Lender Rate Contract, any Affiliate of a Lender, as applicable) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder.

“OIBDA” shall mean operating income, as determined in accordance with GAAP, of the Borrower and those Subsidiaries of the Borrower that are Guarantors on a consolidated basis plus the following to the extent deducted in the calculation of operating income: (a) the amount of amortization of intangible assets (other than the amount of such amortization attributable to any film or content) of the Borrower and those Subsidiaries of the Borrower that are Guarantors and (b) the amount of depreciation of fixed assets (other than the amount of such depreciation attributable to any film or content) of the Borrower and those Subsidiaries of the Borrower that are Guarantors.

“Operating Account” shall mean a deposit account of the Borrower or any other Loan Party other than the Central Lockbox Account, the Genius Control Account or the Weinstein Control Account.

“Original Agreement” shall have the meaning given to that term in Recital A.

“Original Closing Date” shall mean August 10, 2007.

“Other Taxes” shall have the meaning given to such term in Section 2.12(b).

“Outbound Distribution Agreement” shall mean any binding agreement between a Loan Party and another Person (other than a Loan Party) that grants such Person a right to distribute and/or market the merchandise of such Loan Party.

“Participant” shall have the meaning given to that term in Section 8.05(b).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan and a Foreign Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute.

“Percentage of Loans Outstanding” shall mean, as of each date of determination, the amount (expressed as a percentage) equal to (a) the sum of (i) the aggregate amount of Loans outstanding on such date and (ii) the aggregate amount of L/C Obligations outstanding on such date, divided by (b) the lesser of (i) the Adjusted Borrowing Base Availability on such date and (ii) the Total Revolving Loan Commitment on such date.

“Perfection Certificate” shall mean a Perfection Certificate in substantially the form of Exhibit K, appropriately completed and duly executed by the Borrower and the Guarantors.

“Permitted Acquisition” shall mean any acquisition permitted under Section 5.02(d)(iii).

“Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).

“Permitted Liens” shall have the meaning given to that term in Section 5.02(b).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

“Platform” shall have the meaning set forth in Section 8.01(b).

“Pledged Intercompany Notes” shall mean original demand promissory notes in favor of one or more of the Borrower or the Guarantors evidencing intercompany advances pledged to the Collateral Agent pursuant to the Security Agreement or any other Security Document.

“Pricing Grid” shall mean,

Pricing Grid
Tier	Percentage of Loans Outstanding	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	> 67%	3.00%	2.00%
2	> 33% < 67%	2.75%	1.75%
3	< 33%	2.50%	1.50%

For the avoidance of doubt, all accrued but unpaid interest outstanding prior to the Closing Date shall be priced according to the Pricing Grid as in effect prior to the Closing Date.

Any increase or decrease in the Applicable Margin resulting from a change in the Percentage of Loans Outstanding shall become effective as of the Business Day following the delivery of a Borrowing Base Certificate pursuant to Sections 5.01(a)(iv)(A); provided, however, that, as of the Closing Date, the Applicable Margin shall be set at Tier 1 until adjusted as a result of the next delivery of a Borrowing Base Certificate pursuant to Sections 5.01(a)(iv)(A)provided, further, that if no Borrowing Base Certificate is delivered when due in accordance with such Section 5.01(a)(iv)(A), then Tier 1 shall apply as of the date of the failure to deliver such Borrowing Base Certificate until such date as the Borrower delivers a Borrowing Base Certificate in form and substance reasonably acceptable to the Administrative Agent and thereafter the Applicable Margin shall be based on the Percentage of Loans Outstanding indicated on such Borrowing Base Certificate until such time as the Applicable Margin is further adjusted as set forth in this definition.  If the Percentage of Loans Outstanding reported in a Borrowing Base Certificate shall be determined to have been incorrectly reported and if correctly reported would have resulted in a higher Applicable Margin, then at the Administrative Agent’s election the Applicable Margin shall be retroactively adjusted to reflect the higher rate that would have been applicable had the Percentage of Loans Outstanding been correctly reported in such Borrowing Base Certificate.

“Prime Rate” shall mean the per annum rate of interest most recently announced within Société Générale at its principal office in New York City as its Prime Rate, with the understanding that Société Générale’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Société Générale may designate.  Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which such change in the Prime Rate occurs.

“Proceeds/Judgment Currency” shall have the meaning given to that term in Section 8.18.

“Proposed Change” shall have the meaning given to that term in Section 8.04.

“Proposed Interim Release Date” shall mean the last Business Day of each calendar month occurring (a) after the Closing Date and (b) 45 days before the Maturity Date.

“Proposed Target” shall have the meaning given to that term in Section 5.02(d).

“Qualified Co-Production” shall mean an Investment (i) whereby the Borrower or a Guarantor owns or co-owns the copyright or (ii) with a licensor in a co-production pursuant to an Inbound Distribution Agreement whereby the Inbound Distribution Agreement (a) provides for an exclusive grant to the Borrower or a Guarantor (“Licensee”) of certain distribution rights in the licensed content, (b) has a term ending at least seven (7) years after complete delivery of the licensed content, (c) provides language to the effect that in the event that the Licensee fails to make a payment when due and payable under such Inbound Distribution Agreement, the licensor will either (1) waive any right to terminate the grant of the licensed content and the other rights related thereto or (2) have the right to terminate the grant of the licensed content and the other rights related thereto only if the licensor first reimburses the Licensee for the Licensee’s unrecouped Investment in such co-production and (d) provides language to the effect that if a circumstance described under Section 6.01(f) or (g) as to the Licensee shall have occurred, the licensor will be deemed to have granted consent to the assumption by the Licensee as debtor-in-possession and to an assignment by the Licensee as debtor-in-possession to the Collateral Agent and will not unreasonably withhold or deny consent to an assignment to the Collateral Agent’s designee of the Inbound Distribution Agreement as may be required by Section 365(c)(1) of the Bankruptcy Code of the United States of America.  For purposes of Section 5.02, all payments under an Inbound Distribution Agreement in the nature of advances shall be considered advance payments governed by Section 5.02(q); provided, that (A) if the above criteria have been satisfied and (B) if the Borrower delivers written notice to the Administrative Agent stating (i) that the above criteria have been satisfied and (ii) that the Borrower wishes to consider such payment an Investment relating to co-productions governed by Section 5.02(e)(viii) (rather than an advance payment governed by Section 5.02(q)), then such payment shall be governed by Section 5.02(e)(viii) (rather than Section 5.02(q)).

“Rate Contract” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Register” shall have the meaning given to that term in Section 8.05(d).

“Reduction Notice” shall have the meaning given to that term in Section 2.03(a).

“Replacement Lender” shall have the meaning given to that term in Section 2.15.
“Replacement L/C Issuer” shall have the meaning given to that term in Section 2.15.

“Reportable Event” shall have the meaning given to that term in Title IV of ERISA and applicable regulations thereunder.

“Required Lenders” shall mean, at any time, the Lenders whose Revolving Proportionate Shares then exceed fifty percent (50%) of the total Revolving Proportionate Shares of all Lenders; provided that at any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders”, and “Required Lenders” shall mean at such time non-Defaulting Lenders having total Revolving Proportionate Shares exceeding fifty percent (50%) of the total Revolving Proportionate Shares of all non-Defaulting Lenders; provided that, in no event shall Required Lenders consist of fewer than two non-Defaulting Lenders at any time at which there shall be at least two non-Defaulting Lenders party to this Agreement.

“Requirement of Law” applicable to any Person shall mean (a) the articles or certificate of incorporation, certificate of organization, limited liability company agreement, by-laws or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision, award, decree, writ or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System.  As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Responsible Officer” shall mean, with respect to a Loan Party, the chief executive officer, president, chief financial officer, vice president or treasurer of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of a Loan Party (or any Person reasonably believed by the Administrative Agent or the Collateral Agent (as applicable) to be a Responsible Officer of a Loan Party) shall be conclusively presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Loan Party and such Responsible Officer (or such Person reasonably believed by the Administrative Agent or the Collateral Agent (as applicable) to be a Responsible Officer) shall be conclusively presumed to have acted on behalf of such Loan Party.

“Return Reserve” shall mean, on each Monthly Release Date (and the Proposed Interim Release Date following such Monthly Release Date), an amount equal to (a) all Accounts arising from the sale of goods and the provision of services by the Borrower and the other Loan Parties that are unpaid as of the end of the most recent calendar month prior to such Monthly Release Date multiplied by (b) the Return Reserve Percentage.

“Return Reserve Percentage” shall mean a percentage equal to the greater of (i) the reserve percentage established by the Borrower and applied to Accounts in determining the allowance for returns and doubtful accounts set forth on the Borrower’s most recent quarterly financial statements that have been reviewed or audited by the Borrower’s independent accountants (which shall be set at (A) 31% for the Closing Date and (B) shall be updated as soon as is practicable thereafter) and (ii) 20%; provided, however, if the Borrower has not entered into a distribution agreement with either Ditan Distribution LLC, Delaware limited liability company, or an alternative replication and fulfillment company reasonably acceptable to the Administrative Agent on or before January 31, 2008, then from and after February 1, 2008 until such time as the Borrower enters into such a distribution agreement the Return Reserve Percentage shall be increased by an additional 3% from its otherwise applicable level.

“Revolving Loan” shall have the meaning given to that term in Section 2.01(a).

“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Lenders to the Borrower on the same date and of the same Type pursuant to a single Notice of Loan Borrowing for Revolving Loans.

“Revolving Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Revolving Loan Commitment” opposite such Lender’s name on Part A of Schedule I, or, if changed in accordance with this Agreement, such Dollar amount as may be set forth for such Lender in the Register.

“Revolving Loan Note” shall have the meaning given to that term in Section 2.08(b).

“Revolving Proportionate Share” shall mean:

(a)           With respect to any Lender so long as the Revolving Loan Commitments are in effect, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Loan Commitment at such time to (ii) the Total Revolving Loan Commitment at such time; and

(b)           With respect to any Lender at any other time, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Lender’s Revolving Loans and (B) such Lender’s pro rata share of the Effective Amount of all L/C Obligations to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and (B) the Effective Amount of all L/C Obligations.

The initial Revolving Proportionate Share of each Lender is set forth under the caption “Revolving Proportionate Share” opposite such Lender’s name on Schedule I.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” shall mean that certain Security Agreement, dated as of the Original Closing Date, among the Borrower, each Guarantor party thereto and the Collateral Agent.

“Security Documents” shall mean and include the Security Agreement, the Intellectual Property Security Agreement, each Control Agreements, each pledge agreement or security agreement delivered in accordance with Section 5.01(i), any deed of trust or mortgage and all other instruments, agreements, certificates, opinions and documents (including UCC financing statements and fixture filings) delivered to the Administrative Agent, the Collateral Agent or any Lender in connection with any Collateral or to secure the Obligations or the obligation of a Guarantor under the Credit Documents.

“Société Générale” shall mean have the meaning given to that term in clause (3) of the introductory paragraph hereof.

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.

“Standby Letter of Credit” shall mean any of the standby letters of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Stub Amount” shall have the meaning given to that term in Section 2.06(c)(ii).

“Subordinated Obligations” shall mean, as of any date of determination (without duplication), any Indebtedness of the Borrower, GPI or any of their respective Subsidiaries on that date which has been subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Required Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may reasonably require.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interests having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis.  Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of a Loan Party.

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Taxes” shall have the meaning given to such term in Section 2.12(a).

“Termination Value” shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.

“The Weinstein Company” shall mean The Weinstein Company LLC, a Delaware limited liability company.

“Total Revolving Loan Commitment” shall mean, at any time, Fifty Million Dollars ($50,000,000) or, if such amount is reduced pursuant to Section 2.03(a) or (b), the amount to which so reduced and in effect at such time, or, if such amount is increased pursuant to Section 2.03(c), the amount to which so increased and in effect at such time.

“Type” shall mean, with respect to any Loan or borrowing at any time, the classification of such Loan or borrowing by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York, provided, however, in the event that, by reason of mandatory provisions of applicable Governmental Rules, any or all of the attachment, perfection, priority or remedies of the Collateral Agent’s, the Administrative Agent’s or any Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.

“Unreimbursed Amount” has the meaning set forth in Section 2.02(c)(i).

“Unrestricted Cash Liquidity Amount” shall mean an amount equal to the Dollar amount of the Borrower’s unrestricted, unencumbered (except for liens or encumbrances in favor of the Collateral Agent under the Security Documents and liens permitted by Section 5.02(b)(xiii)) cash in the Borrower’s Operating Accounts (including, for the avoidance of doubt, amounts released from the Genius Control Account and the Weinstein Control Account that are held in the Borrower’s Operating Accounts, but excluding, for the avoidance of doubt, any amounts in the Central Lockbox Account, the Genius Control Account and the Weinstein Control Account).

“Unused Revolving Commitment” shall mean, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time.

“VMI Account” shall mean, as of any date of determination, an Account owing from an Account Debtor of the Borrower or a Guarantor arising from the sale of inventory on a “sale or return” basis to such Account Debtor under the Borrower’s “vendor managed inventory” program so long as (i) such sale was originated from an order placed by such Account Debtor or by the Borrower in good faith on behalf of such Account Debtor under the authority provided to the Borrower by such Account Debtor under the Borrower’s “vendor managed inventory” program and (ii) the Borrower has in good faith established an adequate return reserve in respect of such VMI Account, which has been included in the calculation of “Return Reserve” as defined in this Agreement; provided that Accounts otherwise described above in this definition shall not be VMI Accounts to the extent the inventory giving rise to such Accounts is inventory that is more than 6 months old (i.e. six months has past since the initial retail release date for the movie or other content embodied in such inventory) (“Library Product”) and such Library Product comprises more than 10% of all inventory giving rise to Accounts that would otherwise qualify as VMI Accounts as of the date of the determination thereof.

“Weinstein Control Account” shall mean an account controlled by The Weinstein Company into which the Weinstein Receivables are deposited from the Central Lockbox Account in the manner set forth in the Intercreditor Agreement.

“Weinstein Distribution Agreement” shall mean that certain Distribution Agreement dated as of July 17, 2006, by and between the Borrower (formerly known as The Weinstein Company Funding LLC), and The Weinstein Company LLC, a Delaware limited liability company.

“Weinstein Receivables” shall mean, as of any date of determination, the aggregate amount of Accounts of the Borrower or any Guarantor arising from sales and other dispositions of merchandise governed by the Weinstein Distribution Agreement.

1.02.      GAAP.  Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, applied in a consistent manner with the principles used in the preparation of the Financial Statements used in Section 4.01(i).  If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, other than changes in GAAP that require items to be included in the definition of Indebtedness that were not so required before such change, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Loan Parties’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

1.03.    Headings.  The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04.    Plural Terms.  All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05.     Time.  All references in this Agreement and each of the other Credit Documents to a time of day shall mean New York, New York time, unless otherwise indicated.

1.06.     Governing Law.  Unless otherwise expressly provided in any Credit Document, this Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules other than Section 5-1401 of the General Obligations Law of the State of New York.  The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

1.07.    Construction.  This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent, the Collateral Agent and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender, the Administrative Agent or the Collateral Agent.

1.08.    Entire Agreement.  This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders, the Administrative Agent and the Collateral Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof including, except to the extent expressly set forth therein, the engagement letter, dated as of June 12, 2007, between the Borrower and the Administrative Agent.

1.09.    Calculation of Interest and Fees.  All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan bears interest based upon the Prime Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.

1.10.        References.

(a)           References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b)           References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments hereto or thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby or thereby.

(c)           References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d)           References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

(e)           References in this Agreement to a “fiscal quarter” or a “fiscal year” shall mean a “calendar quarter” or a “calendar year,” respectively.

1.11.         Other Interpretive Provisions.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be.  The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive.  In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

1.12.         Currency Conversion.

(a)           With respect to any funds or other amounts (other than Accounts) that are denominated in Canadian Dollars or any other currency other than Dollars, the amount of such funds or other amounts shall be the Dollar Equivalent thereof for purposes of any calculation under this Agreement or any other Credit Document (including the calculation of Cash Collection Ratio and the amount of funds in the Genius Control Account). With respect to any Accounts that are denominated in Canadian Dollars (or any other currency other than Dollars), the amount of such funds to be included in the Borrowing Base Availability, the Adjusted Borrowing Base Availability or other amounts shall be an amount equal to the Dollars that can be purchased with the amount of Canadian Dollars (or such other currency) of such Account at a rate equal to (i) the rate shown on the Bloomberg FXC screen (or any replacement Bloomberg screen or successor information service) on the date of the calculation at which US Dollars can be purchased with Canadian Dollars (or such other currency)multiplied by (ii) 95%.

1.13.         Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.14.         Knowledge.  All references to “knowledge” shall mean the actual, present knowledge of a Responsible Officer with respect to the Loan Parties after Due Inquiry.

1.15.          Closing Date.  Any reference to the “Closing Date” in any Credit Documents executed, delivered and effective prior to the date hereof that are not being amended and restated as of the date hereof (including the Administrative Agent’s Fee Letter, Security Agreement and the Guaranty) shall be deemed to be references to the Original Closing Date as defined in this Agreement and the Borrower confirms and agrees that such Credit Documents remain in full force and effect and are hereby ratified and confirmed by the Borrower.

1.16.          Original Agreement.  The parties hereto agree that the Original Agreement remains in full force and effect until the conditions precedent in Section 3.01 have been satisfied and the Closing Date has occurred.

ARTICLE II.  CREDIT FACILITIES.

2.01.         Loan Facilities.

(a)           Revolving Loan Availability.  On the terms and subject to the conditions of this Agreement, each Lender severally agrees to advance to the Borrower from time to time during the period beginning on the Original Closing Date up to, but not including the Maturity Date such loans in Dollars as the Borrower may request under this Section 2.01(a) (individually, a “Revolving Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Lender at any time outstanding and (B) such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations at any time outstanding shall not exceed such Lender’s Revolving Loan Commitment at such time and (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations at any time outstanding shall not exceed the lesser of (1) the Total Revolving Loan Commitment at such time and (2) the Adjusted Borrowing Base Availability at such time.  All Revolving Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Revolving Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Lender equal to such Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing.  Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans until the Maturity Date.

(b)           Notice of Loan Borrowing.  The Borrower shall request each Revolving Loan Borrowing (1) by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Notice of Loan Borrowing”), duly executed by a Responsible Officer of the Borrower and appropriately completed or (2) by notifying the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Loan Borrowing for such Revolving Loan Borrowing, which may be delivered by facsimile, in either case, which specifies, among other things:

(i)           The principal amount of the requested Revolving Loan Borrowing, which shall be in the amount of (A) $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of a Revolving Loan Borrowing consisting of Base Rate Loans; or (B) $3,000,000 or an integral multiple of $500,000 in excess thereof in the case of a Revolving Loan Borrowing consisting of LIBOR Loans;

(ii)           Whether the requested Revolving Loan Borrowing is to consist of Base Rate Loans or LIBOR Loans;

(iii)           If the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(e); and

(iv)           The date of the requested Revolving Loan Borrowing, which shall be a Business Day.

The Borrower shall give each Notice of Loan Borrowing for Revolving Loans to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of LIBOR Loans and not later than 11:00 a.m. at least one (1) Business Day before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans.  Each Notice of Loan Borrowing shall be delivered by first-class mail or facsimile to the Administrative Agent at the office or facsimile number and during the hours specified in Section 8.01; provided, however, that the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Loan Borrowing initially delivered by facsimile.  The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Loan Borrowing for Revolving Loans and of the amount and Type of (and, if applicable, the Interest Period for) the Revolving Loan to be made by such Lender as part of the requested Revolving Loan Borrowing.  Notwithstanding the foregoing, the Notice of Loan Borrowing with respect to Revolving Loan Borrowings made as Base Rate Loans on the Closing Date may be delivered at the closing without regard to the notice requirements set forth above.

(c)    Interest Rates.  The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until paid in full, at one of the following rates per annum:

(i)           During such periods as such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii)           During such periods as such Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.

All Revolving Loans in each Revolving Loan Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates.  The number of Revolving Loan Borrowings consisting of LIBOR Loans shall not exceed eight (8) in the aggregate at any time.

(d)           Conversion of Revolving Loans.  Subject to Section 2.13, the Borrower may convert any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type; provided, however, that any conversion of a Base Rate Loan into a LIBOR Loan shall be in the amount of $3,000,000 or an integral multiple of $500,000 in excess thereof and any conversion of a LIBOR Loan into a Base Rate Loan shall be in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof; provided, further, that no Base Rate Loan may be converted into a LIBOR Loan after the occurrence and during the continuance of an Event of Default and provided, further, that any conversion of a LIBOR Loan on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.13.  The Borrower shall request such a conversion by delivering to the Administrative Agent an irrevocable written notice to the Administrative Agent substantially in the form of Exhibit B (a “Notice of Conversion”), duly executed by a Responsible Officer of the Borrower and appropriately completed (or shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Conversion, which may be delivered by facsimile), which specifies, among other things:

(i)           The Revolving Loan Borrowing which is to be converted, as applicable;

(ii)           The Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted;

(iii)           If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans, the initial Interest Period selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(e); and

(iv)           The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Conversion to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested conversion of a Base Rate Loan into a LIBOR Loan or vice versa.  Each Notice of Conversion shall be delivered by first-class mail or facsimile to the Administrative Agent at the office or to the facsimile number and during the hours specified in Section 8.01; provided, however, that the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Conversion initially delivered by facsimile.  The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion relating to Revolving Loans.

(e)           LIBOR Loan Interest Periods.

(i)           The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of LIBOR Loans shall be one (1), two (2), three (3), or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) no Interest Period shall end after the Maturity Date; and (D) no LIBOR Loan shall be made or continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default.

(ii)           The Borrower shall notify the Administrative Agent by an irrevocable written notice substantially in the form of Exhibit C (a “Notice of Interest Period Selection”), duly executed by a Responsible Officer of the Borrower and appropriately completed (or shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Interest Period Selection, which may be delivered by facsimile), not later than 11:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans; provided, however, that no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default.  Each Notice of Interest Period Selection shall be given by first-class mail or facsimile to the office or the facsimile number and during the hours specified in Section 8.01; provided, however, that the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Interest Period Selection initially delivered by facsimile.  If (A) the Borrower shall fail to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans in accordance with this Section 2.01(e) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan, such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) on the last day of the current Interest Period therefor.  The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Interest Period Selection for the Revolving Loans.

(f)    Scheduled Payments.

(iii)           Interest – All Loans.  The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan in arrears (i) in the case of a Base Rate Loan, on the last Business Day of each fiscal quarter, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period); and (iii) in the case of all Loans, at maturity.  All interest that is not paid when due shall be due on demand.

(iv)           Scheduled Principal Payments - Revolving Loans.  The Borrower shall repay the principal amount of the Revolving Loans on the Maturity Date.  The Borrower shall also make the mandatory prepayments required by Section 2.06(c).

2.02.         Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)           On the terms and subject to the conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Original Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower in support of the obligations of the Borrower or any other Loan Party, and to amend or renew  Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower in support of the obligations of the Borrower or any other Loan Party; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Effective Amount of all Revolving Loans and L/C Obligations would exceed the lesser of (1) the Total Revolving Loan Commitment at such time and (2) the Adjusted Borrowing Base Availability at such time, (y) the aggregate Effective Amount of the Revolving Loans of any Lender, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations would exceed such Lender’ Revolving Loan Commitment, or (z) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Each Letter of Credit shall be in a form acceptable to the L/C Issuer.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer reasonably and in good faith deems material to it;

(B)           subject to Section 2.02(b)(iii), (1) in the case of any Standby Letter of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal or (2) in the case of any Commercial Letter of Credit, the expiry date of such requested Letter of Credit would occur more than 180 days after the date of issuance or last renewal, in either case unless the Required Lenders have approved such expiry date;

(C)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the L/C Issuer and all the Lenders have approved such expiry date;

(D)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer or the terms and conditions of the applicable Letter of Credit Application; or

(E)           such Letter of Credit is in a face amount less than $25,000, in the case of a Commercial Letter of Credit, or $100,000, in the case of any other type of Letter of Credit, or denominated in a currency other than Dollars.

(iii)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the account party thereunder, and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Proportionate Share times the amount of such Letter of Credit.  The Administrative Agent shall promptly notify each Lender upon the issuance of a Letter of Credit.

(iii)           If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied.  Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)           Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing; provided, however, that in the case of Commercial Letters of Credit, subsequent notification by routine methods shall be deemed sufficient notice.  Not later than 11:00 a.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date of payment, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, which may be effected through the debiting of one or more deposit accounts maintained with the Administrative Agent.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Revolving Proportionate Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Revolving Loan Commitment, Adjusted Borrowing Base Availability and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Loan Borrowing for Revolving Loans).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Proportionate Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Revolving Loans upon the occurrence and during the continuance of an Event of Default.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.

(iv)           Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Proportionate Share of such amount shall be solely for the account of the L/C Issuer.  For the avoidance of doubt, interest shall accrue beginning on the Honor Date for any such draw under a Letter of Credit.

(v)           Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)           If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)           At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Revolving Proportionate Share thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Revolving Loan Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the other Credit Documents under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Credit Documents;

(iii)                      the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iv)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v)           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will notify the L/C Issuer within ten (10) Business Days of such delivery or the honoring of a draft that Borrower believes was a non-conforming draft, as applicable.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  The Borrower and each of the Lenders agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the L/C Issuer’s gross negligence or willful misconduct or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn or (iii) if the L/C Obligations exceed the Letter of Credit Sublimit, the Borrower shall immediately Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations (or, in the case of clause (iii), the amount by which the L/C Obligations exceed the Letter of Credit Sublimit).  The Borrower hereby grants the Collateral Agent and the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” as security for the Obligations.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Société Générale or other institutions satisfactory to it which accounts, in any case, are the subject of control agreements pursuant to which the Collateral Agent (or if the Borrower and the Administrative Agent so agree, the Administrative Agent) has “control” as such term is used in the UCC, sufficient to perfect a security interest in such cash collateral.  The Lien held by the Collateral Agent and/or the Administrative Agent in such cash collateral to secure the Obligations shall be released upon the satisfaction of each of the following conditions: (a) no Letters of Credit shall be outstanding, (b) all L/C Obligations shall have been repaid in full and (c) no Default or Event of Default (or event or circumstance described in Section 2.06(d)) shall have occurred and be continuing.

(h)           Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(i)           Letter of Credit Fees.  The Borrower shall pay, to the Administrative Agent for the account of each Lender in accordance with its Revolving Proportionate Share, a Letter of Credit fee for each such Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiry thereof, at a per annum rate equal to the Applicable Margin for LIBOR Loans applicable from time to time during such period multiplied by the actual daily maximum amount available to be drawn under such Letter of Credit.  Such fee for each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date.  Each such fee, when due, shall be fully earned and when paid, shall be non-refundable.  If there is any change in the Applicable Margin for LIBOR Loans during any quarter, the Applicable Margin used for the calculation of the Letter of Credit fee shall be the Applicable Margin for LIBOR Loans on each day during such quarter.

(j)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit equal to 0.25% of the amount of such Letter of Credit, due and payable upon each L/C Credit Extension with respect to such Letter of Credit; provided, that in the case of an increase in the amount of a Letter of Credit after the issuance thereof, such fronting fee shall be payable only on the increased amount thereof.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment, negotiation and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such fees and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.03.         Amount Limitations, Commitment Adjustments, Etc.

(a)           Optional Reduction or Cancellation of Commitments.  The Borrower may, upon five (5) Business Days written notice to the Administrative Agent (each a “Reduction Notice”), permanently reduce the Total Revolving Loan Commitment by the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or cancel the Total Revolving Loan Commitment in its entirety; provided, however, that:

(i)           The Borrower may not reduce the Total Revolving Loan Commitment prior to the Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans and L/C Obligations then outstanding would exceed the Total Revolving Loan Commitment as so reduced; and

(ii)           The Borrower may not cancel the Total Revolving Loan Commitment prior to the Maturity Date, if, after giving effect to such cancellation, any Revolving Loan would then remain outstanding.

Any Reduction Notice shall be irrevocable; provided that any Reduction Notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date previously provided in the applicable Reduction Notice) if such condition is not satisfied.

(b)           Mandatory Reduction of Commitments.

(i)           The Total Revolving Loan Commitment shall be automatically and permanently reduced by an amount equal to the maximum amount that would be required to be applied as a mandatory prepayment of the Revolving Loans pursuant to Section 2.06(c)(iv) and (v) or Section 2.06(e) and as an accelerated repayment of the of the Revolving Loans pursuant to Section 2.06(d) (other than Section 2.06(d)(v)) or Section 2.06(e), in either case, if the Effective Amount of such Loans was then equal to the amount of the Total Revolving Loan Commitment (but without regard to the actual usage of the Total Revolving Loan Commitment), such reduction to be effective on the date of the required prepayment or accelerated repayment, as applicable.

(ii)           The unused portion of the Total Revolving Loan Commitment shall be automatically and permanently cancelled upon the occurrence of any of the events or circumstances resulting in accelerated repayments under Section 2.06(d) (other than Section 2.06(d)(v)).

(iii)           The Total Revolving Loan Commitment shall be automatically and permanently reduced to zero on the earlier of (A) the date of any Change of Control under clause (a), (b), (c), (d), (e), (f) or (g) of the definition of Change of Control and (B) the Maturity Date.

(c)           Optional Increases of Commitments.

(i)           On the terms and subject to the conditions set forth below, Borrower may, at any time before the Maturity Date, increase the Total Revolving Loan Commitment; provided that:

(A)           after giving effect to the requested increase, the aggregate amount of the increases in the Total Revolving Loan Commitment pursuant to this Section 2.03(c) shall not exceed $50,000,000;

(B)           all required third party consents and approvals shall have been obtained;

(C)           prior to the date of any proposed increase, the Total Revolving Loan Commitment shall not have been decreased pursuant to Section 2.03(a) or Section 2.03(b);

(D)           each such increase in the Total Revolving Loan Commitment shall be equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(E)           no Default or Event of Default (or event or circumstance described in Section 2.06(d)) shall have occurred and be continuing or shall occur as a result of such increase; and

(F)           the Borrower and the Guarantors shall have executed and delivered such documents and instruments and taken such other actions as may be reasonably requested by the Administrative Agent in connection with such increases in the Total Revolving Loan Commitment (including new or amended Notes, any related fee letters, documents evidencing the increased Revolving Loan Commitment held by any applicable Lender, any joinder agreements related to a New Lender, reaffirmations of the Guaranty, resolutions regarding the increase in the Total Revolving Loan Commitment and related actions taken by Borrower and the Guarantors, certified as true and correct by a Responsible Officer and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent).

Any request under this Section 2.03(c) shall be submitted by the Borrower to the Administrative Agent (which shall promptly forward copies to the Lenders), specify the proposed effective date and amount of such increase (and whether such increase shall be an increase in the Total Revolving Loan Commitment) and be accompanied by a certificate of a Responsible Officer stating that no Default or Event of Default (or event or circumstance described in Section 2.06(d)) exists or will occur as a result of such increase.  If any fees are to be paid or offered in connection with such increase, the Administrative Agent (with the consent of the Borrower) may also specify any fees offered to those Lenders (the “Increasing Lenders”) which agree to increase the amount of their respective Revolving Loan Commitment, which fees may be variable based upon the amount by which any such Lender is willing to increase the amount of its Revolving Loan Commitment; no Lender which is not an Increasing Lender shall be entitled to receive any such fees.  No Lender shall have any obligation, express or implied, to offer to increase the amount of its Revolving Loan Commitment.  Only the consent of each Increasing Lender shall be required for an increase in the amount of the Total Revolving Loan Commitment pursuant to this Section 2.03(c)(i).  No Lender which elects not to increase the amount of its Revolving Loan Commitment may be replaced in respect of its existing Revolving Loan Commitment as a result thereof without such Lender’s written consent.

(ii)           Each Increasing Lender shall, as soon as practicable after the Borrower has submitted a request under Section 2.03(c)(i), specify the amount of the proposed increase in its Revolving Loan Commitment which it is willing to offer.  To the extent the increased Revolving Loan Commitment of the Increasing Lenders is insufficient or there are no Increasing Lenders, the Borrower may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.03(c)(ii) (each such new Lender being a “New Lender”), which New Lender may assume all or a portion of the increase in the amount of the Total Revolving Loan Commitment. The Borrower shall pay a fee to the Administrative Agent solely for the account of the Administrative Agent in connection any such increase as set forth in the Administrative Agent’s Fee Letter.  The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Total Revolving Loan Commitment among Increasing Lenders and New Lenders.

(iii)           Each New Lender designated by the Borrower and reasonably acceptable to the Administrative Agent and the L/C Issuer shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the amount of the Total Revolving Loan Commitment upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary to ensure that such Revolving Loan Commitments are treated as Revolving Loan Commitments for all purposes under the Credit Documents), in each case prepared by the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent.  Each New Lender shall provide the documentation required by Section 2.12(e).

(iv)           Subject to the foregoing, any increase in the Total Revolving Loan Commitment requested by Borrower shall be effective as of the date proposed by Borrower (the “Increase Effective Date”) and shall be in the principal amount equal to (i) the amount which the Increasing Lenders are willing to assume as increases to the amount of their Revolving Loan Commitments, plus (ii) the amount offered by the New Lenders with respect to the Total Revolving Loan Commitment, in either case as adjusted by Borrower and the Administrative Agent pursuant to the last sentence of Section 2.03(c)(ii).

(v)           On or prior to the Increase Effective Date, with respect to any increase in the Total Revolving Loan Commitment, the Administrative Agent shall notify each Lender of the amount required to be paid by or to such Lender so that the Revolving Loans held by the Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) shall be held by each Lender pro rata in accordance with the Revolving Loan Commitments of the Lenders as adjusted pursuant to the last sentence of Section 2.03(c)(ii).  Each Lender which is required to reduce the amount of Revolving Loans held by it (each such Lender, a “Decreasing Lender”) shall irrevocably assign, without recourse or warranty of any kind whatsoever (except that each Decreasing Lender warrants that it is the legal and beneficial owner of the Revolving Loans assigned by it under this Section 2.03(c)(v) and that such Revolving Loans are held by such Decreasing Lender free and clear of adverse claims), to each Increasing Lender and New Lender participating in the applicable increase in the Total Revolving Loan Commitment, and each applicable Increasing Lender and New Lender shall irrevocably acquire from the Decreasing Lenders, a portion of the principal amount of the Revolving Loans of each Decreasing Lender (collectively, the “Acquired Portion”) outstanding on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) in an amount such that the principal amount of the Revolving Loans held by each applicable Increasing Lender, New Lender and Decreasing Lender as of the Increase Effective Date shall be held in accordance with each such Lender’s Revolving Proportionate Share (if any) as of such date.  Such assignment and acquisition shall be effective on the Increase Effective Date automatically and without any action required on the part of any party other than the payment by the applicable Increasing Lenders and New Lenders to the Administrative Agent for the account of the Decreasing Lenders of an aggregate amount equal to the Acquired Portion, which amount shall be allocated and paid by the Administrative Agent at or before 12:00 p.m. on the Increase Effective Date to the Decreasing Lenders pro rata based upon the respective reductions in the principal amount of the Revolving Loans held by such Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date).  Each of the Administrative Agent and the Lenders shall adjust its records accordingly to reflect the payment of the Acquired Portion.  The payments to be made in respect of the Acquired Portion shall be made by the applicable Increasing Lenders and New Lenders to the Administrative Agent in Dollars in immediately available funds at or before 11:00 a.m. on the Increase Effective Date, such payments to be made by the applicable Increasing Lenders and New Lenders pro rata based upon the respective increases in the amount of the Revolving Loan Commitments held by such Lenders on the Increase Effective Date.

(vi)           To the extent any of the Revolving Loans acquired by the applicable Increasing Lenders and New Lenders from the Decreasing Lenders pursuant to Section 2.03(c)(v) above are LIBOR Loans and the Increase Effective Date is not the last day of an Interest Period for such LIBOR Loans, the Decreasing Lenders shall be entitled to compensation from the Borrower as provided in Section 2.13 (as if the Borrower had prepaid such Revolving Loans in an amount equal to the Acquired Portion on the Increase Effective Date).

(d)           Effect of Revolving Loan Commitment Adjustments.  From the effective date of any reduction or increase of the Total Revolving Loan Commitment, the Commitment Fees payable pursuant to Section 2.04(b) shall be computed on the basis of the Total Revolving Loan Commitment as so reduced or increased.  Once reduced or cancelled, the Total Revolving Loan Commitment may not be increased or reinstated without the prior written consent of all Lenders (except as permitted under Section 2.03(c)).  Any reduction of the Total Revolving Loan Commitment pursuant to Section 2.03(a) shall be applied ratably to reduce each Lender’s Revolving Loan Commitment in accordance with clause (i) of Section 2.10(a).

2.04.         Fees.

(a)           Administrative Agent’s Fee; Other Fees.  The Borrower shall pay to the Administrative Agent, for its own account, agent’s fees and other compensation in the amounts and at the times set forth in the Administrative Agent’s Fee Letter and any fees set forth in any other fee letter or agreement executed in connection with this Agreement after the Original Closing Date.

(b)           Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders as provided in clause (iv) of Section 2.10(a), a commitment fee (a “Commitment Fee”) equal to 0.50% of the daily average Unused Revolving Commitment for the period beginning on the date of this Agreement and ending on the Maturity Date.  The Borrower shall pay the Commitment Fee in arrears on the last Business Day in each March, June, September and December (commencing September 28, 2007) and on the Maturity Date (or if the Total Revolving Loan Commitment is cancelled on a date prior to the Maturity Date, on such prior date).

2.05.         Genius Control Account – Release and Application of Funds.

(a)           Monthly Release of Funds.

(i)           On or before 12:00 p.m. on each Monthly Release Date, the Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate and an Allocation Certificate and such Borrowing Base Certificate shall contain the following:

(A)           a calculation of the Effective Amount of all Revolving Loans and L/C Obligations outstanding as of such Monthly Release Date and the Adjusted Borrowing Base Availability (excluding any Eligible Cash Amount);

(B)           if the Effective Amount of all Revolving Loans and L/C Obligations outstanding as of such Monthly Release Date exceeds the Adjusted Borrowing Base Availability (excluding any Eligible Cash Amount), a calculation of the amount of such excess, which shall result in a principal amount to be repaid and/or cash collateralized as set forth in Section 2.05(c) (each a “Monthly Prepayment Amount”) unless no Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing and the Borrower has elected to retain funds in the Genius Control Account as an “Eligible Cash Amount” (to the extent such funds are then available) and such election and the amount of the applicable Eligible Cash Amount is set forth on such Borrowing Base Certificate (which shall be an amount equal the then applicable Monthly Prepayment Amount);

(C)           a certification that the Adjusted Borrowing Base Availability (after giving effect to any proposed release of funds) equals or exceeds the Effective Amount of all Revolving Loans and L/C Obligations outstanding as of such Monthly Release Date; and

(D)           if the Borrower is requesting a release of funds pursuant to Section 2.05(a)(iii), (1) the specific amount that the Borrower is requesting be released to the Borrower from the Genius Control Account and (2) a certification that, before after giving effect to the proposed release of funds, each of statements in clauses (A), (B) and (C) of Section 2.05(a)(iii) is true and correct as of such Monthly Release Date (together with calculations related thereto).

(ii)           On each Monthly Release Date, the Collateral Agent shall apply the balance in the Genius Control Account in manner set forth in Section 2.05(c) (taking into account the information described in Section 2.05(a)(i)(B) to the extent such information is provided in the time set forth in Section 2.05(a)(i)); provided that such application is subject to Section 2.06(d) and Section 6.02(b).

(iii)           In addition, if on a Monthly Release Date the Genius Control Account has a positive balance remaining after giving effect to the application of the funds pursuant to Section 2.05(c) as set forth in Section 2.05(a)(ii) and if:

(A)           no Default or Event of Default (or event or circumstance described in Section 2.06(d)) exists or would exist after giving effect to the proposed release to the Borrower;

(B)           after application of the funds pursuant to Section 2.05(c), no additional amounts are due and owing to the Administrative Agent, the Collateral Agent or the Lenders;

(C)           either (x) The Weinstein Company has not blocked any funds from the Weinstein Control Account to the Borrower that the Borrower is entitled to or (y) if The Weinstein Company has blocked funds from the Weinstein Control Account to the Borrower that the Borrower is entitled to, (1) after application of the funds pursuant to Section 2.05(c), the sum of Revolving Loans and L/C Obligations outstanding on the such Monthly Release Date is equal to or less than 50% of the Adjusted Borrowing Base Availability set forth on the Borrowing Base Certificate described in clause (D) below and (2) an accelerated repayment pursuant to Section 2.06(d) has not been triggered; and

(D)           the Borrower has provided the completed certificates and information required under Section 2.05(a)(i); then on the applicable Monthly Release Date the Administrative Agent shall instruct the Collateral Agent to transfer (and the Collateral Agent shall so transfer) the requested amount of available funds remaining in the Genius Control Account to the Borrower (excluding any Eligible Cash Amount or any other amount that if released would result in a mandatory prepayment under Section 2.06(c)(ii)).

(iv)           Any funds not transferred from the Genius Control Account shall remain in the Genius Control Account until such remaining funds are permitted to be released as set forth in this Section 2.05(a) or Section 2.05(b) or otherwise applied to the Obligations as set forth in Section 2.06(d) or Section 6.02(b) or other applicable provisions of the Credit Documents.

(b)           Interim Release of Funds.

(i)           If on any Proposed Interim Release Date:

(A)           as of such Proposed Interim Release Date and after giving effect to any Revolving Loans made, any L/C Obligations incurred, any funds released, any reduction in the Applicable Advance Rates pursuant to Section 2.17 and any increase in the Applicable Advance Rates pursuant to Section 8.04(a) as of the Proposed Interim Release Date:

(1)           no Default or Event of Default (or event or circumstance described in Section 2.06(d)) exists or would exist and the Borrower would be in compliance with the financial covenants in Section 5.03; and

(2)           either (I) The Weinstein Company has not blocked any funds from the Weinstein Control Account to the Borrower that the Borrower is entitled to or (II) if The Weinstein Company has blocked funds from the Weinstein Control Account to the Borrower that the Borrower is entitled to, (x) after application of the funds pursuant to Section 2.05(c), the sum of Revolving Loans and L/C Obligations outstanding on the such Proposed Interim Release Date is equal to or less than 50% of the Adjusted Borrowing Base Availability and (y) an accelerated repayment pursuant to Section 2.06(d) has not been triggered; and

(B)           prior to 12:00 p.m. on such Proposed Interim Release Date the Borrower has delivered to the Administrative Agent:

(1)           a certificate of the president or chief financial officer of the Borrower in substantially the form of Exhibit N (the “Interim Release of Funds Certificate”), addressed to the Administrative Agent and dated as of the Proposed Interim Release Date, requesting an interim release of funds from the Genius Control Account pursuant to this Section 2.05(b) that contains the following:

(I)           a calculation of the Effective Amount of all Revolving Loans and L/C Obligations outstanding as of such Proposed Interim Release Date and the Adjusted Borrowing Base Availability (excluding any Eligible Cash Amount) after giving effect to any reduction in the Applicable Advance Rates pursuant to Section 2.17 and any increase in the Applicable Advance Rates pursuant to Section 8.04(a) as of such Proposed Interim Release Date;

(II)            if the Effective Amount of all Revolving Loans and L/C Obligations outstanding as of such Proposed Interim Release Date exceeds the Adjusted Borrowing Base Availability (excluding any Eligible Cash Amount) after giving effect to any reduction in the Applicable Advance Rates pursuant to Section 2.17 and any increase in the Applicable Advance Rates pursuant to Section 8.04(a) as of such Proposed Interim Release Date, a calculation of the amount of such excess, which shall result in a principal amount to be repaid and/or cash collateralized as set forth in Section 2.05(c) (each an “Interim Prepayment Amount”) if a release is triggered under this Section 2.05(b) unless no Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing and the Borrower has elected to retain funds in the Genius Control Account as an “Eligible Cash Amount” (to the extent such funds are available) and such election and the amount of the applicable Eligible Cash Amount is set forth on such Interim Release of Funds Certificate (which shall be an amount equal the then applicable Interim Prepayment Amount);

(III)            a certification that the Adjusted Borrowing Base Availability (after giving effect to any reduction in the Applicable Advance Rates pursuant to Section 2.17 and any increase in the Applicable Advance Rates pursuant to Section 8.04(a) as of such Proposed Interim Release Date and after giving effect to any proposed release of funds) equals or exceeds the Effective Amount of all Revolving Loans and L/C Obligations outstanding as of such Proposed Interim Release Date; and

(IV)            a certification that the each statement in clause (A) above is true and correct as of such Proposed Interim Release Date (including, if applicable, calculations confirming satisfaction of Section 2.05(b)(i)(A)(2)(II))and setting forth the amount requested to be released; and

(2)           an Allocation Certificate as of such Proposed Interim Release Date;

then on the applicable Proposed Interim Release Date the Administrative Agent shall instruct the Collateral Agent to apply (and the Collateral Agent shall so apply) the balance in the Genius Control Account as set forth in Section 2.05(c); provided that such application shall be subject to Section 2.06(d) and Section 6.02(b). If the conditions in Section 2.05(b)(i) have been satisfied as of the applicable Proposed Interim Release Date and the Genius Control Account has a positive balance remaining after giving effect to the application of the funds pursuant to Section 2.05(c) as set forth in Section 2.05(b)(i), then on the applicable Proposed Interim Release Date the Administrative Agent shall instruct the Collateral Agent to transfer (and the Collateral Agent shall so transfer) the requested amount of available funds remaining in the Genius Control Account to the Borrower (excluding any Eligible Cash Amount or any other amount that if released would result in a mandatory prepayment under Section 2.06(c)(ii)).

(ii)           Any funds not transferred from the Genius Control Account shall remain in the Genius Control Account until such remaining funds are permitted to be released as set forth in Section 2.05(a) or this Section 2.05(b) or otherwise applied to the Obligations as set forth in Section 2.06(d) or Section 6.02(b) or other applicable provisions of the Credit Documents.

(c)           Application of Released Funds.  If so required by Section 2.05(a) or (b), the Collateral Agent shall retain (in the case of clause “First”), remit (in the case of clause “Second”) and apply (in all other cases) the balance in the Genius Control Account in the following order of priority:

(i)           First, the amount of the then applicable Eligible Cash Amount determined and elected by the Borrower pursuant to Section 2.05(a)(i)(B) or Section 2.05(b)(i)(B)(1)(II) (as applicable);

(ii)           Second, to the Borrower in an amount equal to the amount required to pay any taxes then due and owing by the Borrower to the extent the Collateral Agent and the Administrative Agent have been notified in writing by the Borrower that such taxes are due and owing and the amount and the payee thereof (the Collateral Agent or the Administrative Agent may, at its option, request that the Borrower provide evidence of the amount, due date and payee of such taxes);

(iii)           Third, to pay the amount of unpaid interest that is then due and payable under this Agreement and the other Credit Documents;

(iv)           Fourth, to the Obligations in an amount equal to the then applicable Monthly Prepayment Amount or the then applicable Interim Prepayment Amount (as applicable) unless the Borrower has made an election for an Eligible Cash Amount in a like amount pursuant to Section 2.05(a)(i)(B) or Section 2.05(b)(i)(B)(1)(II) (as applicable) and there are sufficient funds to satisfy the retention required under clause “First” above;

(v)           Fifth, to pay any unpaid fees or other amounts to the Administrative Agent, the Collateral Agent and the Lenders that are then due and owing (other than any mandatory prepayments under Section 2.06(c)(ii)); and

(vi)           Sixth, to pay the unpaid principal amount of any remaining mandatory prepayments that are then due and payable under Section 2.06(c)(ii). All of the foregoing applications that are made to the principal amount of the Obligations shall be applied in the manner set forth in Section 2.06(e).

2.06.         Prepayments.

(a)           Terms of All Prepayments.  Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay (i) to the Administrative Agent for the account of the Lender that made such Loan all accrued interest and fees to the date of such prepayment on the amount prepaid and (ii) to such Lender  if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all amounts payable to such Lender pursuant to Section 2.13.

(b)           Optional Prepayments.  At its option, the Borrower may, without premium or penalty but subject to Section 2.13 in the case of LIBOR Loans, upon one (1) Business Day’s notice from the Borrower to the Administrative Agent in the case of Base Rate Loans or three (3) Business Days’ notice from the Borrower to the Administrative Agent in the case of LIBOR Loans, prepay the Base Rate Loans in any Revolving Loan Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, or in whole and prepay the LIBOR Loans in any Revolving Loan Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $3,000,000 or an integral multiple of $500,000 in excess thereof, or in whole.  Each such notice shall specify the date and amount of such prepayment; provided that if such prepayment is on any day other than on the last day of the Interest Period applicable to such LIBOR Loan, the Borrower shall be subject to the payments required by Section 2.13.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  If no Default or Event of Default has occurred and is continuing, all prepayments under this Section 2.06(b) which are applied to reduce the principal amount of the Loans shall be applied to the Loans as directed by the Borrower.  If the Borrower fails to direct the application of any such prepayments, then such principal prepayments shall be applied first to the accrued but unpaid interest on and then any principal of the Revolving Loans until paid in full and second to Cash Collateralize the Obligations in an amount equal to the Effective Amount of the L/C Obligations.  In each case, to the extent possible, such principal payment shall be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans; provided that if an Event of Default has occurred and is continuing at the time any such prepayment is made, the Lenders shall apply such prepayments to such Obligations as the Administrative Agent may determine in its reasonable discretion which determination shall be effective as to all Lenders (but for regulatory purposes, the Lenders may apply such payments internally as they shall determine).

(c)           Mandatory Prepayments.  The Borrower shall prepay (or Cash Collateralize, as applicable) the Obligations as follows:

(i)           On the date of any Change of Control under clause (a), (b), (c), (d), (e), (f) or (g) of the definition of Change of Control, the Borrower shall prepay all Obligations (including, without limitation, all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.

(ii)           If, at any time after the Original Closing Date, the Effective Amount of all Revolving Loans and L/C Obligations then outstanding exceeds the lesser of (i) the Total Revolving Loan Commitment at such time and (ii) the Adjusted Borrowing Base Availability at such time (including after any reduction in the Applicable Advance Rate pursuant to Section 2.17(a)); provided, that the portion of any mandatory prepayment under this Section 2.06(c)(ii) attributable to a reduction in the Applicable Advance Rate pursuant to Section 2.17(a) (each a “Stub Amount”) shall not be required to be repaid from then existing funds in the Borrower’s Operating Accounts so long as no Event of Default has occurred and is continuing; provided, further, that such Stub Amount shall be deemed Obligations due and payable for purposes of Section 2.05(c) and shall in any event be subject to Section 2.06(d)(v)), the Borrower shall immediately prepay the Obligations in the manner set forth in Section 2.06(e), in an aggregate principal amount equal to such excess.

(iii)           If, at any time after the Original Closing Date, the Borrower sells or otherwise disposes of a Inbound Distribution Agreement or an Outbound Distribution Agreement and the Net Proceeds from such sale or other disposition exceeds $10,000,000, then the Borrower shall within three (3) Business Days after the completion of such sale or disposition, prepay the Obligations in the manner set forth in Section 2.06(e), in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds from such sale or other disposition.

(iv)           If, at any time after the Original Closing Date, any Loan Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness, the Borrower shall, immediately after such issuance or incurrence, prepay the outstanding Obligations in the manner set forth in Section 2.06(e), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(v)           If, at any time after the Original Closing Date, any Loan Party issues or sells any Equity Securities, the Borrower shall, immediately after such issuance or sale, prepay the outstanding Obligations in the manner set forth in Section 2.06(e), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Equity Securities; provided,  if, at any time after the Original Closing Date, any Loan Party issues or sells any Equity Securities that take the form of common units or common shares, as applicable, that do not have any mandatory redemption, preferred or cumulative dividend obligations or other rights typically given to preferred units or shares, the Borrower shall have no obligation to prepay the Net Proceeds arising therefrom;  provided further, that if, at any time after the Original Closing Date, any Loan Party issues or sells any Equity Securities that contain repurchase obligations or obligations to pay preferred or cumulative dividends that do not arise until at least 6 months after the Maturity Date (and do not have any other mandatory redemption, preferred or cumulative dividend obligations or other rights typically given to preferred units or shares), the Borrower shall, immediately after such issuance or sale, prepay the outstanding Obligations in the manner set forth in Section 2.06(e), in each case, in an aggregate principal amount equal to fifty percent (50%) of the Net Proceeds of such Equity Securities.

(vi)           Not later than four (4) Business Days following the date of receipt by a Loan Party (or the Administrative Agent or the Collateral Agent) of any Impairment Proceeds from the assets comprising inventory of the Loan Parties and Collateral the proceeds of which are not required to be applied to the “Weinstein Secured Obligations” under and as defined in the Intercreditor Agreement prior to the Obligations, the Borrower shall prepay the outstanding Obligations in the manner set forth in Section 2.06(e) and in an amount equal to the aggregate amount of the sum of such Impairment Proceeds; provided that if the Borrower notifies the Collateral Agent within such four (4) Business Day period that it intends to repair, replace or restore the damage resulting from such casualty or condemnation, the Borrower shall prepay the outstanding Obligations within 180 days, or such longer period as the Administrative Agent in its reasonable discretion agrees, of receipt of such Impairment Proceeds by such Loan Party, in the manner set forth in Section 2.06(e) and in an amount equal to the aggregate amount of the sum of such Impairment Proceeds less the aggregate amount of paid invoices and receipts provided to the Collateral Agent for reasonable out-of-pocket costs and expenses for such repair, replacement or restoration.

(vii)           The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.06(c), (A) a certificate signed by the chief financial officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three days prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid.  In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by the chief financial officer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.

(d)           Accelerated Repayment.  Subject to Section 6.02(b), the Collateral Agent shall use the balance and funds from time to time deposited in the Genius Control Account to prepay (or Cash Collateralize, as applicable) the Obligations as follows:

(i)           If, at any time, The Weinstein Company blocks the weekly payments made from the Weinstein Control Account to the Borrower for more than 4 consecutive Weinstein Disbursement Dates (as defined in the Intercreditor Agreement), then from and after being made aware of such occurrence the Collateral Agent shall immediately use the balance and funds from time to time deposited in the Genius Control Account to prepay all Obligations (including all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.

(ii)           If, at any time, any Inbound Distribution Agreement or Outbound Distribution Agreement actually is terminated or not renewed and such actual termination or non-renewal, together with any other actual termination or non-renewal of Inbound Distribution Agreements and Outbound Distribution Agreements, in the aggregate could reasonably be expected to have a Material Adverse Effect, then from and after being made aware of such occurrence the Collateral Agent shall immediately use the balance and funds from time to time deposited in the Genius Control Account to prepay all Obligations (including all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.

(iii)           If, at any time, the Cash Collection Ratio is below 100% for any calendar quarter (including after any reduction in the Applicable Advance Rate pursuant to Section 2.17), then from and after being made aware of such occurrence the Collateral Agent shall immediately use the balance and funds from time to time deposited in the Genius Control Account to prepay all Obligations (including all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.

(iv)           If, at any time, an Event of Default has occurred under Section 6.01 (other than Section 6.01(e) and Section 6.01(h)), then from and after being made aware of such occurrence the Collateral Agent shall immediately use the balance and funds from time to time deposited in the Genius Control Account to prepay all Obligations (including all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.

(v)           If, at any time, a Stub Amount arises under Section 2.06(c)(ii), the Collateral Agent shall (upon instruction from the Administrative Agent) immediately use the balance and funds from time to time deposited in the Genius Control Account to pay such Stub Amount.

(vi)           If, at any time, any material patent, license or agreement (excluding any Inbound Distribution Agreement or any Outbound Distribution Agreement) is terminated, canceled, rescinded or determined to be invalid, then from and after being made aware of such occurrence the Collateral Agent shall immediately use the balance and funds from time to time deposited in the Genius Control Account to prepay the Obligations (including all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations, in an amount equal to the value of such patent, license or agreement.

(vii)           If, at any time, The Weinstein Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or, in each case, any analogous procedure or step is taken in any jurisdiction, then from and after being made aware of such occurrence the Collateral Agent shall immediately use the balance and funds from time to time deposited in the Genius Control Account to prepay all Obligations (including all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.

(viii)                      If, at any time, there shall be proceedings for the appointment of a receiver, trustee, liquidator or custodian of The Weinstein Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to The Weinstein Company or the debts thereof or The Weinstein Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or, in each case, any analogous procedure or step is taken in any jurisdiction, then from and after being made aware of such occurrence the Collateral Agent shall immediately use the balance and funds from time to time deposited in the Genius Control Account to prepay all Obligations (including all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.

(ix)           If, at any time, (A) any Loan Party shall fail to make any payment on account of any Indebtedness or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness or Contingent Obligation exceeds the greater of $1,000,000 and an amount equal to 2.5% of OIBDA for the most recently ended four consecutive fiscal quarter period or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding the greater of $1,000,000 and an amount equal to 2.5% of OIBDA for the most recently ended four consecutive fiscal quarter period to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (B) any Loan Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness or Contingent Obligation of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding the greater of $1,000,000 and an amount equal to 2.5% of OIBDA for the most recently ended four consecutive fiscal quarter period to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral, then from and after being made aware of such occurrence the Collateral Agent shall immediately use the balance and funds from time to time deposited in the Genius Control Account to prepay all Obligations (including all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.

(x)           If, at any time, (A) one or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount exceeding the greater of $1,000,000 and an amount equal to 2.5% of OIBDA for the most recently ended four consecutive fiscal quarter period (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d) in all material respects) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of thirty (30) consecutive days; provided that if one or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount exceeding the greater of $2,000,000 and an amount equal to 5% of OIBDA for the most recently ended four consecutive fiscal quarter period (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d) in all material respects) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances such circumstance shall be an event triggering the accelerated prepayments hereunder whether or not the same has been satisfied, vacated or stayed; (B) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a part of the property of any Loan Party with an aggregate value in excess of the greater of $1,000,000 and an amount equal to 2.5% of OIBDA for the most recently ended four consecutive fiscal quarter period and the same shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or (C) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, could have a Material Adverse Effect are rendered, issued or levied, then from and after being made aware of such occurrence the Collateral Agent shall immediately use the balance and funds from time to time deposited in the Genius Control Account to prepay all Obligations (including all Loans, L/C Borrowings, all unpaid interest, fees, costs and expenses) and Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.

(e)           Application of Loan Prepayments.  Except as otherwise provided in this Section 2.06, the amount of all required prepayments shall be applied as follows:  (A) to prepay the Revolving Loans to the extent Revolving Loans are then outstanding and (B) otherwise, to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.  Without modifying the order of application of prepayments set forth in the preceding sentence, all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans; provided that to the extent any portion of such prepayment would be applied to outstanding LIBOR Loans and no portion of the Obligations have been accelerated, such portion shall be deposited in an account with the Collateral Agent and withdrawn for application to such LIBOR Loans at the end of the then-current Interest Periods applicable thereto (or earlier, upon and at any time after the occurrence and continuance of a Default or Event of Default).

2.07.          Other Payment Terms.

(a)           Place and Manner.  All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Borrower shall make all payments due to each Lender, the Collateral Agent or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office.  The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 12:00 p.m. on the date due.  The Administrative Agent shall promptly disburse to each Lender (and the Collateral Agent, if applicable) each payment received by the Administrative Agent for the account of such Lender (or the Collateral Agent, if applicable).

(b)           Date.  Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)           Default Rate.  Upon the occurrence and during the continuation of any Event of Default, until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder (A) with respect to Base Rate Loans, at a per annum rate equal to the interest rate otherwise applicable to Base Rate Loans plus two percent (2.00%), (B) with respect to any LIBOR Loan, (i) on and before the last day of the then current Interest Period for such LIBOR Loan at a per annum rate equal to the interest rate otherwise applicable to such LIBOR Loan plus two percent (2.00%) and (ii) thereafter at a per annum rate equal to the Base Rate plus two percent (2.00%) (and from and after the end of such Interest Period at the interest rate described in clause (A) above) and (C) if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus two percent (2.00%) (the “Default Rate”) payable on demand.

(d)           Application of Payments.  All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and L/C Borrowings.

(e)    Failure to Pay the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to (i) the Federal Funds Rate for the first three (3) days and (ii) the rate applicable to Base Rate Loans thereafter.  A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(e) shall be conclusive absent manifest error.

2.08.         Loan Accounts; Notes.

(a)           Loan Accounts.  The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.08(b).  Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of each principal and interest payment on each Loan and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations.  The Loan Accounts shall be conclusive absent manifest error as to the matters noted therein.  In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

(b)           Revolving Loan Notes.  Each Lender’s Revolving Loans, if requested, shall be evidenced by a promissory note in the form of Exhibit D (individually, a “Revolving Loan Note”) which note shall be (i) payable to the order of such Lender, (ii) in the amount of such Lender’s Revolving Loan Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed.  The Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Borrower further authorizes each Lender to attach to and make a part of such Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary.  If, because any Lender designates separate Applicable Lending Offices for Base Rate Loans and LIBOR Loans, such Lender requests that separate promissory notes be executed to evidence separately such Revolving Loans, then each such note shall be in the form of Exhibit D, mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Lender, (x) in the amount of such Lender’s Revolving Loan Commitment, (y) dated the Closing Date and (z) otherwise appropriately completed.  Such notes shall, collectively, constitute a Revolving Loan Note.

2.09.         Loan Funding.

(a)           Lender Funding and Disbursement to the Borrower.  Each Lender shall, before 11:00 a.m. on the date of each Revolving Loan Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing.  After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Revolving Loan Borrowing is the initial Loan or Letter of Credit, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower maintained by the Borrower on the books of Société Générale with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Revolving Loan Borrowing there are L/C Borrowings outstanding, then the proceeds of such Revolving Loan Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(b)           Lender Failure to Fund.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Revolving Loan Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Revolving Loan Borrowing in accordance with Section 2.09(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount.  If any Lender does not make the amount of such Lender’s Revolving Proportionate Share of any Revolving Loan Borrowing available to the Administrative Agent on or prior to the date of such Revolving Loan Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Revolving Loan Borrowing until such amount is paid to the Administrative Agent at rates equal to (i) the daily Federal Funds Rate during the period from the date of such Revolving Loan Borrowing through the third Business Day thereafter and (ii) the rate applicable to Base Rate Loans thereafter.  A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall be conclusive absent manifest error with respect to such amount.  If the amount of any Lender’s Revolving Proportionate Share of any Revolving Loan Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Revolving Loan Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Revolving Loan Borrowing.

(c)           Lenders’ Obligations Several.  The failure of any Lender to make the Loan to be made by it as part of any Revolving Loan Borrowing or to fund participations in Letters of Credit to be funded by it shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Revolving Loan Borrowing or fund its participations in Letters of Credit, but no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Revolving Loan Borrowing or to fund any participation required to be funded by such other Lender.

2.10.         Pro Rata Treatment.

(a)           Revolving Loan Borrowings, Commitment Reductions, Etc.  Except as otherwise provided herein:

(i)           Each Revolving Loan Borrowing and reduction of the Total Revolving Loan Commitment shall be made or shared among the Lenders pro rata according to their respective Revolving Proportionate Shares;

(ii)           Each payment of principal on Loans in any Revolving Loan Borrowing shall be shared among the Lenders which made or funded the Loans in such Revolving Loan Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;

(iii)           Each payment of interest on Loans in any Revolving Loan Borrowing shall be shared among the Lenders which made or funded the Loans in such Revolving Loan Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

(iv)           Each payment of Commitment Fees and Letter of Credit fees payable under Section 2.02(i) shall be shared among the Lenders with Revolving Loan Commitments (except for Defaulting Lenders) pro rata according to (A) their respective Revolving Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender;

(v)           Each payment of interest (other than interest on Loans) shall be shared among the Lenders, the Collateral Agent and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders, the Collateral Agent and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders, the Collateral Agent and the Administrative Agent; and All other payments under this Agreement and the other Credit Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.

(b)           Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

2.11.        Change of Circumstances.

(a)           Inability to Determine Rates.  If, on or before the first day of any Interest Period for any LIBOR Loan, (i) any Lender shall advise the Administrative Agent that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) any Lender shall advise the Administrative Agent that the rate of interest for such Loan does not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Loan, the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Lenders.  After the giving of any such notice and until the Administrative Agent shall otherwise notify the Borrower that the circumstances giving rise to such condition no longer exist, the Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans shall be suspended.  Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans into Base Rate Loans unless such suspension has then ended.

(b)           Illegality.  If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify the Administrative Agent and the Borrower in writing of such Change of Law.  Upon receipt of such notice, (i) the Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans with respect to such Lender shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(d), as the case may be, convert any such then outstanding LIBOR Loans of such Lender into Base Rate Loans at the end of the current Interest Period for such LIBOR Loans or (B) immediately repay or convert any such LIBOR Loans of such Lender if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans.  Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans shall be deemed a prepayment thereof for purposes of Section 2.13.  After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until such Lender notifies the Administrative Agent and the Borrower that it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan, all Revolving Loans of such Lender shall be Base Rate Loans.

(c)           Increased Costs.  If, after the date of this Agreement, any Change of Law:

(i)           Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or shall change the basis of taxation of payments by the Borrower to any Lender on such a LIBOR Loan or in respect to such a LIBOR Loan under this Agreement (except for changes in the rate of taxation on the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or

(ii)           Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan; or

(iii)           Shall impose on any Lender any other condition related to any LIBOR Loan or such Lender’s Revolving Loan Commitment;

and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or its Revolving Loan Commitment or to reduce any amount receivable by such Lender hereunder; then the Borrower shall from time to time, within five (5) Business Days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts.  A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(d)           Capital Requirements.  If, after the date of this Agreement, any Lender reasonably determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Revolving Loan Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to such Lender or such Person, within five (5) Business Days after demand of such Lender, such amounts as such Lender or such Person shall reasonably determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital.  A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section 2.11(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.12.        Taxes on Payments.

(a)           Payments Free of Taxes.  All payments made by the Borrower under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, documentary or other taxes, any duties, or any other levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (other than (x) taxes imposed on or measured by the Administrative Agent’s, the Collateral Agent’s or any Lender’s overall net income (however denominated), and franchise taxes imposed on the Administrative Agent, the Collateral Agent or such Lender (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (y) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located) (all such non-excluded taxes, duties, levies, imposts, charges, fees, deductions and withholdings being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Collateral Agent or any Lender hereunder or under the other Credit Documents, the amounts so payable to the Administrative Agent, the Collateral Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Collateral Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents.  Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender or the Collateral Agent, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Collateral Agent and the Lenders for any taxes, interest or penalties that may become payable by the Administrative Agent, the Collateral Agent or any Lender as a result of any such failure.  The obligations of the Borrower under this Section 2.12 shall survive the payment and performance of the Obligations and the termination of this Agreement.

(b)    In addition, the Borrower shall pay to the relevant taxing authority in accordance with applicable law, and indemnify and hold the Administrative Agent, the Collateral Agent and the Lenders harmless from, any present or future stamp, documentary, excise, property, sales or similar taxes, charges or levies that arise from the delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(c)           The Borrower shall indemnify each Lender, the Collateral Agent and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender, the Collateral Agent or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within thirty (30) days from the date such Lender, the Collateral Agent or the Administrative Agent (as the case may be) makes written demand therefor, which demand shall contain a reasonably detailed statement of the basis and calculation of the amount demanded.

(d)           Within thirty (30) days after the date of any payment of Taxes or Other Taxes pursuant to Section 2.12(a) or (b), the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.01(a), the original or a certified copy of a receipt evidencing such payment, to the extent that such receipt is issued therefor or such other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e)           Withholding Exemption Certificates.  On or prior to the date of the initial Revolving Loan Borrowing or, if such date does not occur within thirty (30) days after the date of this Agreement, by the end of such 30-day period, each Lender which is not organized under the laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.  Each such Lender further agrees (i) promptly to notify the Borrower and the Administrative Agent of any change of circumstances (including any change in any treaty, law or regulation) which would prevent such Lender from receiving payments hereunder without any deduction or withholding of such Taxes and (ii) if such Lender has not so notified the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of taxes, then on or before the date that any certificate or other form delivered by such Lender under this Section 2.12(e) expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent such certificate or form previously delivered by such Lender, to deliver to the Borrower and the Administrative Agent a new certificate or form, certifying that such Lender is entitled to receive payments under this Agreement without deduction or such taxes, but only if and to the extent such Lender is legally entitled to do so.  If (i) there has not occurred any change of circumstances (including any change in any treaty, law or regulation) which would prevent a Lender from receiving payments hereunder without any deduction or withholding of such Taxes, which would present a Lender from doing so and (ii) such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) fails to provide to the Borrower or the Administrative Agent pursuant to this Section 2.12(e) (or, in the case of an Assignee Lender, Section 8.05(c)) any certificates or other evidence required by such provision to establish that such Lender is, at the time it becomes a Lender hereunder, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, such Lender shall not be entitled to any indemnification under Section 2.12(a) for any Taxes imposed on such Lender primarily as a result of such failure, except to the extent that such Lender (or its assignor, if any) was entitled, at the time such Lender became a Lender hereunder, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(a).

(f)           Tax Returns.  Nothing contained in this Section 2.12 shall require the Administrative Agent, the Collateral Agent or any Lender to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

2.13.        Funding Loss Indemnification.  If the Borrower shall (a) repay, prepay or convert any LIBOR Loan on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan for which a Notice of Loan Borrowing has been delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) or (c) fail to convert any Revolving Loans into LIBOR Loans in accordance with a Notice of Conversion delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), the Borrower shall pay to the appropriate Lender within five (5) Business Days after demand a prepayment fee, failure to borrow fee or failure to convert fee, as the case may be (determined as though 100% of the LIBOR Loan had been funded in the London interbank eurodollar currency market) equal to the sum of:

(a)           $250; plus

(b)           the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable Margin for LIBOR Loans if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(c)           all out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section 2.13 shall be conclusive in the absence of manifest error.  The obligations of the Borrower under this Section 2.13 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.14.    Security.

(a)           Security Documents.  The Loans, together with all other Obligations, shall be secured by the Liens granted by the Borrower under the Security Documents.  All obligations of a Guarantor under the Credit Documents shall be secured by the Liens granted by such Guarantor under the Security Documents.  So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract shall be secured by the Lien of the Security Documents (a) on a pari passu basis to the extent of the associated Termination Value, and (b) to the extent of any excess, on a basis which is in all respects subordinated to all other Obligations.

(b)           Further Assurances.  The Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent and the Collateral Agent such mortgages, deeds of trust, security agreements, pledge agreements, lessor consents and estoppels (containing appropriate mortgagee and lender protection language), control agreements, and other instruments, agreements, certificates, opinions and documents (including UCC financing statements and fixture filings and landlord waivers, warehouse agreements, bailee agreements, access agreements, and laboratory agreements) as the Administrative Agent may reasonably request to:

(i)           grant, perfect, maintain, protect and evidence security interests in favor of the Collateral Agent, for the benefit of the Collateral Agent, the Administrative Agent and the Lenders, in any or all present and future property of the Borrower and the Guarantors prior to the Liens or other interests of any Person, except for Permitted Liens; and

(ii)           otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent and the Collateral Agent, for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, pursuant to the Security Documents.

The Borrower shall fully cooperate with the Administrative Agent, the Collateral Agent and the Lenders and perform all additional acts requested by the Administrative Agent, the Collateral Agent or any Lender to effect the purposes of this Section 2.14.

2.15.        Replacement of the Lenders.  If (a) any Lender shall become a Defaulting Lender more than one (1) time in a period of twelve (12) consecutive months, (b) any Lender shall continue as a Defaulting Lender for more than five (5) Business Days at any time, (c) any Lender shall suspend its obligation to make or maintain LIBOR Loans pursuant to Section 2.11(b) for a reason which is not applicable to any other

Lender, or (d) any Lender shall demand any payment under Section 2.11(c), 2.11(d) or 2.12(a) for a reason which is not applicable to any other Lender, then the Administrative Agent may (or upon the written request of the Borrower, shall) replace such Lender (the “Affected Lender”), or cause such Affected Lender to be replaced, with another lender (the “Replacement Lender”) satisfying the requirements of an Assignee Lender under Section 8.05(c), by having the Affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations) to the Replacement Lender pursuant to Section 8.05(c); provided, however, that if the Borrower seeks to exercise such right, it must do so within sixty (60) days after it first knows or should have known of the occurrence of the event or events giving rise to such right, and neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a Replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a Replacement Lender that is an Eligible Assignee and is acceptable to the Administrative Agent).  Upon receipt by any Affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 2.15, such Affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations) to the Replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of the Affected Lender’s Loans so sold and assigned or such other amount is agreed to by such Affected Lender and such Replacement Lender), all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled.  Notwithstanding the foregoing, if the Affected Lender is also the L/C Issuer (the “Affected L/C Issuer”), the replacement of the Affected L/C Issuer with a Replacement Lender that has agreed to become the L/C Issuer (the “Replacement L/C Issuer”) shall not be effective until the date on which all the following conditions are satisfied: (a) the original copy of all Letters of Credit issued by the Affected L/C Issuer shall have been returned to Affected L/C Issuer and cancelled (or the Administrative Agent, the Borrower, the Affected L/C Issuer and the Replacement L/C Issuer shall have agreed in writing to an alternative arrangement) and (b) the Replacement L/C Issuer shall have agreed to serve as the L/C Issuer and shall have executed such documentation acceptable to the Administrative Agent and the Borrower to reflect such agreement.  Upon the effective date of a Replacement L/C Issuer becoming the L/C Issuer, (A) such Replacement L/C Issuer shall succeed to and become vested with all of the rights, powers, privileges and duties of the Affected L/C Issuer, (B) the Affected L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Credit Documents, and (C) the Replacement L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such replacement.

2.15.        Calculation of Adjusted Borrowing Base Availability.  The Borrower’s calculation of the Adjusted Borrowing Base Availability reflected in each Borrowing Base Certificate delivered pursuant to Section 5.01(a)(iv) or otherwise pursuant to this Agreement shall be subject to the review and approval of the Administrative Agent.

2.16.        Adjustments to the Applicable Advance Rate.

(a)           Adjustment by the Administrative Agent.  Notwithstanding anything to the contrary in this Agreement or the other Credit Documents and in addition to any other available remedies, upon the occurrence and during the continuance of an Event of Default, if the Administrative Agent determines in its reasonable discretion that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value of the Collateral or security interests in the Collateral, the Administrative Agent may, upon giving written notice to the Borrower, reduce one or more of the percentages in the definition of Applicable Advance Rate without declaring an Event of Default.

(b)           Cash Collection Ratio Adjustment.  If the Cash Collection Ratio for any calendar quarter is less than 110%, the Applicable Advance Rate of the Eligible Genius Receivables, the Eligible Weinstein Receivables and the Eligible Library Value, respectively, shall be reduced by 10% (e.g. a rate of 80% would be reduced to 70% pursuant to this Section 2.17(b)) (except that in any event the Applicable Advance Rate of the Eligible Genius Receivables, the Eligible Weinstein Receivables or the Eligible Library Value, as applicable, shall not be reduced below 0%) for the period beginning on the Business Day after the Borrower provides a Compliance Certificate pursuant to Section 5.01(a)(iii) reflecting that the Cash Collection Ratio for any calendar quarter is less than 110% and ending on the Business Day after the Borrower provides a Compliance Certificate pursuant to Section 5.01(a)(iii) reflecting that the Cash Collection Ratio for any calendar quarter is equal to or greater than 110%; provided, however, that that if no Compliance Certificate is delivered when due in accordance with such Section 5.01(a)(iii), then the Cash Collection Ratio shall be deemed to be less than 110% until such date as the Borrower delivers a Compliance Certificate in form and substance acceptable to the Administrative Agent and thereafter the applicable adjustments under this Section 2.17(b) shall be based on the Cash Collection Ratio indicated on such Compliance Certificate until such time as the Applicable Advance Rate is further adjusted as set forth in this Agreement.

ARTICLE III.  CONDITIONS PRECEDENT.

3.01.        Initial Conditions Precedent.  The obligations of the Lenders to make the Loans comprising the initial Revolving Loan Borrowing are subject to the satisfaction of the conditions set forth on Schedule 3.01 and receipt by the Administrative Agent, on or prior to the Closing Date, of each item listed on Schedule 3.01, each in form and substance satisfactory to the Administrative Agent for the benefit of the Lenders.

3.02.        Conditions Precedent to each Credit Event.  The occurrence of each Credit Event (including the initial Revolving Loan Borrowing) is subject to the further conditions that:

(a)           The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer, (i) the Notice of Loan Borrowing, Letter of Credit Application, as the case may be, for such Credit Event in accordance with this Agreement and (ii) a Borrowing Base Certificate as contemplated by Section 5.01(a)(iv)(B); and

(b)           On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i)           The representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such date);

(ii)           No Default or Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing or will result from such Credit Event;

(iii)           No material adverse change in the operations, business or condition (financial or otherwise) of the Borrower individually or the Loan Parties (taken as a whole) having occurred since December 31, 2006;No default or event of default under the Weinstein Distribution Agreement has occurred and is continuing or will result from such Credit Event, in each case that would permit The Weinstein Company to terminate the Weinstein Distribution Agreement;

(iv)           The Weinstein Company has not blocked payment from the Weinstein Control Account to the Borrower;

(v)           The Weinstein Distribution Agreement expires at least 6 months after the Maturity Date; and

(vi)           The Effective Amount of all Loans and L/C Obligations outstanding does not exceed, or will not exceed as a result of such Credit Event, the Adjusted Borrowing Base Availability at such time.

The submission by the Borrower to the Administrative Agent of each Notice of Loan Borrowing, each Letter of Credit Application, each Notice of Conversion (other than a notice for a conversion to a Base Rate Loan) and each Notice of Interest Period Selection shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES.

4.01.         Representations and Warranties.  In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders for itself and each of the other Loan Parties as follows and agrees that each of said representations and warranties shall be deemed to survive until full, complete and indefeasible payment and performance of the Obligations (other than contingent indemnity obligations to the extent no claim has been asserted) and shall apply anew to each Revolving Loan Borrowing hereunder:

(a)           Due Incorporation, Formation, Qualification, etc.  Each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, individually or in the aggregate could have a Material Adverse Effect.

(b)           Authority.  The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

(c)           Enforceability.  Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)           Non-Contravention.  The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions (including the use of loan and letter of credit proceeds) contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party; (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Collateral Agent for the benefit of itself, the Administrative Agent and the Lenders pursuant to this Agreement or the other Credit Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, in each case where such breach could result in a Material Adverse Effect.

(e)           Approvals.

(i)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the borrowing of Loans, the granting of Liens under the Credit Documents, the execution and delivery of the Credit Documents executed by any Loan Party or the performance or consummation of the transactions contemplated hereby and thereby, except for those which have been made or obtained and are in full force and effect.

(ii)           All Governmental Authorizations have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not have, either individually or in the aggregate, a Material Adverse Effect.  No Loan Party has received any written notice or other written communications from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (ii) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not have, either individually or in the aggregate, a Material Adverse Effect.

(iii)           No Governmental Authorization is required for either (x) the pledge or grant by any Loan Party as applicable of the Liens purported to be created in favor of the Collateral Agent or the Administrative Agent (as applicable) in connection herewith or any other Credit Document or (y) the exercise by the Collateral Agent or the Administrative Agent (as applicable) of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing, and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.

(f)           No Violation or Default.  No Loan Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, could result in such a violation or default), where, in each case, such violation or default could have a Material Adverse Effect.  No Default or Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing.

(g)           Litigation.  Except as set forth in Schedule 4.01(g), no actions (including derivative actions), suits, proceedings (including arbitration proceedings or mediation proceedings) or investigations are pending or to its knowledge threatened against any Loan Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could (alone or in the aggregate) have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby.

(h)           Real Property, Etc.

(i)           All real property owned or leased by the Loan Parties is described (including, as to owned real property, a legal description) in Schedule 4.01(h) and such schedule sets forth which are owned and which are leased.  The Loan Parties own and have good and marketable title, or a valid leasehold interest in, all their respective properties and assets as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective assets and properties acquired by the Loan Parties since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement).  Such assets and properties are subject to no Lien, except for Permitted Liens.  Each of the Loan Parties has complied with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases.  The real properties owned by the Loan Parties are taxed separately and do not include any other property, and for all purposes the real properties may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

(ii)           No Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could have, individually or in the aggregate, a Material Adverse Effect.  Each Loan Party’s use and operation of its business properties are in compliance with all applicable Laws, including all applicable land use and zoning laws, except to the extent that non-compliance could not have a Material Adverse Effect.

(i)    Financial Statements.  The Financial Statements of the Loan Parties which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of the Loan Parties, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the financial conditions and results of operations of the Loan Parties as of the date thereof and for the period covered thereby.  Other than as set forth on Schedule 4.01(i), no Loan Party has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the audited Financial Statements for the fiscal year ended December 31, 2005 and 2006 and the fiscal year to date period ended June 30, 2007, furnished to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 5.01(a).

(j)           Creation, Perfection and Priority of Liens; Equity Interests.

(i)           As of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party), except as may be caused by any action or omission of the Administrative Agent:  (x) the execution and delivery of the Security Documents by the Loan Parties, together with the filing of any UCC financing statements and the recording of the U.S. Patent and Trademark Office filings and U.S. Copyright Office filings delivered to the Administrative Agent for filing and recording, and as of the date delivered, the recording of any mortgages or deeds of trust delivered to the Administrative Agent for recording (but not yet recorded), are effective to create in favor of the Collateral Agent for the benefit of itself, the Administrative Agent and the Lenders, as security for the Obligations, a valid and perfected first priority Lien on all of the Collateral as of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party) (subject only to Permitted Liens), and (y) all filings and other actions necessary to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect.

(ii)           All outstanding Equity Securities of the Loan Parties are duly authorized, validly issued, fully paid and non-assessable (as applicable, and in any event are not subject to further payment obligations by the holders thereof).  Except as set forth on Schedule 4.01(j), there are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating the Loan Parties to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of the Loan Parties, or obligating the Loan Parties to grant, extend or enter into any such agreement or commitment.  All Equity Securities of the Loan Parties have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law, except where any failure to comply could not have a Material Adverse Effect.

(k)           ERISA.  Except as set forth on Schedule 4.01(k):

(i)           Based upon the actuarial assumptions specified for funding purposes in the latest valuation of each Pension Plan that any Loan Party or any ERISA Affiliate maintains or contributes to, or has any obligation under, the aggregate benefit liabilities of such Pension Plan within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of such Pension Plan.  Neither any Loan Party nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any employee welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage could not have a Material Adverse Effect.

(ii)           Each Pension Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such Pension Plan which would result in the incurrence by any Loan Party or any ERISA Affiliate of any material liability, fine or penalty.  Each Pension Plan, related trust agreement, arrangement and commitment of any Loan Party or any ERISA Affiliate is legally valid and binding and in full force and effect.  No Pension Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit.  No Loan Party or ERISA Affiliate has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to any Pension Plan which would result in the incurrence by any Loan Party or ERISA Affiliate of any material liability.

(iii)           None of the Loan Parties and the ERISA Affiliates contributes to or has any material contingent obligations to any Multiemployer Plan.  None of the Loan Parties and the ERISA Affiliates has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA.  None of the Loan Parties and the ERISA Affiliates has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(iv)           No Loan Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) failed to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.

(l)           Margin Stock; Other Regulations.  No Loan Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Borrower or the Loan Parties (taken as a whole), and no proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.  No Loan Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.

(m)           Trademarks, Patents, Copyrights and Licenses.  The Loan Parties each possess and either own, or have the right to use to the extent required, all necessary trademarks, trade names, copyrights, patents, patent rights and licenses which are material to the conduct of their respective businesses as now operated.  The Loan Parties each conduct their respective businesses without infringement or, to the Borrower’s knowledge, after Due Inquiry, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property rights of any other Person (which is not a Loan Party), except where such infringement or claim of infringement could not have a Material Adverse Effect.  There is no infringement or, to the Borrower’s knowledge, after Due Inquiry, claim of infringement by others of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrower or any of the other Loan Parties.  Each of the patents, trademarks, trade names, service marks and copyrights owned by any Loan Party which is registered with any Governmental Authority is set forth on the schedules to the Intellectual Property Security Agreement.

(n)           Governmental Charges.  The Loan Parties have filed or caused to be filed all tax returns which are required to be filed by them.  The Loan Parties have paid, or made provision for the payment of, all material taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been established.  Other than as set forth on Schedule 4.01(n), proper and accurate amounts have been withheld by each Loan Party from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.  No Loan Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes or Governmental Charges.

(o)           Subsidiaries, Etc.Schedule 4.01(o) (as supplemented by the Borrower in a notice delivered pursuant to Section 5.01(a)(xi)) sets forth each of the Subsidiaries of each Loan Party, its jurisdiction of organization, the classes of its Equity Securities, the number of Equity Securities of each such class issued and outstanding, the percentages of Equity Securities of each such class owned directly or indirectly by each Loan Party and whether such Loan Party owns such Equity Securities directly or, if not, the Subsidiary of such Loan Party that owns such Equity Securities and the number of Equity Securities and percentages of Equity Securities of each such class owned directly or indirectly by such Loan Party.  Except as set forth on Schedule 4.01(o) (as supplemented as set forth above), none of the Loan Parties currently has any Subsidiaries.  All of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(o) as owned by each Loan Party are owned beneficially and of record by such Loan Party free and clear of all adverse claims.

(p)           Solvency, Etc.  Each of the Loan Parties is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent.

(q)           Labor Matters.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of the Borrower, after Due Inquiry, jurisdictional disputes or organizing activities occurring or threatened, which, in each case, alone or in the aggregate could have a Material Adverse Effect.

(r)           No Material Adverse Effect.  Since December 31, 2006, no event has occurred and no condition exists which, either individually or in the aggregate, could have a Material Adverse Effect.

(s)           Accuracy of Information Furnished.

(i)           The Credit Documents and the other certificates, statements and information (excluding projections) furnished or made available by the Loan Parties to the Administrative Agent, the Collateral Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All projections furnished or made available by the Loan Parties to the Administrative Agent, the Collateral Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been prepared on a basis consistent with the historical financial statements described above, except as described therein, have been based upon reasonable assumptions and represent, as of their respective dates of presentations, the Loan Parties’ good faith estimates of the future performance of the Loan Parties, and the Borrower has no reason to believe that such estimates and assumptions are not reasonable.

(ii)           The copies of the Material Documents which have been delivered to the Administrative Agent in accordance with Section 3.01 are true, correct and complete copies of the respective originals thereof, as in effect on the Closing Date, and no amendments or modifications have been made to the Material Documents, except as set forth by documents delivered or made available to the Administrative Agent in accordance with said Section 3.01 or otherwise reasonably approved in writing by the Required Lenders in accordance with Section 5.02(m).  None of the Material Documents has been terminated and each of the Material Documents is in full force and effect.  None of the Loan Parties is in default in the observance or performance of any of its material obligations under the Material Documents and each Loan Party has taken all action required to be taken as of the Closing Date to keep unimpaired its rights thereunder (other than possible defaults which may be the subject of any litigation referred to in Schedule 4.01(g)).

(iii)           Each Account included in each Borrowing Base Certificate satisfies the requirements of an Eligible Account as of the date of such Borrowing Base Certificate, the Eligible Library Value included in each Borrowing Base Certificate reflects the current Library Value that satisfies the requirements of Eligible Library Value and all calculations in each Borrowing Base Certificate are accurate and in accordance with the provisions and requirements of this Agreement.  The Borrower confirms that it has not included any non-Eligible Accounts in Adjusted Borrowing Base Availability even though the sale of goods giving rise to Eligible Accounts and non-Eligible Accounts may be on a single invoice sent to the applicable Account Debtor.

(t)           Brokerage Commissions.  No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party.  No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by GPI, the Borrower or any other Loan Party.

(u)           Policies of Insurance.  The material properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.  Schedule 4.01(u) sets forth a true and complete listing of all insurance maintained by the Loan Parties as of the Closing Date.  Such insurance has not been terminated and is in full force and effect, and each of the Loan Parties has taken all action required to be taken as of the date of this Agreement to keep unimpaired its rights thereunder.

(v)           Agreements with Affiliates and Other Agreements.  Except as disclosed on Schedule 4.01(v), no Loan Party has entered into and, as of the date of the applicable Credit Event does not contemplate entering into, any material agreement or contract with any Affiliate of any Loan Party, except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances.  No Loan Party is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents, which could have a Material Adverse Effect.

(w)           Foreign Assets Control, Etc.

(i)           No Loan Party (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.  No Loan Party engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person.  Each Loan Party and each of its Subsidiaries are in compliance, in all material respects, with the Patriot Act.  Each Loan Party has taken reasonable measures to ensure compliance to ensure compliance with the Anti-Terrorism Laws including the requirement that (i) no Person who owns any direct or indirect interest in any Loan Party is a Designated Person, (ii) funds invested directly or indirectly in any Loan Party by are derived from legal sources.

(ii)           No portion of the proceeds of any Loan, L/C Credit Extension or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
Dormant Entities.  American Vantage/Hypnotic, Inc. and Castalian, LLC have been dissolved, merged out of existence or the equivalent thereof.

4.02.        Reaffirmation.  The Borrower shall be deemed to have reaffirmed, for the benefit of the Lenders, the Collateral Agent and the Administrative Agent, each representation and warranty in all material respects contained in Article IV and in the other Credit Documents on and as of the date of each Credit Event (except for representations and warranties expressly made as of a specified date, which shall be true in all material respects as of such date).

ARTICLE V.  COVENANTS.

5.01.         Affirmative Covenants.  So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid or unperformed (other than contingent indemnity obligations to the extent no claim has been asserted) or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing:

(a)           Financial Statements, Reports, etc.  The Borrower shall deliver to the Administrative Agent the following (which delivery shall be deemed satisfied with respect to Section 5.01(a)(i) and (ii) upon the Borrower or GPI filing with the Securities and Exchange Commission 10-Q or 10-K reports that include the applicable Financial Statements), each in such form and such detail as the Administrative Agent or the Required Lenders shall reasonably request:

(i)           As soon as available and in no event later than the last permitted day for GPI to file quarterly SEC financial statements for such fiscal quarter absent any waiver of filing requirements (except for the applicable Rule 12b-25 grace period so long as a Rule 12b-25 form is timely filed with the SEC), a copy of the Financial Statements of the Loan Parties (prepared on a consolidated and consolidating basis) for such quarter (beginning with the quarter ending June 30, 2007 and thereafter) and for the fiscal year to date, certified by the president or chief financial officer of the Borrower to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes, which Financial Statements shall be accompanied by a narrative from management of the Borrower which discusses results (which delivery shall be deemed satisfied by the receipt of or the filing of the 10-Q or 10-K reports that include a management discussion and analysis) and compares actual financial performance for the prior fiscal quarter to the budget and projected financial statements for such fiscal year delivered pursuant to Section 5.01(a)(vii);

(ii)           As soon as available and in no event later than the last permitted day for GPI to file annual SEC financial statements for such fiscal year absent any waiver of filing requirements (except for the applicable Rule 12b-25 grace period so long as a Rule 12b-25 form is timely filed with the SEC), copies of the consolidated and consolidating Financial Statements of the Loan Parties for such year, audited (as to the consolidated Financial Statements) by an independent certified public accountants of recognized national standing, which Financial Statements shall be accompanied by (1) a narrative from management of the Borrower which discusses results (which delivery shall be deemed satisfied by the receipt of or the filing of the 10-Q or 10-K reports that include a management discussion and analysis) and (2) copies of the unqualified opinions, such accountants covenant compliance calculations and, to the extent delivered, management letters delivered by such accountants in connection with all such Financial Statements and prepared in accordance with GAAP;

(iii)           Contemporaneously with the Financial Statements for each quarter and each year end required by the foregoing clauses (i) and (ii), a compliance certificate of the president or chief financial officer of the Borrower in substantially the form of Exhibit E (a “Compliance Certificate”) which (A) states that no Default or Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing, or, if any such Default or Event of Default (or such event or circumstance described in Section 2.06(d)) has occurred and is continuing, a statement as to the nature thereof and what action the Borrower proposes to take with respect thereto, (B) sets forth, for the quarter or year covered by such Financial Statements or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios and tests provided in Section 5.03, (C) sets forth OIBDA for the four consecutive fiscal quarter period ending as of such quarter or year end, (D) set forth Accounts agings for all Accounts, a list of the top ten Account Debtors (based on outstanding Accounts as of the end of such quarter or year) and Accounts agings for each such top ten Account Debtor, and (E) sets forth information and computations related to Sections 2.17(b), 5.01(i), 5.02(a), 5.02(d), 5.02(e) and 5.02(q) of this Agreement and any other provisions of the Credit Documents required to be included in such Compliance Certificate;

(iv)           (A) On each Monthly Release Date (and in any event no later than the fifteenth date of each calendar month), a Borrowing Base Certificate of the president or chief financial officer of the Borrower in substantially the form of Exhibit F (a “Borrowing Base Certificate”) which sets forth (i) the calculation of the Adjusted Borrowing Base Availability as of such Monthly Release Date (including Accounts agings), (ii) the calculation of the Percentage of Loans Outstanding as of such Monthly Release Date, (iii) the amount that the Borrower is requesting to be released to the Borrower from the Genius Control Account pursuant to Section 2.05(a) and the amount the Borrower is requesting be retained in the Genius Control Account as an “Eligible Cash Amount,”(iv) the ratings described in the definition of “Applicable Concentration Percentage” for each Account Debtor where the Borrower’s and the Guarantor’s total Accounts from such Account Debtor (other than any Account for which no portion thereof has an Applicable Advance Rate applicable to it that is greater than zero) exceed 7% of the Borrower’s and the Guarantor’s total Eligible Accounts, determined using the Bloomberg CRPR screen (or any other source satisfactory to the Administrative Agent), in each case, as of the last day of the calendar month ending prior to such Monthly Release Date and (v) a schedule of the amount and Account Debtor for each VMI Account, and (B) concurrently with the delivery of a Notice of Loan Borrowing or Letter of Credit Application, a Borrowing Base Certificate demonstrating that the Adjusted Borrowing Base Availability as of the most recent Monthly Release Date (after making adjustments as required by clause (e) of the definition of Adjusted Borrowing Base Availability) is sufficient for such requested Notice of Loan Borrowing or Letter of Credit Application.  In each case, such Borrowing Base Certificate shall be accompanied by a certificate of a Responsible Officer of the Borrower attesting that the Adjusted Borrowing Base Availability as set forth in the Borrowing Base Certificate has been calculated in accordance with the definition of “Adjusted Borrowing Base Availability” as set forth in Section 1.01;

(v)           On each Monthly Release Date (and in any event no later than the fifteenth date of each calendar month), an Allocation Certificate of the Borrower in substantially the form of Exhibit G (an “Allocation Certificate”) which includes a calculation of the then applicable allocation and application of funds from the Central Lockbox Account to the Weinstein Control Account and the Genius Control Account pursuant to the Intercreditor Agreement and confirmation of such allocation and application of funds from the Central Lockbox Account pursuant to the Intercreditor Agreement as of the date of such Allocation Certificate.  The Allocation Certificate shall be accompanied by a certificate of a Responsible Officer of the Borrower attesting that the allocation and application of funds requirements set forth in the Intercreditor Agreement have been complied with;

(vi)           As soon as possible and in no event later than five (5) Business Days after any Loan Party knows of the occurrence or existence of (A) any ERISA Event, (B) any actual or, to the knowledge of the Loan Parties, threatened litigation, suits, claims, disputes or investigations against any Loan Party involving potential monetary damages payable by any Loan Party of $1,000,000 or more (alone or in the aggregate) or in which injunctive relief or similar relief is sought, which relief, if granted, could have a Material Adverse Effect, (C) any other event or condition which, either individually or in the aggregate, could have a Material Adverse Effect, including (I) breach or non-performance of, or any default (taking into consideration any applicable cure periods) under, a Contractual Obligation of the Borrower or any Guarantor; (II) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Guarantor and any Governmental Authority; or (III) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Guarantor, including pursuant to any applicable Environmental Laws; (D) any Default, Event of Default (or event or circumstance described in Section 2.06(d)) or any default under any Subordinated Obligations, the statement of the president or chief financial officer or treasurer of the Borrower setting forth details of such event, circumstance, condition, default, Event of Default or Default and the action which the Borrower proposes to take with respect thereto; or (E) any material change in accounting policies of or financial reporting practices by the applicable Loan Party.  Each notice pursuant to this Section 5.01(a)(vi) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to this Section 5.01(a)(vi) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached;

(vii)           As soon as available, and in any event not later than sixty (60) days after the commencement of each fiscal quarter of the Borrower, the budget and projected financial statements of the Loan Parties for the next four quarters, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Loan Parties, all in reasonable detail and in any event to include projected capital expenditures and quarterly projections of the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement (including quarterly forecasts of monthly cash flow demonstrating monthly compliance with Section 5.03(a) during such fiscal year);

(viii)                      As soon as possible and in any event not later than 90 days after December 31 of each year, a Library Value Report and if (A) an Event of Default has occurred and is continuing, (B) a Material Library Value Event has occurred or (C) in the reasonable judgment of the Administrative Agent a material change in market conditions has occurred, the Administrative Agent in its reasonable discretion (or at any time when an Event of Default has occurred and is continuing) may require an updated Library Value Report covering such matters as the Administrative Agent shall reasonably require (but in any event including all such matters contained in the initial Library Value Report delivered by the Salter Group that relate to copyrights and Inbound Distribution Agreements included in the Eligible Library Value), all at the Borrower’s expense; provided that when the Applicable Advance Rate with respect to the Eligible Library Value equals 0%, clause (A), (B) and (C) of this Section 5.01(a)(viii) shall not apply; provided further, that in the case of an acquisition that does not result in a Material Library Value Event, an appraisal from an independent third party delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent with respect to the assets acquired in such acquisition shall be deemed to be the Library Value Report with respect to such assets until the next Library Value Report is delivered as contemplated above.

(ix)           At least thirty (30) days prior to a sale or other disposition of all or part of the Library Value and no more than ten (10) days after a Material Library Value Event or a material acquisition or change in market conditions for assets comprising all or part of the Library Value has occurred, a notice from the Borrower setting forth the details thereof;

(x)           As soon as possible and in no event later than five (5) Business Days prior to the occurrence of any event or circumstance that would require a prepayment pursuant to Section 2.06(c), the statement of the chief financial officer of the Borrower setting forth the details thereof;

(xi)           As soon as possible and in no event later than ten (10) days prior thereto, written notice of the establishment or acquisition by a Loan Party of any new Subsidiary or the issuance of any new Equity Securities of any existing Loan Party;

(xii)           As soon as possible and in no event later than five (5) Business Days after the receipt thereof by a Loan Party, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law, or any liability of a Loan Party for Environmental Damages;

(xiii)         Promptly after the same are available, and in any event within five (5) Business Days after filing with the Securities and Exchange Commission, notice of filing of copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of GPI or any of its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which GPI, the Borrower or any of their respective Subsidiaries may file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Administrative Agent pursuant to other provisions of this Section 5.01(a);

(xiv)         As soon as possible and in no event later than (10) days prior to the acquisition by any Loan Party of any leasehold or ownership interest in real property, a written update to Schedule 4.01(h);

(xv)          Promptly after the reasonable request by any Lender through the Administrative Agent, copies of any other report or other document that was filed by GPI, the Borrower or any of their respective Subsidiaries, with any Governmental Agency; and

(xvi)           Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the properties, operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent, the Collateral Agent or any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on one or more Platforms and (b) certain of the Lenders may be “public-side” Lenders (i.e. Lenders that do not wish to receive non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state security laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

(b)           Books and Records.  The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

(c)           Inspections.

(i)    The Loan Parties shall permit the Administrative Agent or any agent or representative thereof to conduct (or, if requested by the Administrative Agent, provide the Administrative Agent with) a Collateral Audit at the Borrower’s expense (A) not later than 90 days after January 1 and June 30 of each year (including not later than 90 days after June 30, 2007), and (B) if an Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing, at any other time the Administrative Agent requests;

(ii)           The Loan Parties shall permit the Administrative Agent, the Collateral Agent or any agent or representative thereof, upon reasonable notice and during normal business hours so long as no Default or Event of Default (or event or circumstance described in Section 2.06(d)) shall have occurred and be continuing and otherwise at any time as the Administrative Agent or the Collateral Agent may determine with or without prior notice to the Borrower, to visit and inspect any of the properties and offices of the Loan Parties, to conduct audits of any or all of the Collateral, to examine the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent or the Collateral Agent may request, all at the Borrower’s expense; provided that so long as no Event of Default (or event or circumstance described in Section 2.06(d)) shall have occurred and be continuing, the Borrower shall not be obligated to pay for the costs of more than one inspection under this Section 5.01(c)(ii) in any 12 month period.

(d)           Insurance.  The Loan Parties shall:

(i)           Carry and maintain (A) insurance during the term of this Agreement of the types and in the amounts customarily carried from time to time by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, fire, public liability, property damage and worker’s compensation, (B) if reasonably requested by the Administrative Agent, flood insurance with respect to real property Collateral in amounts and subject to such deductibles and other terms as may be reasonably acceptable to the Administrative Agent, (C) protection and indemnity risks and (D) any other risks against which the Administrative Agent considers, having regards to practices and other circumstances prevailing at the relevant time, it would in the reasonable opinion of the Administrative Agent be reasonable for the Loan Parties to insure and which are specified by the Administrative Agent by notice to the Borrower;

(ii)           Furnish to the Administrative Agent, upon written request, full information as to the insurance carried;

(iii)           Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is reasonably satisfactory to the Administrative Agent; and Obtain and maintain endorsements reasonably acceptable to the Administrative Agent for such insurance (including form 438BFU or equivalent) naming the Administrative Agent and the Collateral Agent as an additional insured, mortgagee and as lender’s loss payee and including lender’s loss payable endorsements, where applicable;

(iv)           Unless otherwise agreed to by the Administrative Agent with the consent of the Required Lenders, cause each such policy to (A) provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder, (B) provide that it shall not be canceled, modified or not renewed (1) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent, and (2) for any other reason upon not less than thirty (30) days’ prior written notice by the insurer to the Administrative Agent and, in each case, giving the Administrative Agent the right to cure defaults, (C) provide for at least thirty (30) days’ prior written notice to each insured and each loss payee named therein of the date on which such policies shall terminate by lapse of time if not renewed, (D) be primary without right of contribution from any other insurance carried by or on behalf of any Lender, the Collateral Agent or the Administrative Agent with respect to any interest in the Collateral, (E) provide that no Person other than the Loan Parties shall have any liability for any premiums with respect thereto and (F) provide that inasmuch as the policies are written to cover more than one insured, all terms and conditions, insuring agreements and endorsements, with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Loan Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(e)           Governmental Charges and Other Indebtedness.  Each Loan Party shall promptly pay and discharge when due (i) all material taxes and other material Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of such Loan Party and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which in each case, if unpaid, could have a Material Adverse Effect, except such taxes, Governmental Charges and Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained to the satisfaction of the Administrative Agent and no material property of any Loan Party is at impending risk of being seized, levied upon or forfeited.

(f)           Use of Proceeds.  The Borrower shall use the proceeds of the Revolving Loans (i) to pay all outstanding interest, loans (it being understood that payments in respect of LIBOR Loans shall be applied to LIBOR Loans as set forth in Section 2.06(e)), fees and other monetary obligations under the Original Agreement, (ii) to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) to finance Permitted Acquisitions, and (iv) (together with Letters of Credit issued hereunder) to provide for the working capital and general corporate purpose needs of the Loan Parties (including without limitation (but subject to the terms herein) the acquisition, development, financing, production, distribution, marketing and certain other exploitation costs).  No part of the proceeds of any Loan or any Letter of Credit shall be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(g)           General Business Operations.  Each of the Loan Parties shall (i) preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, licenses, leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person in all material respects, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not have a Material Adverse Effect, (iv) maintain, preserve and protect all of its rights to enjoy and use its trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations and (v) conduct its business in an orderly manner without voluntary interruption.  No Loan Party shall change its jurisdiction of formation.

(h)           Compliance with Laws .  Each Loan Party shall comply, and shall cause all other Persons occupying or using such Loan Party’s property to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws and Environmental Permits), noncompliance with which could have, individually or in the aggregate, a Material Adverse Effect and the inventory of each Loan Party shall comply with the Fair Labor Standards Act.

(i)           New Subsidiaries.  The Borrower shall, at its own expense promptly, and in any event within thirty (30) Business Days after the formation or acquisition of any Domestic Subsidiary or any Foreign Subsidiary (A) notify the Administrative Agent of such event in writing (to the extent notice has not already been provided in accordance with Section 5.01(a)(x)), (B) cause each Domestic Subsidiary, each Foreign Guarantor Subsidiary and each other Loan Party (other than a Foreign Non-Guarantor Subsidiary), as applicable, to become a party to the Guaranty, the Security Agreement, the Intellectual Property Security Agreement and each other applicable Security Document in accordance with the terms thereof, execute additional Security Documents if requested by the Administrative Agent and amend the Security Documents as appropriate in light of such event to pledge to the Collateral Agent for the benefit of itself and the Lenders (1) 100% of the Equity Securities of each such Person which becomes a Domestic Subsidiary or a Foreign Guarantor Subsidiary and (2) 100% of the non-voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) and 66% of the voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) of each such Person which becomes a Foreign Non-Guarantor Subsidiary (provided that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by any Loan Party of any additional Equity Securities in any such Foreign Non-Guarantor Subsidiary to the Collateral Agent, on behalf of itself and the Lenders, under the Security Documents would not result in an increase in the aggregate net consolidated tax liabilities of the Loan Parties, then, promptly after the change in such laws, all such additional Equity Securities shall be so pledged under the Security Documents) and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (C) deliver (or cause the appropriate Person to deliver) to the Collateral Agent all certificates and other instruments constituting Collateral thereunder free and clear of all adverse claims, accompanied by undated powers or other instruments of transfer executed in blank (and take such other steps as may be requested by the Administrative Agent or the Collateral Agent to perfect the Collateral Agent’s Lien in such Collateral consisting of Equity Securities in compliance with any applicable laws of jurisdictions outside of the United States of America), (D) cause each document (including each UCC financing statement and each filing with respect to intellectual property owned by each new Domestic Subsidiary) required by law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Lenders a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent, (E) deliver an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent with respect to each new Domestic Subsidiary and Foreign Guarantor Subsidiary, and/or the pledge of the Equity Securities of each Domestic Subsidiary, Foreign Guarantor Subsidiary and Foreign Non-Guarantor Subsidiary and the matters set forth in this Section and (F) deliver to the Administrative Agent the same organization documents, resolutions, certificates, lien searches and other matters set forth in Schedule 3.01(b) and (e) with respect to such New Subsidiary as required to be delivered with respect to the Borrower on the date hereof, in form and substance reasonably satisfactory to Administrative Agent.

(j)           Appraisals.  During the existence of an Event of Default (or event or circumstance described in Section 2.06(d)) or upon the written request of any Lender acting pursuant to any Requirement of Law, the Borrower agrees that the Administrative Agent may, at the expense of the Borrower, commission an appraisal of any property (i) to which any Loan Party holds legal title and (ii) which is encumbered by any Security Document.

(k)           Additional Collateral.  If at any time from and after the Original Closing Date any Loan Party acquires any fee interest in real property with a value that exceeds $1,000,000, such Loan Party shall deliver to the Administrative Agent, at its own expense, promptly all documentation and information in form and substance reasonably satisfactory to the Administrative Agent (including surveys and environmental reports) to assist the Collateral Agent in obtaining deeds of trust or mortgages on such additional real property and ALTA policies of title insurance, with such endorsements as the Administrative Agent may reasonably require, issued by a company and in form and substance reasonably satisfactory to the Administrative Agent, in an amount equal to the principal amount of the Total Revolving Loan Commitment as in effect from time to time, insuring the Collateral Agent’s Lien on such additional real property Collateral to be of first priority, subject only to such exceptions as the Administrative Agent shall approve in its discretion, with all costs thereof to be paid by the Borrower.

(l)    Control Agreements.  No later than 30 days after the Closing Date, to the extent not previously provided, the Borrower shall provide the Administrative Agent with (i) a Control Agreement with each financial institution at which the Borrower or any Guarantor maintains a deposit account as of the Closing Date, each appropriately completed, duly executed by such Loan Party, and the Administrative Agent and acknowledged by the depositary bank to which addressed and (ii) a Control Agreement with each securities intermediary at which any Borrower or any Guarantor maintains a securities account as of the Closing Date, each appropriately completed, duly executed by such Loan Party, and the Administrative Agent and acknowledged by the securities intermediary to which addressed; provided that in the event that the Borrower cannot obtain a Control Agreement with respect to the deposit accounts of the Loan Parties at Wells Fargo Bank, National Association within 30 days after the Closing Date, then the Borrower shall terminate such deposit accounts within 15 days after such 30-day period and the Borrower shall transfer all funds in such deposit accounts to a deposit account subject to a Control Agreement.

(m)           Good Standing Certificates.

(i)             No later than 15 days after the Closing Date, to the extent not previously provided, the Borrower shall provide the Administrative Agent with a certificate of good standing (or comparable certificate) for each Loan Party that is qualified to do business in the state of California or Colorado, certified as of a recent date after the Closing Date by the Secretary of State (or comparable public official) of California or Colorado, as applicable.

(ii)             No later than 15 days after the Closing Date, to the extent not previously provided, the Borrower shall provide the Administrative Agent with certificates of the Franchise Tax Board, Secretary of State or comparable official of the state of incorporation or formation of each Loan Party (to the extent such a certificate is available in such state) and each state in which such Loan Party is qualified to do business (to the extent such a certificate is available in such state), certified as of a recent date after the Closing Date and stating that such Loan Party is in good tax standing under the laws of such states.

5.02.         Negative Covenants.  So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid or unperformed, (other than contingent indemnity obligations to the extent no claim has been asserted) or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following negative covenants, unless the Required Lenders shall otherwise consent in writing:

(a)           Indebtedness.  None of the Loan Parties shall create, incur, assume or permit to exist any Indebtedness or engage in any off-balance sheet finance transaction or other similar transaction except for the following (“Permitted Indebtedness”):

(i)           Indebtedness of the Loan Parties under the Credit Documents;

(ii)          Indebtedness of the Loan Parties listed in Schedule 5.02(a) and existing on the date of this Agreement (excluding any extension, renewal, replacement or refinancing thereof);

(iii)         Indebtedness of the Loan Parties under Rate Contracts entered into with respect to the Loans; provided that (A) all such Rate Contracts are entered into in connection with bona fide hedging operations and not for speculation and (B) the aggregate notional principal amount under all such Rate Contracts does not exceed the Effective Amount of the Loans at any time;

(iv)         Indebtedness of the Loan Parties with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business, including those for laboratories (including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 6.01(h));

(v)          Guaranty Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;

(vi)         Indebtedness, if any, owing to any other Loan Parties; provided that the Investment constituting such Indebtedness is permitted by Section 5.02(e)(iii);

(vii)       purchase money Indebtedness, vendor financing and Capital Lease obligations in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding;

(viii)      Indebtedness, if any, owing to The Weinstein Company under the Weinstein Distribution Agreement;

(ix)         Subordinated Obligations incurred after the Closing Date; provided that such Indebtedness is on terms and conditions and pursuant to documentation (including rate, tenor, amount, security and subordination) satisfactory to the Required Lenders and the Required Lenders consent thereto is evidenced in writing; and

(x)          Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding arising in connection with one or more letters of credit issued by a Lender under separate documentation between a Loan Party and such Lender (for the avoidance of doubt, each letter of credit described in this clause (x) is not a Letter of Credit as defined in this Agreement).

(b)           Liens.  No Loan Party shall create, incur, assume or permit to exist any Lien or Negative Pledge on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i)           Liens in favor of the Collateral Agent, the Administrative Agent or any Lender securing the Obligations and Negative Pledges under the Credit Documents;

(ii)          Liens listed in Schedule 5.02(b) and existing on the date of this Agreement and any replacement Liens (covering the same or a lesser scope of property) in respect of replacement Indebtedness permitted under Section 5.02(a)(ii);

(iii)         Liens on the TWC Collateral (as defined in the Intercreditor Agreement) in favor of The Weinstein Company securing the Weinstein Secured Obligations (as defined in the Intercreditor Agreement) so long as such liens are subject to the Intercreditor Agreement and the Intercreditor Agreement remains in full force and effect;

(iv)         Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith and by appropriate proceedings; provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no property of any Loan Party is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(v)          Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums which are not overdue more than 45 days or are being contested in good faith and by appropriate proceedings; provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

(vi)         Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(vii)        Purchase money Liens and associated Negative Pledges incurred with respect to property acquired using the proceeds of Indebtedness and Capital Leases permitted under Section 5.02(a)(vii);

(viii)       Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clause (ii) or (vii) above; provided that any extension, renewal or replacement Lien (A) is limited to the property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount and has material terms no less favorable to the Lenders than the Indebtedness secured by the existing Lien;

(ix)         any judgment Lien not giving rise to an Event of Default;

(x)          leases or subleases granted to others (in the ordinary course of business consistent with past practices) not interfering in any material respect with the ordinary conduct of the business or operations of any Loan Party;

(xi)         easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(xii)        deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;

(xiii)       bankers liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business;

(xiv)       Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of any Loan Party;

(xv)        Liens resulting from a filing made by a third party as consignor against the Borrower as consignee, which filing solely describes the property of the consignor that is being held by the Borrower;

(xvi)       Other Liens securing any collateral of the Loan Parties with a value in an amount not in excess of $2,000,000 at any one time;

(xvii)      Liens incurred with respect to Subordinated Obligations permitted under Section 5.02(a)(ix) to the extent the Required Lenders expressly permit any such Liens when consenting to any such Subordinated Obligations pursuant to Section 5.02(a)(ix);

(xviii)     Liens on cash collateral in favor of Citibank, N.A. securing the Indebtedness permitted under Section 5.02(a)(ii); provided that (A) the aggregate amount of such cash collateral may not at any time exceed the lesser of (1) the aggregate outstanding amount of the Indebtedness permitted under Schedule 5.02(a)(ii) and (2) $300,000 and (B) such cash collateral must be held in account #270271604 at Citibank, N.A.; and

(xix)         Liens on cash collateral in favor of one or more Lenders securing the Indebtedness permitted under Section 5.02(a)(x); provided that (A) the aggregate amount of such cash collateral may not at any time exceed the lesser of (1) the aggregate outstanding amount of the Indebtedness permitted under Section 5.02(a)(x) at such time and (2) $5,000,000 and (B) such cash collateral must be held in one or more Operating Accounts;

provided, however, that the foregoing exceptions shall not permit any Lien in any Equity Securities issued by any Loan Party (other than GPI) and owned by any Loan Party, except for Liens in favor of the Collateral Agent securing the Obligations or any guaranty thereof.

(c)           Asset Dispositions.  No Loan Party shall, directly or indirectly, sell, lease, charter, convey, transfer or otherwise dispose (including, without limitation, via any sale and leaseback transaction) of any of its assets or property, whether now owned or hereafter acquired, except for the following:

(i)          Sales or licensing by the Loan Parties of inventory in the ordinary course of their businesses (excluding sales of inventory by any Loan Party, directly or indirectly, to another Loan Party);

(ii)         Sales by the Loan Parties of damaged, worn or obsolete equipment in the ordinary course of their businesses for not less than fair market value;

(iii)        Sales or other dispositions by any Loan Party of Investments permitted by clause (i) of Section 5.02(e) for not less than fair market value; provided that no Default or Event of Default (or event or circumstance described in Section 2.06(d)) shall have occurred and be continuing and the proceeds of such sale or other disposition are retained as working capital with such Loan Party;

(iv)        Sales or other dispositions of assets and property by the Borrower to any Guarantor (other than GPI) or by any Guarantor to the Borrower or another Guarantor (other than GPI); provided that the terms of any such sales or other dispositions by or to the Borrower or any Guarantor are terms which are no less favorable to the Borrower or any Guarantor than would prevail in the market for similar transactions between unaffiliated parties dealing at arm’s length; and

(v)         Sales or other dispositions by the Loan Parties of all or a portion of the assets included in the Library Value to a non-Affiliate third party for cash; provided that:

(A)           No Default or Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing on the date of, or would result after giving effect to, any such sale or other disposition (actually and on a pro forma basis);

(B)           The Adjusted Borrowing Base Availability reported in the most recently delivered Borrowing Base Certificate as of the date of any such sale or other disposition exceeds, and would exceed after giving effect to any such sale or other disposition, the aggregate amount of Revolving Loans and L/C Obligations outstanding as of the date of any such sale or other disposition; and

(C)           The Borrower notifies the Administrative Agent of any such sale or other disposition in accordance with Section 5.01(a)(ix).

(d)           Mergers, Acquisitions, Etc.  No Loan Party shall reorganize, recapitalize, liquidate, dissolve or consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person, except for the following:

(i)           the Borrower and the other Loan Parties (other than GPI) may consolidate or merge with each other; provided that (A) no Default or Event of Default (or event or circumstance described in Section 2.06(d)) shall have occurred and be continuing or would result after giving effect to any such consolidation or merger and (B) in any such consolidation or merger involving the Borrower and another Loan Party, the Borrower is the surviving Person;

(ii)          Intentionally Omitted;

(iii)         Acquisitions by the Borrower or a Guarantor of any Person or the assets of a Person as a new Subsidiary or of all or substantially all of the assets of any other Person or identifiable business unit or division of any other Person (in each case, the “Proposed Target”); provided that:

(A)    No Default or Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition (actually and on a pro forma basis);

(B)           The Proposed Target is in the same or similar line of business as the Borrower;

(C)           The acquisition of the Proposed Target shall be completed as a result of an arm’s length negotiation (i.e. on a non-hostile basis);

(D)           The Proposed Target’s earnings before interest, taxes, depreciation and amortization (calculated in a manner reasonably acceptable to the Administrative Agent) for the last twelve months ending as of closing of such acquisition is not less than zero;

(E)           The acquisition of the Proposed Target shall be consummated, in all material respects, in accordance with all applicable laws and all applicable Governmental Authorizations;

(F)           The Borrower have delivered to the Administrative Agent, (1) written notice of such proposed acquisition at least 20 calendar days prior to the closing date of such proposed acquisition, (2) financial statements of the subject of such acquisition (or, in the case of assets constituting less than all of the assets of a Person, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding twelve months, and (3) pro forma financial statements reflecting the combined projected performance of the Loan Parties during the 12 months immediately following consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith projections of the Borrower, in form and detail reasonably acceptable to the Administrative Agent, which projections shall show that such acquisition will not result in any Default hereunder (or event or circumstance described in Section 2.06(d));

(G)           The Borrower shall be in compliance with the covenants in Section 5.03 and any financial covenants set forth in this Agreement on a pro forma basis after giving effect to the acquisition of the Proposed Target as of the last day of the fiscal quarter most recently ended and, prior to the proposed acquisition date, the Administrative Agent shall have received a Compliance Certificate evidencing such pro forma compliance;

(H)           No Proposed Target shall be organized or domiciled under the law of any jurisdiction outside the United States or Canada, and no Proposed Target shall have more than 10% of its assets or annual revenues based in or from outside of the United States or Canada (as determined from the most recently available financial information for the Proposed Target);

(I)    The Proposed Target shall be owned directly by the Borrower or, if the Proposed Target remains a separate entity, be a wholly-owned Subsidiary of the Borrower after giving effect to the acquisition;

(J)           The Collateral Agent shall hold a perfected, first priority security interest in and lien on all of the assets acquired by the Borrower or a Guarantor in such transaction (including but not limited to the assets of the Proposed Target, subject only to Permitted Liens and, if the Proposed Target survives such transaction as a separate Subsidiary, any Equity Securities in the Proposed Target to the extent required by Section 5.01(i));

(K)           If such Proposed Target remains a separate Subsidiary, all action required of the Loan Parties under Section 5.01(i) shall be completed substantially concurrently with the consummation of such acquisition or, if reasonably requested by the Administrative Agent, such Proposed Target (and any Subsidiary of the Proposed Target acquired as part of the acquisition) shall be a party to the Credit Documents as an additional borrower substantially concurrently with the consummation of such acquisition pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent; and

(L)           The consideration paid or payable in cash or other property (other than common Equity Securities) in connection with such acquisition (including “earn-out” or similar payments), when taken together with each other Permitted Acquisition consummated since the Original Closing Date shall not exceed $5,000,000 in the aggregate (plus an amount equal to (1) 25% multiplied by (2) the cumulative amount of OIBDA that is generated from and after October 1, 2007 to the extent such OIBDA exceeds $50,000,000); provided, that (x) consideration paid or payable in common Equity Securities of the Borrower or GPI shall not be subject to or included in the dollar limit set forth in this clause (L) and (y) the acquisition of a company disclosed to the Administrative Agent in writing prior to the Closing Date for an amount of up to $10,000,000 of cash consideration paid as of the closing of such acquisition (plus an additional amount of up to $2,500,000 in earn-out payments to the extent actually earned pursuant to the documents executed in connection with such acquisition) shall not be subject to or included in the dollar limit set forth in this clause (L).

(e)           Investments.  None of the Loan Parties shall make any Investment except for Investments in the following:

(i)           Investments by the Loan Parties in cash and Cash Equivalents; provided that, for Investments of the Borrower and each Guarantor, such Investments are subject to a Control Agreement (other than an aggregate amount of Investments existing at any one time equal to or less than $100,000);

(ii)          Investments listed in Schedule 5.02(e) existing on the date of this Agreement; Investments by the Loan Parties in each other (other than GPI); provided that any Investments constituting Indebtedness shall be evidenced by one or more Pledged Intercompany Notes subject to a first perfected security interest in favor of the Collateral Agent and in the Collateral Agent’s possession; providedfurther that Investments (including any loans or advances) by Loan Parties made directly or indirectly in any Foreign Subsidiaries may not exceed $1,000,000 at any one time as to any such Foreign Subsidiary or $1,000,000 in the aggregate at any one time;

(iii)         Investments consisting of loans to employees, officers and directors in the ordinary course of business in an aggregate amount not exceeding $1,000,000 at any one time outstanding;

(iv)         Investments permitted by Section 5.02(d);

(v)          Advance payments made for the right to distribute or market products or items under an Inbound Distribution Agreement that are permitted by Section 5.02(q);

(vi)         Deposit accounts; provided that, for deposit accounts of the Borrower and each Guarantor, such Investments are subject to a Control Agreement; and

(vii)        Investments by the Borrower and its Domestic Subsidiaries in Qualified Co-Productions in an aggregate amount (valued at cost) not to exceed $20,000,000 at any one time since the date of this Agreement; provided that in calculating the aggregate amount of Investments relating to Qualified Co-Productions, such Investments recouped by the Borrower or any of its Domestic Subsidiaries shall reduce the aggregate amount of Investments related to Qualified Co-Productions; provided further, that if (A) the Borrower and the Guarantors have positive OIBDA for four consecutive quarters and cumulative OIBDA of $75,000,000 or more since October 1, 2007 and (B) the Borrower shall have provided the Administrative Agent with a certificate confirming the satisfaction of the conditions in clause (A) above together with calculations demonstrating such satisfaction executed by a Responsible Officer of the Borrower, then from and after the date such certificate is delivered to the Administrative Agent the dollar limitation in this clause (viii) shall no longer be applicable.

(f)           Distributions, Redemptions, Etc.  No Loan Party shall reorganize, recapitalize or make any Distributions or set apart any sum for any such purpose except as follows:

(i)           Any Subsidiary of the Borrower may pay dividends on its Equity Securities to the Borrower or any intervening Subsidiary;

(ii)          If no Default or Event of Default (or event or circumstance described in Section 2.06(d)) shall have occurred and be continuing or would result from a proposed Distribution under this Section 5.02(f)(ii) and so long as the Borrower is a limited liability company or any other pass-through entity for tax purposes, the Borrower may, on a quarterly basis, make cash Distributions to GPI and The Weinstein Company (through any intervening Loan Parties) and GPI may make corresponding distributions to its shareholders in an amount equal to the minimum amount necessary to pay for estimated income taxes owing by GPI and The Weinstein Company attributable to the income of the Borrower (less the amount of any prior Distribution for such purpose that was not necessary to pay the actual taxes of such holders); and

(iii)         If no Default or Event of Default (or event or circumstance described in Section 2.06(d)) shall have occurred and be continuing or would result from a proposed Distribution under this Section 5.02(f)(iii) and so long as GPI and the Borrower remain in compliance with their material business and legal agreements, the Borrower may, on a quarterly basis make cashless Distributions to The Weinstein Company for the purpose of converting The Weinstein Company’s Class W Units of the Borrower into common stock of GPI.  Without limiting the foregoing, the Borrower agrees not to elect to make any cash payment in connection with any such conversion or redemption under the Borrower’s limited liability company agreement.

(g)           Change in Business.  No Loan Party shall engage, either directly or indirectly through Affiliates, in any business substantially different from the business of the Borrower or the Loan Parties as of the Original Closing Date.

(h)           Payments of Indebtedness, Etc.  No Loan Party shall:

(i)           prepay, redeem, purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) in any manner prior to the scheduled payment thereof any Indebtedness (including any Subordinated Obligations) or lease obligations of any Loan Party (other than (A) the Obligations and (B) the prepayment of any Indebtedness incurred in accordance with Section 5.02(a)(vii) so long as no Default or Event of Default (or event or circumstance described in Section 2.06(d)) exists at the time of such proposed prepayment of any Indebtedness incurred in accordance with Section 5.02(a)(vii) or would result therefrom); or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Indebtedness (including any Subordinated Obligations) of any Loan Party prior to the date when due or otherwise to provide for the defeasance of any such Indebtedness;

(ii)          pay or prepay any principal, premium, interest or any other amount  (including sinking fund payments) with respect to any Subordinated Obligation (except payments expressly approved by the Required Lenders in writing), or redeem purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) any Subordinated Obligations; or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Subordinated Obligations prior to the date when due or otherwise to provide for the defeasance of any Subordinated Obligations; or

(iii)         supplement, modify, amend, restate, extend or otherwise change the terms of any document, instrument or agreement evidencing or governing any Subordinated Obligations.

(i)    ERISA.

(i)           No Loan Party nor any ERISA Affiliate  shall (A) adopt or institute any Pension Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Pension Plan or Multiemployer Plan which would subject a Loan Party or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Pension Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC, where singly or cumulatively, the above could have a Material Adverse Effect.

(ii)           No Loan Party shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.

(j)           Transactions With Affiliates.  No Loan Party shall enter into or permit to exist any Contractual Obligation with any Affiliate (other than any other Loan Party) or engage in any other transaction with any Affiliate (other than any other Loan Party) other than Contractual Obligations upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons.

(k)           Accounting Changes.  No Loan Party shall change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices except as required by GAAP.

(l)           Rate Contracts.  No Loan Party shall enter into any Rate Contract, except (i) Rate Contracts entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Securities of the Borrower or any Subsidiary of the Borrower), and (ii) Rate Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

(m)           Amendment of Material Documents.  No Loan Party shall agree to amend, modify, supplement or replace any Material Document or any document executed and delivered in connection therewith, in each case in a manner which would adversely affect the interests of the Borrower or the Administrative Agent, the Collateral Agent and the Lenders and in any event subject to Section 5.02(h) with respect to Subordinated Obligations.

(n)    Restrictive Agreements.  No Loan Party shall agree to any restriction or limitation (other than as set forth in this Agreement or the other Credit Documents) on the making of Distributions or the transferring of asset from any Loan Party to another Loan Party.

(o)           Joint Ventures.  No Loan Party shall enter into any Joint Venture; provided, however, that the Borrower may enter into and maintain an interest in a Joint Venture that is a Qualified Co-Production if (i) the aggregate Investment by the Borrower and its Subsidiaries in all Qualified Co-Productions is permitted by Section 5.02(e)(viii), (ii) the business of the Joint Venture is the same or a similar line of business as the Borrower and (iii) such Joint Venture is a corporation, limited liability company or other limited liability entity organized under the laws of the United States of America or any state thereof.

(p)           Accounts.  No Loan Party shall fail, within 30 days of the Borrower’s receipt of a written request from the Administrative Agent (as such time period may be extended by the Administrative Agent), to execute and deliver to the Administrative Agent control agreements in favor of the Collateral Agent in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent with respect to each account of the Loan Parties which is existing as of the Original Closing Date (to the extent the Borrower has not already done so) or opened following the Original Closing Date with any bank, savings association, financial institution or similar financial intermediary in which cash or other property will be deposited.

(q)           Advance Payments.  No Loan Party shall make advance payments for the right to distribute or market any item or product pursuant to an Inbound Distribution Agreement (other than advance payments made in an aggregate amount not to exceed $35,000,000 since the Original Closing Date; provided that in calculating the aggregate amount of advance payments, such advance payments recouped by the Borrower or any of its Domestic Subsidiaries shall reduce the aggregate amount of advance payments).

(r)           Consignments.  No Loan Party shall deliver inventory to a third party for the purpose of sale or disposition under a consignment arrangement or any similar arrangement.

5.03.        Financial Covenants.  So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid or unperformed (other than contingent indemnification Obligations), or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a)           Minimum Cash Liquidity.  The Borrower shall not permit its Unrestricted Cash Liquidity Amount to be less than $3,000,000 at any time after the Original Closing Date.

(b)           Minimum Borrowing Base Coverage.  The Borrower shall not permit the Borrowing Base Percentage to be less than or equal to 115% at any time after the Original Closing Date.

ARTICLE VI.  EVENTS OF DEFAULT.

6.01.         Events of Default.  The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a)           Non-Payment.  Any Loan Party shall (i) fail to pay when due any principal of any Loan or any L/C Obligation or (ii) fail to pay within five (5) Business Days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents (including any amount due under any Lender Rate Contract and the Guaranty); or

(b)           Specific Defaults.  Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.01(a) (other than Section 5.01(a)(iv)(A)), Section 5.01(f), Section 5.01(g), Section 5.01(h), Section 5.01(i), Section 5.01(k), Section 5.02 or Section 5.03(a) of this Agreement or Section 2 of the Intercreditor Agreement; or

(c)           Other Defaults.

(i)           Any default shall occur under the Guaranty or any Security Document and such default shall continue beyond any period of grace provided with respect thereto; or

(ii)          Any Loan Party shall fail to observe or perform any other covenant (including Section 5.03(b), but excluding Section 5.01(a)(iv)(A)), obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the date of such failure; or

(iii)         The Borrower shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.01(a)(iv)(A) and such failure shall continue for ten (10) Business Days after the date of such failure; provided that any such failure described under this clause (iii) shall not be an Event of Default if such failure occurs at a time when no Loans or L/C Obligations are outstanding; or

(d)           Representations and Warranties.  Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Loan Party to the Administrative Agent, the Collateral Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent, the Collateral Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(e)           Cross-Default.  (i) Any Loan Party shall fail to make any payment on account of any Indebtedness or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness or Contingent Obligation exceeds the greater of $1,000,000 and an amount equal to 5% of OIBDA for the most recently ended four consecutive fiscal quarter period or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding the greater of $1,000,000 and an amount equal to 5% of OIBDA for the most recently ended four consecutive fiscal quarter period to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) any Loan Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness or Contingent Obligation of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding the greater of $1,000,000 and an amount equal to 5% of OIBDA for the most recently ended four consecutive fiscal quarter period to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(f)           Insolvency; Voluntary Proceedings.  Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(g)           Involuntary Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(h)           Judgments.  (i) One or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount exceeding the greater of $1,000,000 and an amount equal to 5% of OIBDA for the most recently ended four consecutive fiscal quarter period (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d) in all material respects) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of thirty (30) consecutive days; provided that if one or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount exceeding the greater of $5,000,000 and an amount equal to 25% of OIBDA for the most recently ended four consecutive fiscal quarter period (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d) in all material respects) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances such circumstance shall be an Event of Default whether or not the same has been satisfied, vacated or stayed; (ii) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a part of the property of any Loan Party with an aggregate value in excess of the greater of $1,000,000 and an amount equal to 5% of OIBDA for the most recently ended four consecutive fiscal quarter period and the same shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or (iii) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, could have a Material Adverse Effect are rendered, issued or levied; or

(i)           Credit Documents.  Any Credit Document or any material term thereof shall cease to be, or shall be asserted by a Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms or shall otherwise cease to be in full force and effect; or

(j)           Security Documents.  Any Lien intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by a Loan Party not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby, or any Loan Party shall issue, create or permit to be outstanding any Equity Securities which shall not be subject to a first priority perfected Lien under the Security Documents; or

(k)           ERISA.  Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of thirty (30) days or more after written notice thereof is provided to the Borrower by the Administrative Agent, or any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan which, either individually or in the aggregate, could have a Material Adverse Effect; or

(l)           Change of Control.  Any Change of Control shall occur; or

(m)           Involuntary Dissolution or Split Up.  Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or

(n)           Material Adverse Change.  A material adverse change in the assets, operations, business, properties or condition (financial or otherwise) of the Loan Parties (taken as a whole) since December 31, 2006 shall have occurred; or

(o)           Guarantors.  Any Guarantor shall repudiate or purport to revoke the Guaranty; or

(p)    Designated Person.  Any Loan Party shall become a Designated Person; or

(q)           Subordinated Obligations.  Any trustee for, or any holder of, any Subordinated Obligations asserts in writing that such Subordinated Obligations (or any portion thereof) is not subordinated to the Obligations in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations); or any event occurs which gives the holder or holders of such Subordinated Obligations (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligations due before the date on which it otherwise would become due, or the right to require the issuer thereof, to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of any Subordinated Obligations, or a final judgment is entered by a court of competent jurisdiction that any Subordinated Obligations (or any portion thereof) is not subordinated in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations) to the Obligations; or

(r)           Waiver or Amendment.  Any term of an Inbound Distribution Agreement or an Outbound Distribution Agreement is waived or amended, which, in the aggregate, could have a Material Adverse Effect; or

(s)           Weinstein Distribution Agreement.  (i) The Borrower or the Administrative Agent receives written notice that the Weinstein Distribution Agreement has been terminated (through early termination provisions, any buyback option or otherwise), the Weinstein Distribution Agreement actually is terminated (through early termination provisions, any buyback option or otherwise), (ii) The Weinstein Company exercises any of its secured creditor remedies under the Weinstein Distribution Agreement or any related security documents (other than blocking the Weinstein Control Account), (iii) The Weinstein Company blocks the weekly payments made from the Weinstein Control Account to the Borrower for more than 4 consecutive Weinstein Disbursement Dates (as defined in the Intercreditor Agreement) or (iv) any waiver or extension agreement in existence on or about the Original Closing Date that relates to one or more Material Documents shall have expired or been terminated and a waiver or extension agreement is still required in connection with any such Material Document to provide a waiver with respect to or to extend the time period for compliance with any such Material Document; or

(t)           Loss of Material Account Debtor.  An Account Debtor that accounted for more than 10% of net revenues of the Loan Parties, taken together, in the prior 12 month period ceases to be purchase inventory or services from the Borrower or a Guarantor or otherwise terminates its relationship with the Borrower or the applicable Guarantor, in each case for a period of greater than ninety (90) days.

6.02.        Remedies.

(a)           At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or Section 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (i) terminate the Revolving Loan Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans, and/or (ii) declare all or a portion of the outstanding Obligations payable by the Borrower to be immediately due and payable and require that the Borrower Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding .  Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Revolving Loan Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations shall automatically become effective, which amounts shall be immediately pledged and delivered to the Collateral Agent as security for the Obligations and (3) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and the Collateral Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both.  Notwithstanding anything to the contrary in the Credit Documents, all Cash Collateral shall first be applied to the L/C Obligations and then to the remaining obligations in the manner set forth in the Credit Documents.

(b)           The proceeds of any sale, disposition or other realization upon all or any part of the Collateral and, if an Event of Default has occurred and is continuing and the Collateral Agent, the Administrative Agent or the Required Lenders have so elected, the funds deposited and available from the Genius Control Agreement shall, in each case, be distributed or otherwise applied by the Administrative Agent or the Collateral Agent (as applicable) in the following order of priorities:

First, to the Administrative Agent and the Collateral Agent in an amount sufficient to pay in full the costs and expenses of the Administrative Agent and the Collateral Agent in connection with any sale of, disposition of or other realization on the Collateral, including all fees, costs, expenses, liabilities and advances incurred or made by the Administrative Agent or the Collateral Agent in connection therewith, including, without limitation, attorneys’ fees and costs;

Second, to the Lenders in an amount equal to accrued interest then due and payable under this Agreement and the other Credit Documents (except for Lender Rate Contracts);

Third, pari passu and ratably, to (i) the Lenders in an amount equal to the principal amount of the outstanding Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations on a pro rata basis in accordance with the then outstanding principal amount of the Loans and L/C Obligations (with the portion allocated to the Revolving Loans and L/C Obligations to be applied first to repay the Revolving Loans in full and then to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of all L/C bligations) and (ii) to the Lender(s) and Affiliates thereof to whom obligations are owed in connection with any Lender Rate Contract the terms of which comply with this Agreement to the extent of the associated Termination Value of such Lender Rate Contract, and such proceeds will not be applied to the extent of any excess over such Termination Value in connection with any Lender Rate Contact, until the Obligations (other than obligations under this clause (ii)) have been paid in full and the Revolving Loan Commitments have been terminated;

Fourth, to the Lenders in an amount equal to any other Obligations, which are then unpaid (other than any Obligations related to Lender Rate Contracts);

Fifth, to the Lenders and Affiliates thereof in an amount equal to any other Obligations related to Lender Rate Contracts the terms of which comply with this Agreement, which are then unpaid; and

Finally, upon payment in full of all of the Obligations, to the Borrower or the persons legally entitled thereto.

ARTICLE VI.  ADMINISTRATIVE AGENT, COLLATERAL AGENT AND RELATIONS AMONG LENDERS.

7.01.        Appointment, Powers and Immunities.

(a)           Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent and each Lender hereby appoint and authorize the Collateral Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Lead Arranger or the Managing Lead Arranger shall not have any duties or responsibilities or any liabilities under this Agreement or any other Credit Documents and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Credit Documents shall not require the consent of any of the Lead Arranger or the Managing Lead Arranger in such capacity.  Neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender or have any fiduciary duty to any Lender.  Notwithstanding anything to the contrary contained herein neither the Administrative Agent nor the Collateral Agent shall be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rule.  Neither the Administrative Agent, the Collateral Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder.  The Administrative Agent and the Collateral Agent may employ its own respective agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Neither the Administrative Agent, the Collateral Agent nor any of their directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from its or their own gross negligence or willful misconduct.  Except as otherwise provided under this Agreement, the Administrative Agent, shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders or in the absence of such direction such action as the Administrative Agent in good faith deems advisable under the circumstances.  The Collateral Agent shall take such action with respect to the Credit Documents as shall be directed by the Administrative Agent or the Required Lenders or in the absence of such direction such action as the Collateral Agent in good faith deems advisable under the circumstances (the Required Lenders agree that all instructions to the Collateral Agent from the Required Lenders will be delivered through the Administrative Agent).

(b)           The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

7.02.    Reliance by the Administrative Agent and the Collateral Agent.  The Administrative Agent, the Collateral Agent and the L/C Issuer shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent or the Collateral Agent (as applicable) with reasonable care.  As to any other matters not expressly provided for by this Agreement, the Administrative Agent and the Collateral Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all Lenders if required by Section 8.04), and such instructions of the Required Lenders (or all the Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.03    Defaults.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (or event or circumstance described in Section 2.06(d)) unless the Administrative Agent or the Collateral Agent, as applicable, has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default or Event of Default (or event or circumstance described in Section 2.06(d)) and stating that such notice is a “Notice of Default”.  If the Administrative Agent or the Collateral Agent receives such a notice of the occurrence of a Default or Event of Default (or event or circumstance described in Section 2.06(d)), the Administrative Agent or the Collateral Agent, as applicable, shall give prompt notice thereof to the Lenders.  The Administrative Agent or the Collateral Agent, as applicable shall take such action with respect to such Default or Event of Default (or event or circumstance described in Section 2.06(d)) as shall be reasonably directed by the Required Lenders or otherwise required by the Credit Documents; provided, however, that until the Administrative Agent or the Collateral Agent, as applicable, shall have received such directions, the Administrative Agent or the Collateral Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default (or event or circumstance described in Section 2.06(d)) as it shall deem advisable in the best interest of the Lenders.  Notwithstanding anything in the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

7.04.     Indemnification.  Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, the L/C Issuer and the Collateral Agent, ratably in accordance with its Revolving Proportionate Share of all Obligations and Revolving Loan Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent, the L/C Issuer or the Collateral Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing (1) as to the Administrative Agent, to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the Administrative Agent’s gross negligence or willful misconduct, (2) as to the Collateral Agent, to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the Collateral Agent’s gross negligence or willful misconduct or (3)  as to the L/C Issuer, to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the L/C Issuer’s gross negligence or willful misconduct.  The Administrative Agent, the L/C Issuer and the Collateral Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05    Non-Reliance.  Each Lender represents that it has, independently and without reliance on the Administrative Agent, the L/C Issuer, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Loan Parties and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent, the L/C Issuer, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement.  None of the Administrative Agent, the L/C Issuer, the Collateral Agent or any of their affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party; (b) have any duty or responsibility to disclose to or otherwise provide any Lender, and shall not be liable for the failure to disclose or otherwise provide any Lender, with any credit or other information concerning any Loan Party which may come into the possession of the Administrative Agent, the L/C Issuer or the Collateral Agent or that is communicated to or obtained by the bank serving as Administrative Agent, the L/C Issuer or Collateral Agent or any of their Affiliates in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent, the L/C Issuer or the Collateral Agent, as applicable, hereunder; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Loan Party or any officer, employee or agent of any Loan Party in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document.

7.06.    Resignation of the Administrative Agent, L/C Issuer or the Collateral Agent.  The Administrative Agent, the Collateral Agent or the L/C Issuer may resign at any time by giving thirty (30) days prior written notice thereof to the Borrower, the Lenders and, as applicable, the Administrative Agent, the L/C Issuer and/or the Collateral Agent.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, L/C Issuer or Collateral Agent, as applicable, which successor Administrative Agent, L/C Issuer or Collateral Agent, as applicable, if not a Lender, shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent, L/C Issuer or Collateral Agent, as applicable, if a Default or Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing.  Upon the acceptance of any appointment as the Administrative Agent, L/C Issuer or Collateral Agent, as applicable, hereunder by a successor Administrative Agent, successor L/C Issuer or successor Collateral Agent, as applicable, such successor Administrative Agent, successor L/C Issuer or successor Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, retiring L/C Issuer or retiring Collateral Agent, as applicable, and the retiring Administrative Agent, retiring L/C Issuer or retiring Collateral Agent, as applicable, shall be discharged from the duties and obligations thereafter arising hereunder; provided that the retiring Administrative Agent, retiring L/C Issuer or retiring Collateral Agent, as applicable, shall be discharged from the duties and obligations arising hereunder from and after the end of such thirty (30) day even if no successor has been appointed.  If no such successor has been appointed, the Required Lenders shall act as the Administrative Agent, L/C Issuer or Collateral Agent, as applicable, hereunder (unless the Administrative Agent, L/C Issuer or Collateral Agent that is not resigning agrees in writing to serve in such capacity).  After any retiring Administrative Agent’s, any retiring L/C Issuer’s or any retiring Collateral Agent’s resignation hereunder as the Administrative Agent, the L/C Issuer or the Collateral Agent, as applicable, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent, L/C Issuer or the Collateral Agent, as applicable.   The successor L/C Issuer (or if there is no successor one of the Lenders appointed by the Required Lenders that accepts such appointment) shall also simultaneously replace the then existing L/C Issuer and the then existing L/C Issuer shall be fully released as “L/C Issuer” hereunder pursuant to documentation in form and substance reasonably satisfactory to the then existing L/C Issuer.

7.07    Collateral Matters.

(a)           The Administrative Agent and the Collateral Agent are hereby authorized by each Lender, without the necessity of any notice to or further consent from any Lender, and without the obligation to take any such action, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.

(b)           The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, to release (and to execute and deliver such documents, instruments and agreements as the Collateral Agent may deem necessary to release) any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Revolving Loan Commitments and the full Cash Collateralization of the then outstanding L/C Obligations and the payment in full of all Loans and all other Obligations (other than contingent indemnity obligations to the extent no claim has been asserted) payable under this Agreement and under the other Credit Documents; (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents; (iii) constituting property leased to the Loan Parties under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the Credit Documents or which will concurrently expire and which has not been and is not intended by the Loan Parties to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Lenders required by Section 8.04.  Upon request by the Collateral Agent or the Administrative Agent, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral (and the Administrative Agent’s authority to direct the Collateral Agent to so release particular types or items of Collateral) pursuant to this Section 7.07.

(c)           Unless all the Lenders otherwise consent in writing, any and all cash collateral for the Obligations shall be released to the Borrower, to the extent not applied to the Obligations, only if (i) the Revolving Loan Commitments have been terminated (ii) all Obligations have been paid in full and are no longer outstanding, including, without limitation, any L/C Obligations but not including contingent indemnification obligations.

7.08.     Performance of Conditions.  For the purpose of determining fulfillment by the Borrower and the other Loan Parties of conditions precedent specified in Sections 3.01 and 3.02 only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent and the Collateral Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article III to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Credit Documents shall have received written notice from that Lender prior to the making of the requested Loan or the issuance of the requested Letter of Credit specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender shall not have made available to the Administrative Agent that Lender’s Revolving Proportionate Share of such Loan or Letter of Credit.

7.09.     The Administrative Agent and the Collateral Agent in their Individual Capacity.  The Administrative Agent, the L/C Issuer, the Collateral Agent and their affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with the any Loan Party and its Affiliates as though the Administrative Agent or the Collateral Agent, as applicable, were not the Administrative Agent, L/C Issuer or Collateral Agent, as applicable, hereunder.  With respect to Loans, if any, made by the Administrative Agent, the L/C Issuer or the Collateral Agent, as applicable, in its capacity as a Lender, the Administrative Agent, the L/C Issuer or Collateral Agent, as applicable, in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Collateral Agent, as applicable, and the terms “Lender” or “Lenders” shall include the Administrative Agent and the Collateral Agent in their capacity as a Lender.  The Administrative Agent, the L/C Issuer and the Collateral Agent shall not be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent, the L/C Issuer or the Collateral Agent.

7.10.          Collateral Matters/Lender Rate Contracts.  Each Lender on its own behalf on behalf of its Affiliates understands and agrees that if the Obligations are repaid as described in Section 7.07, the Collateral will be released as described in Section 7.07 and such Lender and its Affiliates will no longer have the benefits of the Collateral.

7.11.          Intercreditor Agreement.  Each of the Lenders from time to time party to this Agreement hereby confirms and reaffirms the irrevocable authority of the Administrative Agent and the Collateral Agent to execute, deliver and act on their behalf the Intercreditor Agreement and each supplement, modification, amendment, restatement or extension thereto approved by the Required Lenders.  Each Lender agrees to be bound by the terms and provisions of the Intercreditor Agreement.
MISCELLANEOUS.

8.01.     Notices.

(a)           All notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender, the Collateral Agent or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and sent by facsimile, mailed, electronic mailed by pdf. or delivered, if to the Borrower, the Collateral Agent, the Administrative Agent or the L/C Issuer, at its respective facsimile number, electronic mail address or address set forth below or, if to any Lender, at the address, electronic mail address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number, electronic mail address or address for any party as indicated in any notice given by that party to the other parties).  All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first-class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile transmission or electronic mail, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent or the L/C Issuer under Article II shall not be effective until actually received by such Person.

The Administrative Agent and the Collateral Agent:
For Notices of Loan Borrowing, Notices of Conversion and
Notices of Interest Period Selection:

Loan Servicing Group
Société Générale
Attn: Nadira Tiwari
480 Washington Boulevard
Jersey City, NJ 07310.
Tel (201) 839-8459
Fax (201) 839-8256
Electronic mail: nadira.tiwari@sgcib.com

For all other notices: Société Générale 1221 Avenue of the Americas New York, New York 10020 Attention: Mark Vigil Tel. No. (212) 278-7350 Fax No. (212) 278-6146 Electronic mail: mark.vigil@sgcib.com
The L/C Issuer:	_______________________ _______________________ _______________________ Attention: ___________ Tel. No. (___)___-____ Fax No. (___)___-____ Electronic mail: __________@___________.com
The Borrower:
Genius Products, LLC
419 Park Avenue South, 20th Floor
New York, New York 10016
Attention:                                John Mueller
Chief Financial Officer
Tel. No. (212) 686-6777 (ext. 102)
Fax No. (212) 686-0387
Electronic mail: john.mueller@geniusproducts.com

Each Notice of Loan Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours; provided, however, that any such notice received by the Administrative Agent after 11:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day.  In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent, the Collateral Agent or any Lender to be made by telephone or facsimile, the Administrative Agent, the Collateral Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent, the Collateral Agent or a Lender is such a person.

(b)           The Borrower agrees that the Administrative Agent or the Collateral Agent may make any material delivered by the Borrower to the Administrative Agent or the Collateral Agent, as applicable, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower or any other Loan Party, or any other materials or matters relating to this Agreement, the other Credit Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, the Collateral Agent, an Affiliate of the Administrative Agent or Collateral Agent, or any Person that is not an Affiliate of the Administrative Agent or the Collateral Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”).  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent, the Collateral Agent nor any of their Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  The Administrative Agent, the Collateral Agent and their Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform, except those that are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of the Administrative Agent, the Collateral Agent or their Affiliates, as applicable.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent, the Collateral Agent or any of their Affiliates in connection with the Platform.  Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent and the Collateral Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

8.02.    Expenses.  The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable fees and expenses, including reasonable syndication expenses, travel expenses, attorneys’, consultants’ and experts’ fees and expenses, incurred by the Administrative Agent, the L/C Issuer and the Collateral Agent in connection with the syndication of the facilities provided hereunder, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder (including, in each case, in connection with Section 2.03(c)), (b) all reasonable fees and expenses of the Administrative Agent, L/C Issuer and the Collateral Agent in connection with the use of any Platform and (c) all fees and expenses, including attorneys’ fees and expenses, incurred by the Administrative Agent, the L/C Issuer, the Collateral Agent and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent’s, L/C Issuer’s, the Collateral Agent’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party).  The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.03.    Indemnification.  To the fullest extent permitted by law, and in addition to any other indemnity set forth in the Credit Documents, the Borrower agrees to protect, indemnify, defend and hold harmless the Administrative Agent, the L/C Issuer, the Lead Arranger, the Managing Lead Arranger, the Collateral Agent, the Lenders and their Affiliates and their respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, claims or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorneys’ fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (a) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans, the funding of any Unreimbursed Amounts and any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (b) any Environmental Damages, (c) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all reasonable legal and other expenses incurred in connection with investigating or defending any of the foregoing, (d) any Permitted Acquisition or attempted acquisition, merger, consolidation or takeover involving any Loan Party or (e) the use of any Platform; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrower to protect, indemnify, defend or hold harmless any Indemnitee against any such liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, claims or expenses to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnitee.  Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent, the Collateral Agent or any Lender believes is covered by this indemnity, the Administrative Agent or the Collateral Agent shall give the Borrower notice of the matter and the Administrative Agent or the Collateral Agent may select their own counsel or the counsel of the applicable Lender or Lenders or request that the Borrower defends such suit, claim or demand, with legal counsel satisfactory to the Administrative Agent or the Collateral Agent as the case may be, at the Borrower’s sole cost and expense; provided, however, that the Administrative Agent, the Collateral Agent or such Lender shall not be required to so notify the Borrower and the Administrative Agent and the Collateral Agent shall have the right to defend, at the Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s, the Collateral Agent’s or such Lender’s business or that of its Affiliates.  In any event, the party that has assumed the defense of such action shall provide the other party with copies of all notices, pleadings and other papers filed or served in such action.  Neither party shall make any settlement or adjustment without the other party’s prior written consent, which consent (a) in the case of the Borrower will not be unreasonably withheld if the settlement or adjustment involves only the payment of money damages by an Indemnitee and (b) in the case of the Indemnitee may be withheld for any reason if the settlement or adjustment involves performance or admission by the Indemnitee.  The Administrative Agent or the Collateral Agent may also require the Borrower to defend the matter.  Notwithstanding the foregoing provisions, the Administrative Agent or the Collateral Agent for benefit of any of the Indemnitees will be entitled to employ counsel separate from counsel for the Borrower and for any other party in such action if the Administrative Agent or the Collateral Agent reasonably determines that a conflict of interest exists or legal defenses available to the Indemnitee that are different from, in addition to, or inconsistent with the defenses available to the Borrower exists which makes representation by counsel chosen by the Borrower not advisable, all at the Borrower’s expense.  In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the Borrower in which an Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including reasonable fees and expenses of counsel) in connection with its appearing as a witness.  Any failure or delay of the Administrative Agent, the Collateral Agent or any Lender to notify the Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03.  No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence of willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction. The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.04.    Waivers; Amendments.  Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders or the Collateral Agent on behalf of the Required Lenders and the Administrative Agent with the written approval of the Administrative Agent (given with the approval of the Required Lenders)); provided, however, that:

(a)           Any amendment, waiver or consent which (i) amends the definition of “Required Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement, (ii) releases the Borrower or any Guarantor (except in connection with a consolidation or merger permitted by Section 5.02(d) or consented to by the Required Lenders or any sale, transfer or other disposition of such Guarantor permitted by or consented to by the Required Lenders), (iii) amends, waives or consents to any departure from the definition of Applicable Advance Rate, Borrowing Base Availability or Adjusted Borrowing Base Availability or the calculation thereof, in each case which has the effect of increasing the Borrowing Base Availability or the Adjusted Borrowing Base Availability or (iv) amends this Section 8.04 or Section 2.10, must be in writing and signed or approved in writing by all of the Lenders (or the Administrative Agent on behalf of all of the Lenders with the written approval of all of the Lenders);

(b)           Any amendment, waiver or consent which releases any substantial part of the Collateral must be in writing and signed or approved in writing by all Lenders (or the Collateral Agent on behalf of all of the Lenders and the Administrative Agent with the written approval of the Administrative Agent (given with the approval of all of the Lenders)), except that (i) any release in connection with a sale or other disposition of Collateral authorized by Section 5.02(c) shall not require the approval of any Lenders and (ii) any amendment, waiver or consent which modifies the terms of Section 5.02(c) (including any modification relating to the prepayment of proceeds from any such sale or other disposition) shall require the consent of the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders);

(c)           Any amendment, waiver or consent which (i) increases or decreases the Revolving Proportionate Share of a Lender (other than a mathematical decrease resulting from additional Revolving Loan Commitments due to an increase under Section 2.03(c)), (ii) reduces the principal of or interest on any Loan or L/C Borrowing or any fees or other amounts payable for the account of a Lender hereunder (iii) extends the Maturity Date with respect to a Lender or (iv) extends any date fixed for any payment of the principal of or interest on any Loans or other Obligations or any fees or other amounts payable for the account of a Lender or due dates for interest or fees of a Lender, must be in writing and signed by such Lender;

(d)           Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer;

(e)           Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent; and

(f)           Any amendment, waiver or consent which affects the rights or obligations of the Collateral Agent must be in writing and signed by the Collateral Agent.

No failure or delay by the Administrative Agent, the L/C Issuer, the Collateral Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder.  Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

In connection with any such proposed amendment, modification, waiver or termination requiring the consent of all Lenders (such proposed amendment, modification, waiver or termination, a “Proposed Change”), if the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 8.04 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender and provided no Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing, at the Borrower’s request, the Lender that is acting as the Administrative Agent or an Eligible Assignee that is acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or such Eligible Assignee, all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this paragraph, the Revolving Loan Commitments, the Revolving Loans and L/C Advances) for an amount equal to the principal balance of all Revolving Loans and L/C Advances, by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (or such other amounts as may be agreed upon by the Non-Consenting Lender and the assignee).  In such event, such Non-Consenting Lender agrees to execute an Assignment Agreement to reflect such purchase and sale, but regardless of whether such Assignment Agreement is executed, such Non-Consenting Lender’s rights hereunder, except rights under Section 8.03 with respect to actions prior to such date, shall cease from and after the date of tender by the purchaser of the amount of the purchase price.

8.05    Successors and Assigns.

(a)           Binding Effect.  This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Collateral Agent, all future holders of the Notes and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of the Administrative Agent and each Lender.  Any purported assignment or transfer by a Loan Party in violation of the foregoing shall be null and void.

(b)           Participations.  Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this subsection (b), participations in L/C Obligations).  In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in Section 8.04(a) or Section 8.04(b) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder.  The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b).  The Borrower also agrees that any Lender which has transferred any participating interest in its Commitment or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.11, 2.12 and 2.13, as if such Lender had not made such transfer.

(c)           Assignments.  Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this subsection (c), participations in L/C Obligations) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit I (an “Assignment Agreement”) (which Assignment Agreement shall include an acknowledgment by the Assignee party thereto that it has received a copy of and is subject to the terms of the Intercreditor Agreement), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(i)           Without the written consent of the Administrative Agent, the L/C Issuer and, if no Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof or Approved Fund as to such Lender;

(ii)          Without the written consent of (1) the Administrative Agent, (2) if such Assignment would result in the Assignee Lender becoming a Lender and the L/C Issuer, and (3) if no Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing, the Borrower (which consents shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender (I) that is less than $1,000,000 in the aggregate or (II)  if, after giving effect to such Assignment, the Commitment or Loans of such Lender or such Assignee Lender would be less than $1,000,000 (except that, in each case, a Lender may make an Assignment which reduces its Commitment or Loans to zero without the written consent of the Borrower and the Administrative Agent except to the extent such written consent is required by clause (i) above and clause (iii) below); and

(iii)         Without the written consent of the Administrative Agent and, if no Default or Event of Default (or event or circumstance described in Section 2.06(d)) has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment which does not assign and delegate an equal pro rata interest in such Lender’s Revolving Loans, Revolving Loan Commitment and all other rights, duties and obligations of such Lender under this Agreement and the other Credit Documents.

Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Revolving Loan Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement.  Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Revolving Loan Commitment and Loans to $0 and the resulting adjustment of Revolving Loan Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents.  On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Loan Note of the Assignor Lender thereunder, a new Revolving Loan Note to each Assignee Lender thereunder that requests such a note (with each new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment assumed by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Revolving Loan Note to the Assignor Lender if so requested by such Assignor Lender (with the new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment retained by it).  Each such new Revolving Loan Note shall be dated the Closing Date, and each such new Note shall otherwise be in the form of the Note replaced thereby.  The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”.  Each Assignee Lender which was not previously a Lender hereunder and which is not incorporated under the laws of the United States of America or a state thereof shall, within three (3) Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, but only if and to the extent such Lender is legally entitled to do so and if such Lender is unable to, such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) shall not be entitled to indemnification for Taxes under Section 2.12 greater than that to which its assignor was entitled immediately preceding such Assignment.

Notwithstanding anything to the contrary contained herein, if at any time Société Générale assigns all of its Revolving Loan Commitment and Loans pursuant to subsection (c) above, Société Générale may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Société Générale as L/C Issuer.  Société Générale shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.02(c)).

(d)           Register.  The Administrative Agent shall maintain at its address referred to in Section 8.01 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment or Loans of each Lender from time to time.  The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)    Registration.  Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.  The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and Revolving Loan Commitment or Loans of all Lenders then parties hereto (and in any event Schedule I shall be deemed amended to reflect any assignment consummated pursuant to the terms of this Agreement or upon any Lender becoming a party to this Agreement by any other means (including pursuant to a joinder as contemplated by Section 2.03(c)).

(f)           Confidentiality.  Subject to Section 8.10, the Administrative Agent, the Collateral Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Loan Parties to each other or to any potential Participant or Assignee Lender.

(g)           Pledges to Federal Reserve Banks; Other Pledges of Notes.  Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank.  No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents.  In the case of any Lender that is a Fund, such Lender may (i) assign or pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to the trustee under any indenture to which such Lender is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its lenders for collateral security purpose; provided, however, no such pledgee under clause (i) or (ii) shall become a Lender hereunder (by foreclosure, transfer in lieu of foreclosure or otherwise) unless and until it complies with the assignment provisions of this Agreement to become a Lender hereunder and has received all consents required hereunder.

(h)           Assignments by Société Générale.  Notwithstanding any provision in this Section 8.05 to the contrary, no Assignment by Société Générale shall be subject to the requirements set forth in clauses (ii) and (iii) (other than consents of the Borrower) of the proviso of Section 8.05(c) until the syndication of the Revolving Loan Commitments and the Loans has been completed in accordance with the terms and subject to the limitations in the Administrative Agent’s Fee Letter, and no registration or processing fee shall be payable in connection with any such Assignment by Société Générale.

(in)           True Sale.  All participations in the Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140.  Accordingly, the L/C Issuer or any Lender that sells or is deemed to have sold a participation in the Obligations (including any participations in Letters of Credit and/or Loans, any participations described in clause (b) above and any participations under Section 2.10(b)) (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Obligations to which such participation relates through the exercise of setoff by such Participation Seller against the Borrower or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff (after giving effect to any sharing with the Lenders under Section 2.10(b) hereof).

8.06.        Setoff; Security Interest.

(a)           Setoffs By Lenders.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from such Lender to the Borrower.  The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time.  Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(b)           Security Interest.  As security for the Obligations, the Borrower hereby grants to the Collateral Agent, the Administrative Agent and each Lender, for the benefit of the Collateral Agent, the Administrative Agent and the Lenders, a continuing security interest in any and all deposit accounts or moneys of the Borrower now or hereafter maintained with such Lender.  Each Lender shall have all of the rights of a secured party with respect to such security interest.

8.07.         No Third Party Rights.  Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08.         Partial Invalidity.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09.         Jury Trial.  EACH OF THE BORROWER, THE LENDERS, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

8.10.        Confidentiality.  Neither any Lender, the Collateral Agent nor the Administrative Agent shall disclose to any Person any Confidential Information, except that any Lender, the Collateral Agent or the Administrative Agent may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates; (b) to any other Lender, the Collateral Agent or the Administrative Agent; (c) which is otherwise known or available to the public or which is otherwise known to the receiving party prior to the time such Confidential Information was delivered to any Lender, the Collateral Agent or the Administrative Agent; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, the Collateral Agent or the Administrative Agent; (e) if required in response to any summons or subpoena; (f) in connection with any enforcement by the Lenders, the Collateral Agent and the Administrative Agent of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to such Lender, the Collateral Agent or the Administrative Agent; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant; provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by the provisions of (or provisions substantially similar to) this Section 8.10; or (i) otherwise with the prior consent of such Loan Party; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents.  Nothing in this Section 8.10 shall limit the use of any Platform as described in Section 8.01(b).

8.11.        Counterparts.  This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.  Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

8.12.        Consent to Jurisdiction.  Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in New York, New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts.  Final judgment against any party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.  Nothing in this Section 8.12 shall affect the right of any party to commence legal proceedings or otherwise sue any other party in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party in any manner authorized by the laws of any such jurisdiction.  Each of the parties agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit.  Each of the parties to this Agreement irrevocably waives to the fullest extent permitted by applicable law (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York to any court of the United States of America; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of any party or to post a bond or to take similar action.

8.13.        Relationship of Parties.  The relationship between the Borrower, on the one hand, and the Lenders, the Collateral Agent and the Administrative Agent, on the other, is, and at all times shall remain, solely that of borrower and lenders.  Neither the Lenders, the Collateral Agent nor the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of their Affiliates; nor shall the Lenders, the Collateral Agent or the Administrative Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates.  The Lenders, the Collateral Agent and the Administrative Agent do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their property, any security held by the Administrative Agent, the Collateral Agent or any Lender or the operations of the Borrower or any of its Affiliates.  The Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender, the Collateral Agent or the Administrative Agent in connection with such matters is solely for the protection of the Lenders, the Collateral Agent and the Administrative Agent and neither the Borrower nor any of its Affiliates is entitled to rely thereon.

8.14.        Time.  Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.

8.15.        Waiver of Certain Damages.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders each hereby agree that it shall not seek from any other party hereto consequential, punitive or special damages under any theory of liability.

8.16.        USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

8.17.        Clarification.  Notwithstanding anything to the contrary, the parties hereto understand and agree that Société Générale is acting in various capacities under this Agreement and the other Credit Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder in such manner as Société Générale sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities Société Générale may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Credit Documents in accordance with its past practice.

8.18.        Conversion of Currencies.  The obligations of the Borrower in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding that any proceeds of Collateral (including funds held in the Genius Control Account) or any judgment may be in a currency (the “Proceeds/Judgment Currency”) other than Dollars (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum that is proceeds of Collateral in the Proceeds/Judgment Currency (or, in the case of funds already held by or on behalf of the Applicable Creditor, on the Business Day such funds are to be applied to the Obligations (unless otherwise specifically set forth in this Agreement with respect to such funds) or so adjudged to be so due in the Proceeds/Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Proceeds/Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 8.18 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

[The first signature page follows.]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent, the L/C Issuer and the Collateral Agent have caused this Agreement to be executed as of the day and year first above written.

BORROWER: GENIUS PRODUCTS, LLC, a Delaware limited liability company By: /s/ Trevor Drinkwater Name: Trevor Drinkwater Title: President

ADMINISTRATIVE AGENT:

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent

By:   /s/ Hannah Kim
Name:    Hannah Kim
Title:   Director

COLLATERAL AGENT:

SOCIÉTÉ GÉNÉRALE,
as Collateral Agent

By:    /s/ Hannah Kim
Name:   Hannah Kim
Title:    Director

L/C ISSUER: SOCIÉTÉ GÉNÉRALE, as L/C Issuer By: /s/ Hannah Kim Name: Hannah Kim Title: Director

THE LENDERS: SOCIÉTÉ GÉNÉRALE By: /s/ Hannah Kim Name: Hannah Kim Title: Director

ALLIANCE & LEICESTER COMMERCIAL FINANCE PLC By: /s/ G.A. Faulkner Name: G.A. Faulkner Title: Head of Structured Finance By: /s/ J.C.P. Marchant Name: J.C.P. Marchant Title: Senior Manager

AMENDED AND RESTATED CREDIT AGREEMENT

among

GENIUS PRODUCTS, LLC,

and

THE LENDERS NAMED HEREIN

and

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent and Collateral Agent,

and

SOCIÉTÉ GÉNÉRALE,

as L/C Issuer,

and

SG AMERICAS SECURITIES, LLC,

as Lead Arranger and Sole Bookrunner

and

ALLIANCE & LEICESTER COMMERCIAL FINANCE PLC,

as Managing Lead Arranger

Dated as of November 1, 2007

ARTICLE I.	INTERPRETATION	1
1.01.	Definitions	1
1.02.	GAAP	33
1.03.	Headings	33
1.04.	Plural Terms	33
1.05.	Time	33
1.06.	Governing Law	33
1.07.	Construction	33
1.08.	Entire Agreement	33
1.09.	Calculation of Interest and Fees	34
1.10.	References	34
1.11.	Other Interpretive Provisions	34
1.12.	Currency Conversion	35
1.13.	Rounding	35
1.14.	Knowledge	35
1.15.	Closing Date	35
1.16.	Original Agreement	35
ARTICLE II.	CREDIT FACILITIES	35
2.01.	Loan Facilities	35
2.02.	Letters of Credit	39
2.03.	Amount Limitations, Commitment Adjustments, Etc	47
2.04.	Fees	51
2.05.	Genius Control Account – Release and Application of Funds	51
2.06.	Prepayments	56
2.07.	Other Payment Terms	62
2.08.	Loan Accounts; Notes	63
2.09.	Loan Funding	64
2.10.	Pro Rata Treatment	65
2.11.	Change of Circumstances	66
2.12.	Taxes on Payments	68
2.13.	Funding Loss Indemnification	70
2.14.	Security	71
2.15.	Replacement of the Lenders	71

i

2.16.	Calculation of Adjusted Borrowing Base Availability	72
2.17.	Adjustments to the Applicable Advance Rate	72
ARTICLE III.	CONDITIONS PRECEDENT	73
3.01.	Initial Conditions Precedent	73
3.02.	Conditions Precedent to each Credit Event	73
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES	74
4.01.	Representations and Warranties	74
4.02.	Reaffirmation	82
ARTICLE V.	COVENANTS	82
5.01.	Affirmative Covenants	82
5.02.	Negative Covenants	91
5.03.	Financial Covenants	101
ARTICLE VI.	EVENTS OF DEFAULT	102
6.01.	Events of Default	102
6.02.	Remedies	105
ARTICLE VII.	ADMINISTRATIVE AGENT, COLLATERAL AGENT AND RELATIONS AMONG LENDERS	107
7.01.	Appointment, Powers and Immunities	107
7.02.	Reliance by the Administrative Agent and the Collateral Agent	108
7.03.	Defaults	108
7.04.	Indemnification	109
7.05.	Non-Reliance	109
7.06.	Resignation of the Administrative Agent, L/C Issuer or the Collateral Agent	110
7.07.	Collateral Matters	111
7.08.	Performance of Conditions	112
7.09.	The Administrative Agent and the Collateral Agent in their Individual Capacity	112
7.10.	Collateral Matters/Lender Rate Contracts	112
7.11.	Intercreditor Agreement	112
ARTICLE VIII.	MISCELLANEOUS	113
8.01.	Notices	113
8.02.	Expenses	115
8.03.	Indemnification	115

ii

8.04.	Waivers; Amendments	117
8.05.	Successors and Assigns	119
8.06.	Setoff; Security Interest	123
8.07.	No Third Party Rights	123
8.08.	Partial Invalidity	123
8.09.	Jury Trial	123
8.10.	Confidentiality	124
8.11.	Counterparts	124
8.12.	Consent to Jurisdiction	124
8.13.	Relationship of Parties	125
8.14.	Time	125
8.15.	Waiver of Certain Damages	125
8.16.	USA PATRIOT Act	125
8.17.	Clarification	125
8.18.	Conversion of Currencies	126

iii

SCHEDULES

SCHEDULE I	-	THE LENDERS
SCHEDULE 3.01	-	CONDITIONS PRECEDENT
SCHEDULE 4.01(G)	-	LITIGATION
SCHEDULE 4.01(H)	-	REAL PROPERTY
SCHEDULE 4.01(I)	-	CONTINGENT OBLIGATIONS
SCHEDULE 4.01(J)	-	EQUITY SECURITIES
SCHEDULE 4.01(K)	-	MULTIEMPLOYER PLANS
SCHEDULE 4.01(N)	-	GOVERNMENT CHARGES
SCHEDULE 4.01(O)	-	SUBSIDIARIES
SCHEDULE 4.01(U)	-	INSURANCE
SCHEDULE 4.01(V)	-	AGREEMENTS WITH AFFILIATES, ETC.
SCHEDULE 5.02(A)	-	EXISTING DEBT
SCHEDULE 5.02(B)	-	EXISTING LIENS
SCHEDULE 5.02(E)	-	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT A	NOTICE OF LOAN BORROWING
EXHIBIT B	NOTICE OF CONVERSION
EXHIBIT C	NOTICE OF INTEREST PERIOD SELECTION
EXHIBIT D	REVOLVING LOAN NOTE
EXHIBIT E	COMPLIANCE CERTIFICATE
EXHIBIT F	BORROWING BASE CERTIFICATE
EXHIBIT G	ALLOCATION CERTIFICATE
EXHIBIT H	Intentionally Omitted
EXHIBIT I	ASSIGNMENT AGREEMENT
EXHIBIT J	CONTROL AGREEMENT
EXHIBIT K	PERFECTION CERTIFICATE
EXHIBIT L	Intentionally Omitted
EXHIBIT M	Intentionally Omitted
EXHIBIT N	INTERIM RELEASE OF FUNDS CERTIFICATE